As filed with the Securities and Exchange Commission on February 13, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Solar Strategy Holdings Limited
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	4931	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Unit Nos. 1514-15
15/F, Pioneer Centre
750 Nathan Road
Kowloon, Hong Kong
+852 67528088
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard J. Chang, Esq.
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
Suite 2202, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing, P.R. China 100022
+86 10 5680 3888
Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: 212-370-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED FEBRUARY 13, 2026
6,250,000 Class A Ordinary Shares
Solar Strategy Holdings Limited
This is an initial public offering of our Class A ordinary shares, par value $0.00001 per share, or Class A Ordinary Shares, of Solar Strategy Holdings Limited (“SSTR”). We are offering a total of 6,250,000 Class A Ordinary Shares. The underwriters may also purchase up to 937,500 Class A Ordinary Shares within 45 days to cover over-allotments, if any.
Prior to this offering, there has been no public market for our Class A Ordinary Shares. We anticipate that the initial public offering price will be US$4.00 per Class A Ordinary Share. We have applied to list the Class A Ordinary Shares on the Nasdaq under the symbol “SSTR.”
Investors in our Class A Ordinary Shares are not purchasing equity securities of our subsidiaries that have substantive business operations but instead are purchasing equity securities of a Cayman Islands company. SSTR is a Cayman Islands company that conducts all of its operations through its subsidiaries.
Following the completion of this offering, our issued and outstanding share capital will consist of 16,250,000 Class A Ordinary Shares and zero Class B ordinary shares, or Class B Ordinary Shares. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B Ordinary Share shall be entitled to fifty (50) votes on all matters subject to the vote at general meetings of our company. See “Description of Share Capital.”
Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our Class A Ordinary Shares.
We are a holding company incorporated in the Cayman Islands. The majority of our operations are in Hong Kong, a special administrative region of the People’s Republic of China (“China” or “PRC”). The holding company structure is not used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in such operating companies. None of our subsidiaries is subject to any prohibitions or restrictions on direct foreign investment under Chinese laws. The holding company structure involves unique risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities it is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment.
In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.
We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:
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could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

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could significantly limit or completely hinder our ability to continue our operations;

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could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

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may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our operating subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.
As of the date of this prospectus, we or any of our Hong Kong subsidiaries are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Furthermore, pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III, so they do not apply directly to Hong Kong entities. While our Hong Kong subsidiaries have operations in Hong Kong, they currently do not have operations in mainland China, so that no permission or approval is required to obtain from Chinese authorities to operate our business. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. There remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Nevertheless, since these statements and regulatory actions made by the PRC government are relatively recent, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. If certain PRC laws and regulations were to become applicable to us or our Hong Kong subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our Class A Ordinary Shares, to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.”
Additionally, on December 28, 2021, the Cyberspace Administration of China, or the CAC, together with certain other PRC government authorities, jointly released the revised Cybersecurity Review Measures, or the CRM, which took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal data must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. We and our Hong Kong subsidiaries currently are not deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, because (a) as of date of this prospectus, none of us or our Hong Kong subsidiaries carries out any data possessing activities in mainland China or possesses personal information of individuals from the mainland China; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation; (c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) as of the date of this prospectus, none of us or our Hong Kong subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (e) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). The China Securities and Regulatory Commission, or the CSRC, published on February 17, 2023, and effected on March 31, 2023, the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which regulate both direct and indirect overseas offering and listing of PRC-based companies by adopting a filing-based regulatory regime. According to the Trial Measures, if the issuer meets both of the following criteria for the CSRC filing, the overseas securities offering and listing conducted by such issuer shall be deemed as an indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. As of the date of this prospectus, we do not meet the two criteria and this offering and the listing of our Class A Ordinary Shares on a U.S. exchange are not subject to the CSRC filing procedures, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a variable interest entity (“VIE”) structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that some of our suppliers (representing less than 50% of our total procurement value) are based in mainland China, and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the Class A Ordinary Shares currently being offered here may substantially decline in value and become worthless. For details of the associated risks, see “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.”
We have been advised by JT&N (Hong Kong), our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its operating subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. As of the date of this prospectus, the operating subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by JT&N (Hong Kong) that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.
The Company’s Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) or may be delisted from Nasdaq if the Public Company Accounting Oversight Board (“PCAOB”) determines it is unable to inspect or fully investigate our auditor and as a result the exchange where our securities are traded may delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found it was unable to inspect or investigate completely certain named registered public accounting firms headquartered in mainland China and Hong Kong. The Company’s independent registered public accounting

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
firm, Guangdong Prouden CPAs GP, is headquartered in China but is not currently affected by or subject to the PCAOB’s Determination Report. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. See “Risk Factors — The Company’s securities may be prohibited from trading in the United States and subject to delisting under the Holding Foreign Companies Accountable Act (the “HFCAA”), as amended by the Consolidated Appropriations Act, 2023, and related regulations, in the future if the PCAOB is unable to inspect or investigate completely the Company's auditor, which is headquartered in China for two consecutive years.”
We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 10 of this prospectus for more information.

Price US$4.00 Per Class A Ordinary Share
	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$4.00	$25,000,000	$28,750,000
Underwriters’ discounts(1)	$0.26	$1,625,000	$1,868,750
Proceeds to our company before expenses	$3.74	$23,375,000	$26,881,250

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the compensation to be received by the underwriters, see “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such Class A Ordinary Shares are taken. The underwriters expect to deliver the Class A Ordinary Shares against payment in U.S. dollars in New York, New York on or about        , 2026.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated           , 2026

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
Our functional currency and reporting currency are HK dollars. Unless otherwise stated, amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = HK$7.8499, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2025. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.
Until            , 2026 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.
Overview
We are a leading distributed solar energy generation project developer and engineering, procurement, and construction (“EPC”) solutions provider based in Hong Kong. We specialize in the development, construction, and long-term operation of local solar photovoltaic (“PV”) assets. Leveraging our technical expertise and in-depth understanding of the local regulatory and property landscape, we deliver renewable energy solutions tailored to Hong Kong’s dense and diverse built environment — including residential rooftops, commercial and industrial buildings, schools and village houses.
Our mission is to accelerate the global transition to clean energy. We make distributed renewable energy projects more accessible through innovative ownership models and advanced engineering solutions. We focus on maximizing asset performance, empowering communities, and driving sustainable growth. Our goal is to deliver reliable and efficient renewable energy systems that create value for profit, people, and the planet. Through continuous innovation and a strong commitment to quality, we are building a cleaner and more inclusive energy future.
Our vision is a world where renewable energy powers every community fairly and equitably. We believe in democratizing ownership, making clean energy accessible to all. Through innovation, we aim to maximize efficiency and build resilient, inclusive energy networks. We envision a future where planetary health and human prosperity grow together.
Founded in 2019, we are a pioneer in Hong Kong’s rooftop solar market. We were among the first to enter the village house rooftop segment, where we successfully completed a series of solar PV installations and established strong industry know-how. Building on this foundation, we strategically expanded into the residential, commercial and industrial rooftop sectors, as well as schools, unlocking greater scale, revenue, and long-term value creation. As of June 30, 2025, we have completed 71 projects with a cumulative installed capacity of 13.7 MW, including 33 residential rooftop solar PV projects (8.7 MW), 27 commercial and industrial rooftop solar PV projects (4.0 MW) and 11 school rooftop solar PV projects (1.0 MW). In the fiscal years ending December 31, 2023 and 2024 and the six months ending June 30, 2025, residential, commercial and industrial rooftop projects accounted for approximately 100%, 81.5% and 98.0% of our total revenues, respectively.
As of June 30, 2025, we also have a strong project pipeline under construction, comprising 12 projects, including three residential projects and nine commercial and industrial projects. Upon completion, these projects are expected to add an additional 2.8 MW of installed capacity. Our early entry, sector diversification, and growing project pipeline have further solidified our leadership position in Hong Kong’s distributed solar market and strengthened our foundation for continued growth.
Our leadership is reinforced by our ability to deliver market-leading installation volumes, below-market EPC costs, and above-market investor returns. This efficiency is underpinned by our commitment to advanced technology, creative engineering, and cost optimization. Unlike traditional players that rely on conventional solar designs, we adopt advanced solar technologies to further strengthen our position. These include the solar floor system, Reflective Photovoltaic Panels (RPP), structural support innovations, and ETC flexible PV cells, all of which help us maximize rooftop utilization, reduce installation costs, and adapt solar systems to varied property types across Hong Kong.
We also prioritize safety and quality by conducting comprehensive internal and external testing and inspections before connecting systems to the grid. We ensure that all technical and regulatory requirements are met and handle the submission of necessary documents, such as test reports and certifications, to the relevant authorities. This process helps guarantee the reliability and compliance of our solar systems once operational, and showcase our commitment to technological advancements in safety and quality. We maintain an exceptional safety record, without any material safety incidents historically — including no solar panel damage even under typhoon conditions.
We build and deliver projects under two ownership models: (i) owner-funded ownership projects and (ii) offtaker-funded projects.
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EPC for Owner-Funded Projects — The installation of solar PV in these projects are funded by rooftop owners. We participate in competitive tenders where rooftop owners invest directly in their solar projects. Once awarded a contract, we provide turnkey EPC services, managing the entire process from design to final commissioning.

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EPC for Offtaker-Funded Projects — For rooftop owners who do not invest directly, we bring in external offtakers who finance the project in exchange for rights to the future power generation income. In these cases, we sign the EPC contract directly with the offtakers and manage the entire project development process from start to finish.

Our customers include property owners and institutional solar offtakers. Our top offtaker customers contributed approximately 76%, 89% and 100% of our total revenues in 2023, 2024 and the six months ended June 30, 2025, respectively. Each EPC agreement outlines the scope of project development and EPC services we provide to customers, estimated capacity, and unit pricing.
We manage the full EPC lifecycle, including site evaluation and permitting, solar system design, material procurement, engineering & construction, regulatory compliance & commissioning. To optimize cost and quality, we actively pursue diverse procurement strategies for both materials and construction labor. We also offer a range of complimentary value-added services, including customized financing solutions, performance monitoring, maintenance, and system optimization. Our holistic approach ensures minimal disruption for property owners while enhancing the value and sustainability of their properties. Whether for a single residential unit or large-scale commercial and industrial installations, our goal is to deliver reliable, cost-effective, and environmentally sustainable solar energy solutions tailored to the specific needs of each client.
Our success was also attributable to renewable incentive program known as Feed-In-Tarriff (“FiT”) adopted by the Hong Kong government to support renewable energy adoption, offering above-market rates for renewable electricity sold back to power companies. The FiT rates are designed to allow system owners to recover installation, operation, and maintenance costs, thus providing long-term revenue certainty and stability to solar offtakers. Building on the program, we have established ourselves as a trusted developer, engineer and asset operator for solar offtakers and rooftop owners alike, while enabling the proliferation of solar energy deployment in furtherance of the carbon emission reduction goals.
Our core competency is in deeply cultivating the local solar PV market in Hong Kong allowing us to successfully gain local market share while maintaining low overhead and minimizing capital expenditure. As of June 30, 2025, we have successfully built relationships with not less than 100 property owners across Hong Kong, offering customized solar solutions and value-added services that minimize disruption, ensure property safety, and enhance rooftop value.
Our strategic focus is deepening penetration into the local market, leveraging policy tailwinds, existing partner relationships, and our cost-efficient and technically advanced delivery model. As of June 30, 2025, we have 12 active EPC projects under construction, with a total estimated installed capacity of 2.8 MW. In addition, we have pipeline projects under planning with an estimated installed capacity of 17.4 MW.
We are committed to becoming a key player in Hong Kong’s green energy transformation — driven by innovation, committed to safety, and trusted by its partners. In 2023, 2024 and the six months ended June 30, 2024 and 2025, our revenues amounted to HK$39.7 million, HK$66.5 million (US$8.6 million), HK$30.1 million and HK$31.7 million (US$4.0 million), respectively, and we recorded net loss of HK$14.7 million in 2023 and net income of HK$9.9 million (US$1.3 million), HK$5.2 million and HK$3.8 million (US$0.5 million), in 2024 and the six months ended June 30, 2024 and 2025, respectively. Our gross profit was HK$7.3 million, HK$23.6 million (US$3.0 million), HK$13.9 million and HK$9.7 million (US$1.2 million) in 2023, 2024 and the six months ended June 30, 2024 and 2025, respectively. The financial performance reflected by our revenue, net income and gross profit from 2023 to 2024 was as a result of our strategic expansion into residential, commercial and industrial rooftop solar PV projects, streamlined operations enhancing cost efficiency, and growing demand for renewable energy in Hong Kong. We believe that our overall revenue, net income and gross profit will continue to increase in future years, primarily driven by (i) economics of scale and increase of operating efficiency, and (ii) our continuous focus on deepening our market penetration in the Hong Kong solar PV market.
Our Competitive Strengths
Pioneer in Hong Kong’s Solar Energy Market with Industry Known-how and Expertise in Solar Technology
As a pioneer in Hong Kong’s solar energy market, the company has deeply cultivated industry knowledge and developed unmatched expertise in solar technology. This strategic position allows the company to lead the way in local solar energy solutions, offering innovative, region-specific designs and systems that cater to the unique needs of the market.
Superior Reliable, High-Efficiency Power Generation Solutions with Turnkey Services
We provide superior, reliable, and high-efficiency solar power generation solutions designed to maximize performance and long-term energy savings. Coupled with fully integrated turnkey services — from system design to installation and ongoing maintenance — we offer a seamless, one-stop solution that ensures customers experience minimal downtime and maximum energy output.
Customized Solutions Across Diverse Needs
We specialize in delivering tailored solar PV solutions that are customized to meet the unique needs of each customer. By adapting to a variety of building types across Hong Kong, we ensure that every project is optimized for maximum energy efficiency and seamlessly integrates with the specific requirements of the site, whether residential, commercial, industrial or educational.
Integrated Supply Chain for Cost Efficiency and Resilience
We leverage deeply accumulated industry resources, strategic partnerships with key property management forces in Hong Kong and capabilities to create a robust and fully integrated supply chain that ensures cost advantages, operational resilience, and consistent quality control. By diversifying our supply chain — spanning raw materials, components, and labor — we also continue to optimize costs and ensure operational resilience, even in the face of market fluctuations or disruptions. This strategic approach guarantees consistent product quality and timely delivery, helping to maintain a competitive edge in cost and reliability.
Strategic Business Partnerships in China
Leveraging strong business partnerships in mainland China allows us to benefit from lower-cost manufacturing, cutting-edge technology access, and a robust supply network, driving both cost savings and innovation.
Our Growth Strategies
The key elements of our growth strategy include the followings, which we believe would empower us to further achieve superior growth and strengthen our market position:
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Solidify existing leadership in the local market and further expand customer base; and

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Enhance local supply chain capabilities and expand into additional regional markets.

Summary of Risk Factors
Investing in our Class A Ordinary Shares involves significant risks. As a Hong Kong-based company incorporated in the Cayman Islands, we face various legal and operational risks and uncertainties related to being based in and having a significant portion of our operations in Hong Kong. We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations as they deem appropriate to further economic, regulatory, political and societal goals.
You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”
Permissions Required for the Offering and the Overseas Listing
We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement.
In December 2021, the Cyberspace Administration of China, or the CAC, and several other regulatory authorities in China jointly published the revised Cybersecurity Review Measures, or the CRM, took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) if a network platform operator that are in possession of personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. The CRM set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review, including without limitation, risks of influence, control or malicious use of critical information infrastructure, core data, important data or large amounts of personal information by foreign governments in relation to listing abroad. As of the date of this prospectus, neither we nor any our Hong Kong subsidiaries currently is deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, given that: (a) as of date of this prospectus, none of us or our Hong Kong subsidiaries carries out any data possessing activities in mainland China or possesses personal information of individuals from the mainland China; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation; (c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) as of the date of this prospectus, none of us or our Hong Kong subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (e) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).
In February 2023, the CSRC released the Trial Measures, which came into effect on March 2023, along with several supporting rules and notices, or the Guidance Rules and Notice. These rules clarified and expanded the PRC government’s oversight over overseas offerings by PRC domestic companies, including those conducted indirectly. Although we are not currently subject to the CSRC filing requirements based on the facts that, as of the date of this prospectus, (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a VIE structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that some of our suppliers (representing less than 50% of our total procurement value) are based in mainland China and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China.

However, we cannot assure you that relevant PRC government agencies, including the CSRC and CAC, would reach the same conclusion. We cannot predict whether the PRC government will expand the scope of existing regulatory requirements to cover Hong Kong-based companies like ours in the future. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our operating subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. Any such action, once taken by the PRC regulatory authority, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the Class A Ordinary Shares currently being offered here may substantially decline in value and become worthless. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on pages 31 and 32 of this prospectus.
Risks Related to Our Business and Industry
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We might be affected by volatile solar power market and industry conditions; in particular, the demand for our services may decline, which may reduce our revenues and earnings.

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The execution of our growth strategy depends upon the continued availability of third-party financing arrangements for us and our customers, which is affected by general economic conditions. Tight credit markets could depress demand or prices for solar power products and services, hamper our expansion and materially affect our results of operations.

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Our future success depends partly on our ability to expand the pipeline of our energy business in Hong Kong’s solar market, which exposes us to a number of risks and uncertainties.

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If we are unable to successfully attract new customers or retain and expand relationships with existing customers, our ability to grow our business in solar power projects, and our financial condition and results of operations, may be materially and adversely affected.

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Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

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We rely on a limited number of major customers for a substantial portion of our revenue, and any loss or reduction in business from these customers could materially and adversely affect our business, financial condition, and results of operations.

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Hong Kong government may revise, reduce or eliminate incentives and policy support program for solar and other renewable power, which could cause demand for our products to decline.

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Unfavorable economic and industry conditions may have an adverse impact on our operating performance and results of operations.

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Our project development and construction activities may not be successful, projects under development may not receive required permits, property rights, EPC agreements, interconnection and transmission arrangements, and financing or construction of projects may not commence or continue as scheduled, all of which could increase our costs, delay or cancel a project, and have a material adverse effect on our revenue and profitability.
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If we are unable to complete the development of a solar project or we fail to meet any agreed upon system level capacity or other technical performance guarantees or warranties or other contract terms, or our projects cause grid interference or other damage, the EPC or other agreements related to the project may, depending on the specific terms of the agreements, be terminated and/or we may be subject to significant damages, penalties and other obligations relating to the project, including obligations to repair, replace or supplement materials for the project.

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Developing and operating solar PV projects exposes us to various risks.

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We are subject to a variety of laws, regulations and policies of the government of Hong Kong where we do business. Any changes to these laws, regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, solar projects and solar electricity, which may significantly reduce demand for our products and services or otherwise adversely affect our financial performance.

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Because the solar energy market in Hong Kong in which we compete is highly competitive and evolving quickly, because many of our competitors have greater resources than we do or are more adaptive, and because we have a limited track record in our energy business, we may not be able to compete successfully and we may not be able to maintain or increase our market share.

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Our operating results may fluctuate from period to period.

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Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations.

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A change in our effective tax rate can have a significant adverse impact on our business.

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Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations.

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We may face challenges from insufficient working capital and negative cash flow due to large accounts receivable.

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We have recorded negative cash flows from operating activities historically and may experience liquidity problems in the future.

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We may be unable to generate sufficient cash flows or have access to external financing necessary to fund planned operations and make adequate capital investments in solar project development.

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We may be subject to unexpected warranty expenses that may not be adequately covered by our insurance policies.

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Increases in labor costs, potential labor disputes and work stoppages or an inability to hire skilled engineering, sales and other personnel could adversely affect our business, results of operations, financial condition and prospects.

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If we are unable to attract, train, retain, and successfully integrate key personnel into our management team, our business may be materially and adversely affected.

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Compliance with environmental laws and regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and the suspension or even termination of our business operations.

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Corporate responsibility, specifically related to Environmental, Social and Governance (“ESG”) matters and unsuccessful management of such matters may adversely impose additional costs and expose us to new risks.

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We face risks related to natural disasters, health epidemics and other catastrophes, which could significantly disrupt our operations.

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We have limited insurance coverage and may incur significant losses resulting from operating hazards, product liability claims, project construction or business interruptions.

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We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

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Information Technology Systems and Data Security Breaches.

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We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights.

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We may be subject to legal disputes or litigation in the future, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Doing Business in Hong Kong
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The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. To the extent that cash or assets of the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. To the extent that cash or assets of the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong.” on pages 30 and 31 of this prospectus.

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If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on pages 31 and 32 of this prospectus.

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Compliance with existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — Compliance with existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.” on pages 32 and 33 of this prospectus.

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The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business.” on page 33 of this prospectus.
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The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our subsidiaries’ operations and/or the value of the securities we are offering. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our subsidiaries’ operations and/or the value of the securities we are offering.” on page 34 of this prospectus.

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There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of legislation to implement Article 23 of the Basic Law. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of legislation to implement Article 23 of the Basic Law.” on page 34 of this prospectus.

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Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment. For a detailed discussion of the underlying risks, see “Risk Factors — Risks relating to Doing Business in Hong Kong — Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.” on page 35 of this prospectus.

Risks Related to Corporate Governance
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As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

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We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

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We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

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We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.

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Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A Ordinary Shares.

Risks Related to this Offering and the Trading Market
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The Company’s securities may be prohibited from trading in the United States and subject to delisting under the Holding Foreign Companies Accountable Act (the “HFCAA”), as amended by the Consolidated Appropriations Act, 2023, and related regulations, in the future if the PCAOB is unable to inspect or investigate completely the Company's auditor, which is headquartered in China for two consecutive years.

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An active trading market for the Class A Ordinary Shares may not develop and the trading price for the Class A Ordinary Shares may fluctuate significantly.

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The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

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Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

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Techniques employed by short sellers may drive down the market price of the Class A Ordinary Shares.

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If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

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The sale or availability for sale of substantial amounts of the Class A Ordinary Shares could adversely affect their market price.

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We may need to raise additional capital in the future which could further dilute the ownership of existing shareholders.

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Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

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We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of associations) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

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You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries that have substantive business operations in Hong Kong. As a result, certain judgments obtained against us by our shareholders may not be enforceable.

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There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Class A Ordinary Shares.

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If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, results of operations and financial condition.

Corporate Structure
We are a Cayman Islands exempted company limited by shares incorporated on April 25, 2025. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”). The authorized share capital of the Company is US$10,000,000 divided into 1,000,000,000,000 ordinary shares with a par value of USD0.00001 each comprising (i) 800,000,000,000 Class A Ordinary Shares, (ii) 80,000,000,000 Class B Ordinary Shares and (iii) 120,000,000,000 shares of such class or series (however designated) as the board of directors may determine in accordance with our memorandum and articles of association.
The following diagram illustrates our corporate structure, including our significant subsidiaries as defined under Section 1-02 of Regulation S-X under the Securities Act, as of the date of this prospectus and immediately upon the completion of this offering. For more details on our corporate history, please refer to “Corporate History and Structure.”
Corporate Information
Our principal executive offices are located at Unit Nos. 1514-15, 15/F, Pioneer Centre, 750 Nathan Road, Kowloon, Hong Kong, and our phone number is +852 67528088. Our registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd, P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc.
Implications of Being an “Emerging Growth Company”
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:
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may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

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are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

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are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

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are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

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will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.
Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.
Implications of Being a Foreign Private Issuer
We are also considered a “foreign private issuer.” Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.
Conventions that Apply to this Prospectus
Unless otherwise indicated or the context requires otherwise, references in this prospectus to:
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“Cayman Companies Act” refers to the Companies Act (Revised) of the Cayman Islands;

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“China” or “PRC” refers to the People’s Republic of China, and only in the context of describing laws, regulations and other legal or tax matters adopted by the authorities of mainland China in this prospectus, excludes Hong Kong, Macau Special Administrative Region of the PRC and Taiwan region, whereas the legal and operational risks associated with operating in China or PRC may also apply to our operations in Hong Kong;

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“Class A Ordinary Shares” refers to Class A ordinary shares of SSTR, par value $0.00001 per share;

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“Class B Ordinary Shares” refers to Class B ordinary shares of SSTR, par value $0.00001 per share;

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“Hong Kong” refers to Hong Kong Special Administrative Region of the PRC;

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“kW” refers to kilowatts, or one thousand watts of electric capacity;

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“MW” refers to megawatts, or one million watts of electric capacity,;

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“Nasdaq” refers to the Nasdaq Stock Market LLC;

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“SEC” refers to the U.S. Securities and Exchange Commission;

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“SSTR” refers to Solar Strategy Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

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“the Company refers to SSTR; and

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“we,” “us,” “our,” “our Group,” or the “Group” refers to one or more of SSTR and its operating subsidiaries, as the case may be.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.
Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.
Market and Industry Data
Unless otherwise indicated, information contained in this Prospectus concerning the Company’s industry and the markets in which it operates, including general expectations and market position, market opportunities and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys and forecasts) and management studies and estimates.
Unless otherwise indicated, the Company’s estimates are derived from publicly available information released by independent industry analysts and third-party sources as well as data from the Company’s internal research and knowledge of the renewable energy market and economy, and include assumptions made by the Company which management believes to be reasonable based on their knowledge of the Company’s industry and markets. The Company’s internal research and assumptions have not been verified by any independent source, and it has not independently verified any third-party information. While the Company believes the market position, market opportunity and market share information included in this Prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the Company’s future performance and the future performance of the industry and markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Forward-Looking Statements” and “Risk Factors”.

THE OFFERING
Securities offered by us
6,250,000 Class A Ordinary Shares. Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary is entitled to one vote and each Class B ordinary shares is entitled to 50 votes. Each class B ordinary is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share.
Over-allotment option
We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 937,500 additional Class A Ordinary Shares at the initial public offering price, less underwriting discounts.
Price per Class A Ordinary
Share
We currently estimate that the initial public offering price will be US$4.00 per Class A Ordinary Share.
Class A Ordinary Shares outstanding prior to completion of this offering
10,000,000 Class A Ordinary Shares
See “Description of Share Capital” for more information.
Class A Ordinary Shares outstanding immediately after this offering
16,250,000 Class A Ordinary Shares assuming no exercise of the underwriters’ over-allotment option
17,187,500 Class A Ordinary Shares assuming full exercise of the underwriters’ over-allotment option
Class B Ordinary Shares outstanding prior to the completion of this offering
Zero Class B Ordinary Shares
See “Description of Share Capital” for more information.
Class B Ordinary Shares outstanding immediately after this offering
Zero Class B Ordinary Shares
Listing
We plan to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Proposed Ticker symbol
“SSTR”
Transfer Agent
TranShare Corporation, with its offices located at 17755 US Highway 19 N. Suite 140, Clearwater, FL 33764
Use of proceeds
We intend to use the proceeds from this offering for (i) investment in our EPC projects, including expenditures in raw material procurement and project construction, (ii) expansion of our marketing, promotion efforts and brand development, (iii) research and development of our rooftop solar technologies, and (iv) working capital and general corporate purpose. See “Use of Proceeds” on page 46 for more information.
Lock-up
All of our directors and officers have agreed, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares for a period of six (6) months from the closing of this offering. See “Underwriting” for more information.
Risk factors
The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 17 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of our historical consolidated financial data. The summary consolidated statements of operations data for the fiscal years ended December 31, 2023 and 2024, and six months ended June 30, 2024 and 2025, and consolidated balance sheets data as of December 31, 2023 and 2024, and June 30, 2025 are derived from our consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements and unaudited condensed consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). You should read this section together with our consolidated financial statements and unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.
Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). You should read this section together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.
The following table presents our summary consolidated statements of operations data for the periods indicated.
	For the years ended December 31,			For the six months ended June 30,
	2023	2024	2024	2024	2025	2025
	HK$	HK$	US$	HK$	HK$	US$
				(unaudited)	(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Summary Consolidated Statements of Operations Data
Revenue	39,699	66,517	8,563	30,135	31,680	4,036
Cost of revenue	(32,430)	(42,873)	(5,518)	(16,250)	(22,020)	(2,805)
Selling and marketing expenses	(1,716)	(245)	(32)	(245)	(218)	(28)
General and administrative expenses	(16,285)	(12,244)	(1,576)	(8,054)	(4,639)	(591)
Total operating expenses	(18,001)	(12,489)	(1,608)	(8,299)	(4,857)	(619)
(Loss) income from operations	(10,732)	11,155	1,437	5,586	4,803	612
Total other (expenses) income, net	(4,997)	872	112	563	(416)	(54)
(Loss) income before income tax expense	(15,729)	12,027	1,549	6,149	4,387	558
Net (loss) income	(14,704)	9,918	1,277	5,194	3,848	489
Less: net (loss) income attributable to non-controlling interests	(778)	789	102	403	293	37
Net (loss) income attributable to the Company’s shareholders	(13,926)	9,129	1,175	4,791	3,555	452
Net (loss) earnings per share attributable to the Company’s shareholders, basic and diluted	(1.39)	0.91	0.12	0.48	0.36	0.05
Weighted average shares outstanding used in calculating basic and diluted net (loss) earnings per share, basic and diluted	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000

The following table presents our summary consolidated balance sheets data as of the dates indicated.
	As of December 31,			As of June 30, 2025
	2023	2024	2024	2025	2025
	HK$	HK$	US$	HK$	US$
				(unaudited)	(unaudited)
	(in thousands)
Summary Consolidated Balance Sheets Data
Cash and cash equivalents	1,113	19	2	1,385	176
Total current assets	114,382	62,622	8,061	51,901	6,612
Total assets	119,189	67,319	8,666	56,540	7,203
Total liabilities	105,024	43,236	5,566	28,609	3,645
Total equity	14,165	24,083	3,100	27,931	3,558
The following table presents our summary consolidated statements of cash flows data for the periods indicated.
	For the years ended December 31,			For the six months ended June 30,
	2023	2024		2024	2025	2025
	HK$	HK$	US$	HK$	HK$	US$
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Summary Consolidated Statements of Cash Flows Data:
Net cash (used in) generated from operating activities	(48,417)	(503)	(64)	(772)	1,120	144
Net cash used in investing activities	(256)	—	—	—	—	—
Net cash provided by (used in) financing activities	47,902	(591)	(77)	(312)	246	30
Net (decrease) increase cash and cash equivalents	(771)	(1,094)	(141)	(1,084)	1,366	174
Cash and cash equivalents, beginning of the year	1,884	1,113	143	1,113	19	2
Cash and cash equivalents, end of the year	1,113	19	2	29	1,385	176

RISK FACTORS
An investment in our Class A Ordinary Shares involves significant risks. You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries that have substantive business operations in Hong Kong. Solar Strategy Holdings Limited is a Cayman Islands holding company, and it conducts its operations in Hong Kong through its Hong Kong subsidiaries. You should consider carefully all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the Class A Ordinary Shares. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the Class A Ordinary Shares could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We might be affected by volatile solar power market and industry conditions; in particular, the demand for our services may decline, which may reduce our revenues and earnings.
Our business is affected by conditions in the solar power market and industry. We believe that the solar power market and industry may from time to time experience oversupply. When this occurs, many solar power project developers and solar system installers, may be adversely affected.
The solar power market is still at a relatively early stage of development, and future demand for solar power products and services is uncertain. Market data for the solar power industry is not as readily available as for more established industries, where trends are more reliably assessed from data gathered over a longer period of time. In addition, demand for solar power products and services in our largest end markets, including the U.S., may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of solar power technology and the demand for solar power products, including:
•
the cost-effectiveness, performance and reliability of solar power products and services compared to conventional and other renewable energy sources and products and services;

•
the availability of government incentives to support the development of the solar power industry;

•
the availability and cost of capital, including long-term debt and tax equity, for solar projects;

•
the success of other alternative energy technologies, such as wind power, hydroelectric power, clean hydrogen, geothermal power and biomass fuel;

•
fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil, gas and other fossil fuels;

•
capital expenditures by end users of solar power products and services, which tend to decrease when the economy slows; and

•
the availability of favorable regulation for solar power within the electric power industry and the broader energy industry.

If solar power technology is not suitable for widespread adoption or if sufficient demand for solar products and services does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.
The execution of our growth strategy depends upon the continued availability of third-party financing arrangements for us and our customers, which is affected by general economic conditions. Tight credit markets could depress demand or prices for solar power products and services, hamper our expansion and materially affect our results of operations.
Most solar projects in Hong Kong require financing for development and construction with a mixture of property owner and third-party solar investment. The cost of capital affects both the demand and price of solar power projects. A high cost of capital may materially reduce the internal rate of return for solar projects.
Furthermore, solar projects compete for capital with other forms of fixed income investments such as government and corporate bonds. Some classes of investors compare the returns of solar projects with bond yields and expect a similar or higher internal rate of return, adjusted for risk and liquidity. Higher interest rates could increase the cost of existing funding and present an obstacle for future funding that would otherwise spur the growth of the solar power industry. In addition, higher bond yields could result in increased yield expectations for solar projects, which would result in lower system prices. In the event that suitable funding is unavailable, our customers may be unable to pay for services they have agreed to purchase and we may be unable to develop our own solar power projects. It may also be difficult to collect payments from customers facing liquidity challenges due to either customer defaults or financial institution defaults on project loans. Constricted credit markets may impede our expansion plans and materially and adversely affect our results of operations. The cash flow of a solar power project is currently derived from government-funded or government-backed renewable incentive program known as Feed-In Tariffs (“FITs”). Consequently, the availability and cost of funding solar projects is determined in part based on the perceived sovereign credit risk of the country where a particular project is located.
In light of the uncertainty in the global credit and lending environment, we cannot make assurances that solar offtakers and property owners, as well as financial institutions will continue to offer funding to solar project developers at reasonable costs. An increase in interest rates or a decrease in funding of capital projects within the financial market could make it difficult to fund solar power projects and potentially reduce the demand for solar projects, which may materially and adversely affect our business, results of operations, financial condition and prospects.
Our future success depends partly on our ability to expand the pipeline of our energy business in Hong Kong’s solar market, which exposes us to a number of risks and uncertainties.
Historically, our provision of solar PV power project development and EPC services had accounted for substantially all of our revenues. While we plan to continue to monetize our current portfolio of solar projects in operation, we also intend to grow our energy business by developing and selling or operating more solar projects, including those that we develop. As we do, we will be increasingly exposed to the risks associated with these activities. Further, our future success largely depends on our ability to expand our solar PV project pipeline. The risks and uncertainties associated with our energy business, and our ability to expand our solar PV project pipeline, include:
•
the uncertainty of being able to sell the projects, receive full payment for them upon completion, or receive payment in a timely manner;

•
the need to raise significant additional funds to develop our solar projects, which we may be unable to obtain on commercially reasonable terms or at all;

•
delays and cost overruns as a result of a number of factors, many of which are beyond our control, including construction and procurement price inflation, delays in regulatory approvals, grid connection, supply chain of our suppliers or availability of components, construction and installation, and customer acceptance testing;

•
delays or denial of required regulatory approvals by relevant government authorities, as a result of, among others, poor management of permitting process, including lack or resources and opaqueness of administrative measures;

•
diversion of significant management attention and other resources; and

•
failure to execute our project pipeline expansion plan effectively.

If we are unable to successfully expand our energy business, and, in particular, our solar PV project pipeline, we may be unable to expand our business, maintain our competitive position, improve our profitability and generate cash flows.
If we are unable to successfully attract new customers or retain and expand relationships with existing customers, our ability to grow our business in solar power projects, and our financial condition and results of operations, may be materially and adversely affected.
As a developer and solutions provider of engineering, procurement, and construction (EPC) projects for solar energy in Hong Kong, our business growth and financial success are highly dependent on our ability to secure new EPC contracts and maintain ongoing relationships with existing customers, including project owners and investors. The solar industry is competitive and rapidly evolving, with customers often considering multiple EPC providers before awarding contracts. If we fail to effectively market our services, differentiate our technical capabilities, or offer competitive pricing, we may not be able to attract sufficient new business.
Moreover, our existing customers may not continue to engage us for follow-on projects due to changes in their project development plans, shifts in investment priorities, dissatisfaction with our performance, competitive pressures, or other factors beyond our control. A failure to retain key customers or secure repeat business would limit our revenue base, reduce economies of scale, and erode our market position.
In addition, the success of solar EPC projects often depends on long-term relationships and trust, as customers seek providers that can reliably deliver high-quality projects on time and on budget. If we experience project delays, quality issues, cost overruns, or customer service deficiencies, it could damage our reputation and discourage future engagements.
The solar market’s cyclical nature and dependency on government incentives and regulatory policies also mean that the pool of available new projects can fluctuate significantly, making customer acquisition more challenging. If we are unable to expand our customer base or if existing customers significantly scale back their investments in solar energy or choose competitors over us, our revenue, profitability, and overall business operations would be materially and adversely affected.
Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.
Our revenue is typically derived from projects which are non-recurrent in nature and our customers are under no obligation to award projects to us. In 2023, 2024 and the six months ended June 30, 2025, our customers primarily include residential, commercial, industrial and educational property owners as well as major solar offtaker, and we secured new businesses through invitations for tender by customers, leveraging our extensive network of consultants to promote our business among industry stakeholders. As of June 30, 2025, we have 12 active EPC projects under construction, with a total estimated installed capacity of 2.8 MW. In addition, we have pipeline projects under planning with an estimated installed capacity of 17.4 MW. There is no assurance that we will be able to secure new contracts in the future. Accordingly, the number and scale of projects and the amount of revenue we are able to derive therefrom may vary significantly from period to period, and it may be difficult to forecast the volume of future business. In the event that we fail to secure new contracts or there is a significant decrease in the number of tender invitations or contracts available for bidding in the future, our business, financial position and prospects could be materially and adversely affected.
We rely on a limited number of major customers for a substantial portion of our revenue, and any loss or reduction in business from these customers could materially and adversely affect our business, financial condition, and results of operations.
Historically, we derived a significant portion of our revenue from a limited number of existing customers. In 2023, sales to our top two customers represented 76% and 17% of our total revenue, respectively. In 2024 and the six months ended June 30, 2025, sales to our top customer represented 89% and 100% of our total revenue, respectively. Our dependence on these key customers exposes us to risks associated with customer concentration. It is not possible for us to predict the future level of demand from our largest customer. If our largest customer elects not to do future business with us, or decrease of our services, or if our largest customer otherwise seeks to renegotiate terms of their existing agreements on terms less favorable to us, our business and results of operations would be adversely affected.
If any of these customers reduces the scope of their projects, experiences financial difficulties, delays payment, or terminates their relationship with us for any reason, our business, cash flow, and financial performance could be materially and adversely impacted. Additionally, we may not be able to quickly replace the revenue lost from these customers, which could lead to volatility in our results of operations and hinder our ability to achieve our growth plans.
Hong Kong government may revise, reduce or eliminate incentives and policy support program for solar and other renewable power, which could cause demand for our products to decline.
Currently, the solar power market in Hong Kong depends largely on the availability and size of government subsidy programs and economic incentives. The Hong Kong government has introduced the FiT,

offering purchase prices for renewable energy that are significantly higher than normal grid electricity rates. The core principle behind the FiT is to enable renewable energy system owners to recover the costs of installation, operation, and maintenance. Under this government initiative, solar or wind energy generated can be sold to electricity providers at premium prices, incentivizing wide-scale adoption. The FiT applies to both solar and wind systems. Any distributed renewable energy system with a capacity up to 1 MW connected to the grid is eligible for FiT rates. We apply for full feed-in tariffs, ensuring that every unit of electricity generated receives FiT payments. Importantly, the FiT rate is guaranteed throughout the entire project lifecycle until the end of 2033.
However, the FiT and economic incentives in Hong Kong may be scheduled to be reduced or eliminated altogether after 2033, and it is likely that eventually incentives for solar and alternative energy technologies will be phased out completely. However, the Hong Kong government has expressed its intention to continue supporting various forms of “green” energies, including solar power, as part of broader policies towards the reduction of carbon emissions, and to continuously provide incentives and policy support program for investments in solar power that will directly benefit the solar industry. We believe that the near-term growth of the market partially depends on the availability and size of such government incentives.
While our solar PV projects may continue to offer attractive internal rates of return, there is a risk that the Hong Kong government may reduce or eliminate incentives for solar power, which may cause a decrease in demand and considerable downward pressure on solar systems and therefore negatively impact the value of our solar PV projects. The reduction, modification or elimination of government incentives in Hong Kong could therefore materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenues to decline and harm our financial results.
Unfavorable economic and industry conditions may have an adverse impact on our operating performance and results of operations.
The demand for solar products and services is influenced by macroeconomic factors, such as global economic conditions, demand for electricity, supply and prices of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry, clean and other alternative energy industries and the environment. As a result of global economic conditions, the Hong Kong government may implement measures that reduce the FiTs and other incentives designed to benefit the solar industry. A decrease in solar power tariffs will place downward pressure on the price of solar power in Hong Kong. In addition, reductions in oil and coal prices may reduce the demand for and the prices of solar power products and services. Our growth and profitability depend on the demand for and the prices of solar power products and services. While the direct impact of the effects of global trade tensions and tariff measures on solar power products has so far been limited, we are not immune to these broader market forces. If we experience negative market and industry conditions and demand for solar power products and services weakens as a result, our business and results of operations may be adversely affected.
Our project development and construction activities may not be successful, projects under development may not receive required permits, property rights, EPC agreements, interconnection and transmission arrangements, and financing or construction of projects may not commence or continue as scheduled, all of which could increase our costs, delay or cancel a project, and have a material adverse effect on our revenue and profitability.
The development and construction of solar PV projects involve known and unknown risks, many of which are not under our sole control. For example, we may be required to invest significant amounts of money for land use and interconnection rights, preliminary engineering and permitting and may incur legal and other expenses before we can determine whether a project is feasible; we may also need to engage and rely on third parties including, but not limited to, contractors and consultants. Success in developing a particular project is contingent upon, among other things:
•
securing rooftop sites and related permits, including satisfactory environmental assessments;

•
receipt of required land use and construction permits and approvals;

•
receipt of rights to interconnect to the electric grid;

•
availability of transmission capacity, potential upgrade costs to the transmission grid and other system constraints;

•
payment of interconnection and other deposits (some of which are non-refundable);

•
negotiation of satisfactory EPC agreements;

•
obtaining construction financing, including debt, equity and tax credits; and

•
timely and satisfactory execution and performance by the third parties that we engage.

In addition, successful completion of a particular project may be adversely affected by numerous factors, including:
•
changes in laws, regulations and policies and shifts in trade barriers and remedies, especially tariffs;

•
shortage of raw materials, components and equipment as well as skilled and qualified labors in Hong Kong;

•
delays in obtaining and maintaining required governmental permits and approvals;

•
increased costs of raw materials, components and equipment as well as qualified and licensed labors;

•
potential challenges from local residents, environmental organizations, and others who may not support the project;

•
unforeseen engineering problems; subsurface land conditions; construction delays; cost over-runs; labor, equipment and materials supply shortages or disruptions;

•
failure to enter into EPC agreements on terms favorable to us, or at all;

•
additional complexities when conducting project development or construction activities in Hong Kong, including compliance with applicable laws and customs; and

•
force majeure events, including adverse weather conditions, pandemics, supply chain disruptions, hostilities and other events beyond our control.

If we are unable to complete the development of a solar project or we fail to meet any agreed upon system level capacity or other technical performance guarantees or warranties or other contract terms, or our projects cause grid interference or other damage, the EPC or other agreements related to the project may, depending on the specific terms of the agreements, be terminated and/or we may be subject to significant damages, penalties and other obligations relating to the project, including obligations to repair, replace or supplement materials for the project.
In general, we enter into EPC agreements in which we act as the general solutions provider for our customers in connection with the installation of their solar PV power projects. All essential costs are estimated at the time of entering into the EPC agreement for a particular project, and we bear the associated costs of project development and operation. These cost estimates are preliminary and may or may not be covered by contracts between us and the subcontractors, suppliers and other parties involved in the project. In addition, we require qualified, licensed subcontractors to install most of our solar power and battery storage systems. Shortages of components (which may be attributable to the shortage of raw materials or components) or skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project occur, including those due to unexpected increases in commodity prices or labor costs, or delays in execution occur and we are unable to increase the EPC sales price commensurately, we may not achieve our expected margins or our results of operations may be adversely affected.
Developing and operating solar PV projects exposes us to various risks.
The development of solar PV projects can take many months or years to complete and may be delayed for reasons beyond our control. It often requires us to make significant up-front payments for, among other things, land use rights, interconnection work and permitting in advance of commencing construction, and revenue from these projects may not be recognized for several additional months following contract signing. Any inability or significant delays in entering into sales contracts with customers after making such up-front payments could adversely affect our business and results of operations. Furthermore, we may become constrained in our ability to simultaneously fund our other business operations and invest in other projects.

Developing solar PV projects requires significant management attention to negotiate the terms of our engagement and monitor the progress of the projects which may divert management’s attention from other matters. Our revenue and liquidity may be adversely affected to the extent the market for solar projects weakens or we are not able to successfully complete the customer acceptance testing due to technical difficulties, equipment failure, or adverse weather, and we are unable to sell our solar projects at prices and on terms and timing that are acceptable to us. Additionally, we are subject to a variety of risks associated with intense market competition, changing regulations and policies, insufficient demand for solar or power, technological advancements and the failure of our power generation facilities.
We are subject to a variety of laws, regulations and policies of the government of Hong Kong where we do business. Any changes to these laws, regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, solar projects and solar electricity, which may significantly reduce demand for our products and services or otherwise adversely affect our financial performance.
We are subject to a variety of laws and regulations in Hong Kong where we do business, some of which may conflict with each other and all of which are subject to change. These laws and regulations include energy regulations, export and import restrictions, tax laws and regulations, environmental regulations, labor laws, supply chain laws and regulations and other government requirements, approvals, permits and licenses. We may also face trade barriers and trade remedies such as export requirements, tariffs, taxes and other restrictions and expenses, including antidumping and countervailing duty orders, which could increase the prices of our supplies.
The market in Hong Kong for solar power, solar projects and solar electricity is heavily influenced by government regulations and policies concerning the electric utility industry, as well as policies disseminated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and could deter further investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could result in a significant reduction in the potential demand for our solar power services and solar projects and solar electricity.
We expect that our solar power products and their installation will continue to be subject to government regulations and policies relating to safety, utility interconnection and metering, construction, environmental protection, and other related matters. Any new regulations or policies pertaining to solar power products may result in significant additional expenses to us and our customers, which could cause a significant reduction in demand for our solar power and battery storage products.
In our energy business, we are subject to numerous laws and regulations. Changes in applicable energy laws or regulations, or in the interpretations of these laws and regulations, could result in increased compliance costs or the need for additional capital expenditures. If we fail to comply with these requirements, we could also be subject to civil or criminal liability and the imposition of fines. Further, national, regional or local regulations and policies could be changed to provide for new rate programs that undermine the economic returns for both new and existing projects by charging additional, non-negotiable fixed or demand charges or other fees or reductions in the number of projects allowed under net metering policies. The Hong Kong government’s energy policies, law and regulation supporting the creation of organized merchant or wholesale electricity markets are currently, and may continue to be, subject to challenges, modifications and restructuring proposals, which may result in limitations on the commercial strategies available to us for the sale of our power.
Regulatory changes in Hong Kong where we are developing a solar project may make the continued development of the project infeasible or economically disadvantageous and any expenditure that we have previously made on the project may be wholly or partially written off. Any of these changes could significantly increase the regulatory related compliance and other expenses incurred by the projects and could significantly reduce or entirely eliminate any potential revenues that can be generated by one or more of the projects or result in significant additional expenses to us, our offtakers and customers, which could materially and adversely affect our business, financial condition, results of operations and cash flows.
We also face regulatory risks imposed by various transmission providers and operators, including grid transmission operators, and their corresponding market rules. These regulations may contain provisions that limit access to the transmission grid or allocate scarce transmission capacity in a particular manner, which could materially and adversely affect our business, financial condition, results of operations and cash flows.
Because the solar energy market in Hong Kong in which we compete is highly competitive and evolving quickly, because many of our competitors have greater resources than we do or are more adaptive, and because we have a limited track record in our energy business, we may not be able to compete successfully and we may not be able to maintain or increase our market share.
In our energy business, we compete in a more diversified and complicated landscape since the commercial and regulatory environments for solar project development and operation vary significantly from region to region and country to country. Our primary competitors are local and international developers and operators of solar projects. Some of our competitors may have advantages over us in terms of greater experience or resources in the operation, capital, financing, technical support and management of solar projects, in any particular markets or in general. As the solar power and renewable energy industry grows and evolves, we will also face new competitors who are not currently in the market. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.
Our operating results may fluctuate from period to period.
Our operating results may fluctuate from period to period based on a number of factors, including:
•
the timing of completion of construction of solar projects;

•
the timing and pricing of our services;

•
the availability and cost of solar panels or other components and raw materials from our suppliers;

•
changes in government incentive programs and regulations;

•
the availability and cost of external financing for solar power applications;

•
acquisition, investment and offering costs;

•
geopolitical turmoil and natural disasters in Hong Kong;

•
foreign currency fluctuations, particularly in Hong Kong dollars;

•
our ability to establish and expand customer relationships;

•
fluctuations in electricity rates due to changes in fossil fuel prices or other factors;

•
allowances for credit losses;

•
impairment of project assets;

•
income taxes; and

•
construction progress of solar projects and related revenue recognition.

We base our planned operating expenses in part on our expectations of future revenues. A significant portion of our expenses will be fixed in the short-term. If our revenues for a particular period are lower than we expect, we may not be able to reduce our operating expenses proportionately, which would harm our operating results for the period. As a result, our results of operations may fluctuate from period to period and our interim and annual financial results may differ from our historical performance.
Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations.
Fluctuations in exchange rates, particularly between the U.S. dollars and Hong Kong dollars may result in foreign exchange gains or losses. Volatility in foreign exchange rates will hamper, to some extent, our ability to plan our pricing strategy. To the extent that we are unable to pass along increased costs resulting from exchange rate fluctuations to our customers, our profitability may be adversely impacted. As a result, fluctuations in foreign currency exchange rates could have a material and adverse effect on our financial condition and results of operations.
A change in our effective tax rate can have a significant adverse impact on our business.
A number of factors may adversely impact our future effective tax rates, such as changes in the valuation of our deferred tax assets and liabilities; adjustments to provisional taxes upon finalization of various tax returns; adjustments to the interpretation of transfer pricing standards; changes in available tax credits; changes in tax laws or the interpretation of tax laws; changes in GAAP; and expiration of or the inability to renew tax rulings or tax holiday incentives. A change in our effective tax rate due to any of these factors may adversely influence our future results of operations.
Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations.
Our business is subject to seasonal variations in demand linked to construction cycles and weather conditions. Demand for solar power projects and services in Hong Kong may also be subject to significant seasonality due to adverse weather conditions that can complicate the installation of solar power projects and negatively impact the construction schedules of solar projects. Seasonal variations could adversely affect our results of operations and make them more volatile and unpredictable.
We may face challenges from insufficient working capital and negative cash flow due to large accounts receivable.
Our business operations require significant working capital, particularly to fund project procurement, construction, and installation activities before payments are received from customers. In particular, large accounts receivable, which typically have extended payment cycles, may lead to cash flow gaps and strain our liquidity position. These receivable tend to build up, especially toward year-end, as we often need to advance funds for project execution ahead of customer payments. While we operate on our own credit terms, this need to provide upfront funding may result in short-term negative cash outflows. If we are unable to collect receivable on a timely basis or secure sufficient external financing to support our working capital needs, we may experience negative cash flows. This could limit our ability to fund ongoing projects, invest in new business opportunities, meet our financial obligations, or sustain operations. Prolonged working capital pressure may also adversely affect our profitability, financial condition, and growth prospects.
As at June 30, 2025, we had HK$26.5 million (US$3.4 million) in accounts receivable outstanding from the top customer for development services completed prior to June 30, 2025. As of the date of this prospectus, we have collected HK$12 million (US$1.5 million), and the remaining accounts receivable balance remains unrealized. There is a risk that this receivable may not be paid in 2025 or at all. While we generated positive cash flow in the six months ended June 30, 2025, we had negative cash flows for 2023 and the six months ended June 30, 2024, and we had nearly breakeven cash flow for 2024. To the extent that we continue to have negative cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that the Company will be able to generate a positive cash flow from its operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.
We have recorded negative cash flows from operating activities historically and may experience liquidity problems in the future.
We have recorded negative cash flows from operating activities historically. We recorded negative cash flow from operating activities of HK$48.4 million in 2023. In 2024, our operating cash flow improved significantly to a negative HK$0.5 million (US$0.1 million), nearly reaching breakeven. We recorded negative cash flow from operating activities of HK$0.8 million for the six months ended June 30, 2024, which was further improved to positive cash flow from operating activities of HK$1.1 million (US$0.1 million). We cannot assure you that we will not experience cash outflows in the future, which may adversely affect our business, financial condition, results of operations and prospects.

We cannot assure you that we will not experience working capital deficiencies or accumulated deficits in the future, which could expose us to liquidity risks. If we fail to maintain sufficient cash and financing, we may not have sufficient cash flows to fund our business, operations and capital expenditure, and our business, financial condition, results of operations and prospectus will be adversely affected.
We may be unable to generate sufficient cash flows or have access to external financing necessary to fund planned operations and make adequate capital investments in solar project development.
We anticipate that our operating and capital expenditures requirements may increase. To develop new projects, support future growth, achieve operating efficiencies and maintain service standard quality, we may need to make significant capital investments in facilities and capital equipment. We also anticipate that our operating costs may increase as we hire additional personnel, increase our sales and marketing efforts and invest in joint ventures and acquisitions.
Our operations are capital intensive. We cannot guarantee that we will continue to be able to extend existing or obtain new financing on commercially reasonable terms or at all. Also, we may not be able to raise capital via public equity and debt issuances due to market conditions and other factors, many of which are beyond our control. Our ability to obtain external financing is subject to a variety of uncertainties, including:
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our future financial condition, results of operations and cash flows;

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general market conditions for financing activities by solar power companies, including, but not limited to interest rates; and

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economic, political and other conditions in Hong Kong and elsewhere.

If we are unable to obtain funding in a timely manner and on commercially acceptable terms, our growth prospects and future profitability may be adversely affected.
We may be subject to unexpected warranty expenses that may not be adequately covered by our insurance policies.
For solar projects built by us, we also provide a limited workmanship or balance of system warranty, typically lasting one year, against defects in engineering, design, installation and construction under normal use, operation and service conditions. To support this warranty, we are generally required to set aside retention money as security. If we fulfill our warranty obligations over the one-year period, the retention money will be released back to us. In resolving claims under the workmanship or balance of system warranty, we have the option of remedying through repair, refurbishment or replacement of equipment. We have also entered into similar workmanship warranties with our suppliers to back up our warranties.
As part of our energy business, before commissioning solar projects, we conduct performance testing to confirm that the projects meet the operational and capacity expectations set forth in the agreements. In limited cases, we also provide for an energy generation performance test designed to demonstrate that the actual energy generation for up to the first year meets or exceeds the modeled energy expectation (after adjusting for actual solar irradiation). In the event that the energy generation performance test performs below expectations, the appropriate party (EPC contractor or equipment provider) may incur liquidated damages capped at a percentage of the contract price. Potential warranty claims may exceed the scope or amount of coverage under our insurance and, if they do, they could materially and adversely affect our business.
Increases in labor costs, potential labor disputes and work stoppages or an inability to hire skilled engineering, sales and other personnel could adversely affect our business, results of operations, financial condition and prospects.
Our financial performance is affected by the availability of qualified personnel and the cost of labor. While our operations are not heavily dependent on any single specialist, we still rely on access to skilled labor across various functions. An increase in labor costs, work stoppages or disruptions in local labor markets or those of our suppliers, subcontractors, OEMs or transportation service providers, or other labor disruptions, could decrease our sales and increase our expenses. The competition for skilled engineering, sales and other personnel is intense in the region in which our operation covers. A significant increase in the salaries and wages paid by competing employers could result in a reduction of our labor force, increases in the salaries and wages that we must pay, or both. Additionally, we plan to expand the network of suppliers and subcontractors that we work with in Hong Kong and mainland China to diversify the supply chain and control or reduce cost of labor, but such efforts may be effective due to factors beyond our control. If we are unable to hire and retain skilled engineering, sales and other personnel, or if we fail to control the cost of contracted workers, our ability to execute our business plan, and our business, results of operations, financial condition and prospects, would suffer.
If we are unable to attract, train, retain, and successfully integrate key personnel into our management team, our business may be materially and adversely affected.
Our future success depends, to a significant extent, on our ability to attract, train, and retain management, operations, sales, and technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in the solar industry across a variety of technologies, are vital to our success. We are also dependent on the services of our executive officers and other members of our senior management team. The loss of one or more of these key associates or any other member of our senior management team could have a material adverse effect on our business. We may not be able to retain or replace these key associates and may not have adequate succession plans in place.
Compliance with environmental laws and regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and the suspension or even termination of our business operations.
We are required to comply with all environmental regulations in Hong Kong. Our business generates noise and industrial waste in our operations and the risk of incidents with a potential environmental impact has increased as our business has expanded. We believe that we substantially comply with all relevant environmental laws and regulations. However, if more stringent regulations are adopted in the future, the costs of complying with these new regulations could be substantial. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations.
Our solar power projects must comply with the environmental regulations of Hong Kong, and we may incur expenses to comply with such regulations. If compliance is unduly expensive or unduly difficult, we may lose market share and our financial results may be adversely affected. Any failure by us to control our use or to restrict adequately the discharge of hazardous substances could subject us to potentially significant monetary damages, fines or suspensions of our business operations.
Corporate responsibility, specifically related to Environmental, Social and Governance (“ESG”) matters and unsuccessful management of such matters may adversely impose additional costs and expose us to new risks.
Public ESG and sustainability reporting is becoming more broadly expected by investors, shareholders and other third parties. Certain organizations that provide corporate governance and other corporate risk information to investors and shareholders have developed, and others may in the future develop, scores and ratings to evaluate companies and investment funds based upon ESG or “sustainability” metrics. Many investment funds focus on positive ESG business practices and sustainability scores when making investments and may consider a company’s ESG or sustainability scores as a reputational or other factor in making an investment decision. In addition, investors, particularly institutional investors, use these scores to benchmark companies against their peers and if a company is perceived as lagging, these investors may engage with such company to improve ESG disclosure or performance and may also make voting decisions, or take other actions, to hold these companies and their boards of directors accountable. We may face reputational damage in the event our corporate responsibility initiatives or objectives, including with respect to board diversity, do not meet the standards set by our investors, shareholders, lawmakers, listing exchanges or other constituencies, or if we are unable to achieve an acceptable ESG or sustainability rating from third party rating services. Ongoing focus on corporate responsibility matters by investors and other parties as described above may impose additional costs or expose us to new risks, including increased risk of investigation and litigation, and negative impacts on the value of our products and access to capital, which may put us at a commercial disadvantage relative to our peers.

Furthermore, we expect increased regulatory activity relating to climate change in the future, as the Hong Kong government in the future could implement restrictions on PV system in terms of emissions of carbon dioxide or other greenhouse gases, limitations or restrictions on water use, regulations on energy management and waste management, and other climate change-based rules and regulations, which may increase our expenses for compliance with these new standards and adversely affect our business and operating results.
We face risks related to natural disasters, health epidemics and other catastrophes, which could significantly disrupt our operations.
Our business could be materially and adversely affected by natural disasters or other catastrophes, such as earthquakes, fire, floods, hail, windstorms, severe weather conditions, environmental accidents, power loss, communications failures, explosions, terrorist attacks and similar events. Our business could also be materially and adversely affected by public health emergencies, such as the outbreak of avian influenza, severe acute respiratory syndrome, or the 2019 novel coronavirus (COVID-19) or other local health epidemics in jurisdictions where we operate and global pandemics. If any of our employees is suspected of having contracted any contagious disease, we may, under certain circumstances, be required to quarantine those employees and the affected areas of our operations. As a result, we may have to temporarily suspend part or all of our facilities. Furthermore, authorities may impose restrictions on travel and transportation and implement other preventative measures in affected regions to deal with the catastrophe or emergency, which may lead to the temporary closure of our facilities and declining economic activity at large. A prolonged outbreak of any health epidemic or other adverse public health developments, in jurisdictions where we operate, could have a material adverse effect on our business operations.
We have limited insurance coverage and may incur significant losses resulting from operating hazards, product liability claims, project construction or business interruptions.
Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials, which may result in fires, explosions, spills and other unexpected or dangerous accidents causing personal injuries or death, property damages, environmental damages and business interruption. Although we currently carry third-party liability insurance against property damage, the policies for this insurance are limited in scope and may not cover all claims relating to personal injury, property or environmental damage arising from incidents on our properties or relating to our operations. Any occurrence of these or other incidents which are not insured under our existing insurance policies could have a material adverse effect on our business, financial condition or results of operations.
For projects we construct, we are exposed to risks associated with the design and construction that can create additional liabilities to our operations. We manage these risks by including contingencies to our construction costs, ensuring the appropriate insurance coverages are in place such as professional indemnity and construction all risk as well as obtaining indemnifications from our contractors where possible. However, there is no guarantee that these risk management strategies will always be successful.
We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
Prior to this offering, we are a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting in accordance with the requirements applicable to a U.S. public company. In connection with the audit of our consolidated financial statements for the years ended December 31, 2023 and 2024, and the review of our unaudited condensed consolidated financial statements for the six months ended June 30, 2025 included elsewhere in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework; and (ii) our lack of accounting staff and resources with appropriate knowledge of U.S. Generally Accepted Accounting Principles (U.S. GAAP) and Securities and Exchange Commission (SEC) reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.
Following the identification of the material weaknesses, we have taken measures and plan to continue to take measures to remediate these deficiencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” However, the implementation of these measures may not fully address such weaknesses and deficiencies in our internal control over financial reporting. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
We will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002 upon the completion of this offering. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other or more material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of the Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.
Information Technology Systems and Data Security Breaches.
Our operations depend, in part, on how well it and its third party service providers protect networks, equipment, information technology (“IT”) systems and software against damage from a number of threats, including, but not limited to, cable cuts, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.
We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights.
From time to time, third parties may assert against us and our customers and distributors their patent and other intellectual property rights to technologies that are important to our business.
Claims that our products, processes or technology infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. In addition, many of our customer and distributor agreements require us to indemnify and defend our customers or distributors from third-party infringement claims and pay damages in the case of adverse rulings. Claims of this sort also could harm our relationships with our customers or distributors and might deter future customers from doing business with us. We do not know whether we will prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:
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cease the manufacture, use or sale of the infringing projects, processes or technology;

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pay substantial damages for infringement;

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expend significant resources to develop non-infringing projects, processes or technology;

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license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

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cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

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pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to legal disputes or litigation in the future, which could materially and adversely affect our business, financial condition, and results of operations.
In the ordinary course of our business as a solar project developer and EPC solutions provider, we may become involved in various legal proceedings, disputes, or claims with customers, suppliers, contractors, employees, government authorities, or other third parties. These disputes could relate to, among other things, project delays, construction defects, contract performance, warranty claims, regulatory compliance, intellectual property rights, environmental matters, or employment issues.
While we endeavor to minimize legal risks through careful project management, quality assurance, and contractual protections, we cannot guarantee that legal proceedings will not arise. Any litigation or dispute, regardless of its merits or outcomes, could result in substantial costs, divert management attention and resources, and damage our reputation. Unfavorable outcomes in legal proceedings could also lead to monetary damages, penalties, injunctions, or other forms of relief that could materially impact our financial condition and operating results.
In addition, defending against litigation could require significant expenditures of time, money, and other resources, and even settlements could involve substantial payments or operational changes. The results of complex legal proceedings are difficult to predict. Moreover, complaints filed against us may not specify the amount of damages that plaintiffs seek, and we therefore may be unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. Even if we are able to estimate losses related to these actions, the ultimate amount of loss may be materially higher than our estimates. Any resolution of litigation, or threatened litigation, could involve the payment of damages or expenses by us, which may be significant or involve an agreement with terms that restrict the operation of our business. Even if any future lawsuits are not resolved against us, the costs of defending such lawsuits may be significant. These costs may exceed the dollar limits of our insurance policies or may not be covered at all by our insurance policies.
Risks Related to Doing Business in Hong Kong
The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. To the extent that cash or assets of the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong.
We are a holding company incorporated in Cayman Islands and conduct a majority of our operations in Hong Kong through our Hong Kong subsidiaries. As of the date of this prospectus, we or any of our Hong Kong subsidiaries are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Furthermore, pursuant to the Basic Law, national laws of mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.
However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of mainland China to Hong Kong. The PRC government may choose to exercise additional oversight and discretion over Hong Kong, and the policies, regulations, rules, and the enforcement of laws of the PRC government may change rapidly from time to time.
The PRC laws and regulations are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and can change quickly with little advance notice. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance, any associated inquiries or investigations, or any other government actions may:
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delay or impede our development;

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result in negative publicity or increase our operating costs;

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require significant management time and attention;

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cause devaluation of our securities or delisting; and

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subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or what the potential impact that any such modified or new laws and regulations would have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.
The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Class A Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the Hong Kong subsidiaries. However, to the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Hong Kong subsidiaries. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless.
If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.
Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On December 28, 2021, the Cyberspace Administration of China, or the CAC, and several other regulatory authorities in China jointly published the revised Cybersecurity Review Measures, or the CRM, took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) if a network platform operator that are in possession of personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. The CRM set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review, including without limitation, risks of influence, control or malicious use of critical information infrastructure, core data, important data or large amounts of personal information by foreign governments in relation to listing abroad.
Neither we nor any our Hong Kong subsidiaries currently is deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, given that: (a) as of date of this prospectus, none of us or our Hong Kong subsidiaries carries out any data possessing activities in mainland China or possesses personal information of individuals from the mainland China; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation; (c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) as of the date of this prospectus, none of us or our Hong Kong subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (e) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).
On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated several Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Pursuant to the Trial Measures, the Guidance Rules and Notice, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC within three working days following its submission of initial public offerings or listing application. If the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in China.
As of the date of this prospectus, we do not meet both criteria above, and our registered public offering in the United States and the listing on a U.S. stock exchange are not subject to the CSRC filing requirements, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a VIE structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that some of our suppliers (representing less than 50% of our total procurement value) are based in mainland China and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China. However, we cannot assure you that relevant PRC government agencies, including the CSRC and CAC, would reach the same conclusion. We do not intend to seek approval of this offering from the CAC or the CSRC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. It is uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Hong Kong subsidiaries. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.
In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the Class A Ordinary Shares currently being offered here may substantially decline in value and become worthless.

Compliance with existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.
Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for our and our subsidiaries’ operations in Hong Kong, because a majority of our operations take place in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.
In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO” or the “Personal Data (Privacy) Ordinance”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP” or the “Data Protection Principles”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so.
We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this offering. However, if we or our subsidiaries conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.
The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business.
On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiaries, which represent substantially all of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.
The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our subsidiaries’ operations and/or the value of the securities we are offering.
As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC accepted conditions such as Hong Kong’s Basic Law. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system.
However, if there are any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect the business and operations of our Hong Kong subsidiaries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the clients.
There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of legislation to implement Article 23 of the Basic Law.
The majority of our operations are in Hong Kong. Accordingly, the business operations and financial conditions of our Hong Kong subsidiaries will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.
Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Since a majority of our operations are based in Hong Kong, any change of the political arrangements between Hong Kong and the PRC may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.
Lastly, based on several development including the Hong Kong National Security Law passed in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S.

administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.
Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.
Our revenues and expenses will be denominated predominantly in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.
Risks Related to Corporate Governance
As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.
We have applied to list the Class A Ordinary Shares on the Nasdaq. The Nasdaq corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.
We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Further, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised financial accounting standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates because of the potential differences in accounting standard used. We cannot predict if investors will find the Class A Ordinary Shares less attractive because we may rely on these provisions. If some investors find the Class A Ordinary Shares less attractive as a result, there may be a less active trading market for the Class A Ordinary Shares and the trading price of the Class A Ordinary Shares may be more volatile.
We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.
We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.
As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.
Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A Ordinary Shares.
Our memorandum and articles of association contain provisions which could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the Class A Ordinary Shares may fall and the voting and other rights of the holders of our Class A Ordinary Shares may be materially and adversely affected.
Risks Related to this Offering and the Trading Market
The Company’s securities may be prohibited from trading in the United States and subject to delisting under the Holding Foreign Companies AccountableAct (the “HFCAA”), as amended by the Consolidated Appropriations Act, 2023, and related regulations, in the future if the PCAOB is unable to inspect or investigate completely the Company’s auditor, which is headquartered in China for two consecutive years.
Pursuant to the HFCAA, if the SEC determines that the Company has filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit the Company’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.
On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and the auditor that issued the audit reports included in the financial statements for the fiscal year ended December 31, 2021 was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.
The Company’s consolidated financial statements are currently audited by Guangdong Prouden CPAs GP, which is registered with and subject to regular inspection by PCAOB. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and the Company uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on the Company’s financial statements filed with the SEC, the Company would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, the Company’s securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if the Company is identified as a Commission-Identified Issuer for two consecutive years in the future. If the Company’s shares are prohibited from trading in the United States, there is no certainty that the Company will be able to list on a non-U.S. exchange or that a market for the Company’s shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase the Company’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the Company’s securities. Also, such a prohibition would significantly affect the Company’s ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on the Company’s business, financial condition, and prospects.

An active trading market for the Class A Ordinary Shares may not develop and the trading price for the Class A Ordinary Shares may fluctuate significantly.
We will apply to list the Class A Ordinary Shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for the Class A Ordinary Shares, and we cannot assure you that a liquid public market for the Class A Ordinary Shares will develop. If an active public market for the Class A Ordinary Shares does not develop following the completion of this offering, the market price and liquidity of the Class A Ordinary Shares may be materially and adversely affected. The initial public offering price for the Class A Ordinary Shares was determined by negotiation between us and the underwriters based upon several factors, and we cannot assure you that the trading price of the Class A Ordinary Shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Class A Ordinary Shares, and may not be able to resell Class A Ordinary Shares at or above the price they paid, or at all.
The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.
The trading price of the Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. The trading performances of Hong Kong or China-based companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong or China-based companies may also negatively affect the attitudes of investors towards such companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of the Class A Ordinary Shares.
In addition to market and industry factors, the price and trading volume for the Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:
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variations in our revenues, earnings and cash flows;

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announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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announcements of new solutions and expansions by us or our competitors;

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announcements of new policies, rules or regulations relating to the enterprising learning industry in China or Hong Kong;

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changes in financial estimates by securities analysts;

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detrimental adverse publicity about us, our solutions, our competitors or our industry;

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additions or departures of key personnel;

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fluctuations of exchange rates between the Hong Kong dollar and the U.S. dollar; and

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changes in local laws and regulations and government subsidy schemes for renewable and clean energy programs, such as the FiT.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade.
In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.
Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.
Immediately after the completion of this offering, our ordinary shares will consist of 16,250,000 Class A Ordinary Shares and zero Class B Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares will be entitled to one (1) votes per share, while holders of Class B Ordinary Shares will be entitled to fifty (50) votes per share. We will sell Class A Ordinary Shares in this offering. Our Class B Ordinary Shares are convertible at any time by the holder thereof into Class A Ordinary Shares on a one-for-one basis, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of Ordinary Shares. Such conversions may increase the aggregate voting power of the existing holders of Class A Ordinary Shares. In the event that we have multiple holders of Class B Ordinary Shares in the future and certain of them convert their Class B Ordinary Shares into Class A Ordinary Shares, the remaining holders who retain their Class B Ordinary Shares may experience increases in their relative voting power.
Furthermore, certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.
Techniques employed by short sellers may drive down the market price of the Class A Ordinary Shares.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies listed in the United States that have a substantial majority of their operations in China or Hong Kong have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of the Class A Ordinary Shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders’ equity, and the value of any investment in the Class A Ordinary Shares could be greatly reduced or rendered worthless.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.
The trading market for the Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the Class A Ordinary Shares, the market price for the Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the Class A Ordinary Shares to decline.
Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.
The initial public offering price of the Class A Ordinary Shares is substantially higher than the net tangible book value per Class A Ordinary Share. Therefore, if you purchase the Class A Ordinary Shares in this offering, you will pay a price per Class A Ordinary Share that substantially exceeds our pro forma net tangible book value per Class A Ordinary Share after this offering. Based on the assumed initial public offering price of US$4.00 per Class A Ordinary Share, you will experience immediate dilution of US$2.44 per Class A Ordinary Share, representing the difference between the assumed initial public offering price and our pro forma net tangible book value per Class A Ordinary Share after giving effect to this offering at the initial public offering price. See “Dilution” for more details.
The sale or availability for sale of substantial amounts of the Class A Ordinary Shares could adversely affect their market price.
Sales of substantial amounts of the Class A Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 16,250,000 Class A Ordinary Shares outstanding immediately after this offering, or 17,187,500 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full. In connection with this offering, we, our directors and executive officers, and existing shareholders have agreed not to sell, transfer or dispose of any Class A Ordinary Shares, Class A Ordinary Shares or similar securities for a period of six (6) months from the closing of this offering without the prior written consent of the underwriters, subject to certain exceptions.
However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the Class A Ordinary Shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.
We may need to raise additional capital in the future which could further dilute the ownership of existing shareholders.
Our capital needs in the future will depend upon factors such as its growth strategy and the success of our solar power projects. None of these factors can be predicted with certainty. We may need additional debt or equity financing in the future. We cannot assure investors that any additional financing, if required, will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling securities, the ownership of existing shareholders will be diluted. Any inability to obtain required financing could have a material adverse effect on our business, results of operations and financial condition.
Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment.
We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flows, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Class A Ordinary Shares will likely depend entirely upon any future price appreciation of the Class A Ordinary Shares. There is no guarantee that the Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in the Class A Ordinary Shares or even lose your entire investment in the Class A Ordinary Shares.
We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.
We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the Class A Ordinary Shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.
Although we are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, most of our executive officers and directors are located in Hong Kong or have ties to the PRC and/or Hong Kong. As a result, it may be difficult for you to effect service of process within the U.S. upon us or these individuals, or to bring an action against us or against these individuals in the U.S. in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.
Hong Kong is a Special Administrative Region of the PRC. A foreign judgment can be registered and enforced in Hong Kong either under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Reciprocal Enforcement Ordinance”) or at common law. Registration of a foreign judgment under the Reciprocal Enforcement Ordinance can be made by an ex parte application to the local court but this avenue is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, the Netherlands, New Zealand,

Singapore and Sri Lanka. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is, in essence, an independent suit in Hong Kong, and the judgment creditor must comply with the usual service procedures. Judgments entered in the U.S. can be enforced in Hong Kong only at common law. To be eligible for common-law recognition, the judgment must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. With respect to finality, a Hong Kong court will generally refrain from enforcing a judgment during the pendency of an appeal. This raises the possibility of undue delay and asset dissipation. With respect to a court with competent jurisdiction, this is determined by private international law rules applied by the Hong Kong courts. Jurisdiction can generally be established on the basis of the defendant’s physical presence in the foreign forum, appearance in the underlying legal proceeding, or prior contractual consent to jurisdiction. Under the common law and the Reciprocal Enforcement Ordinance, only limited defenses can be raised, such as that the foreign judgment was procured by fraud; the foreign judgment is contrary to Hong Kong public policy; the foreign court has no jurisdiction over the claim, etc.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of associations) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
In addition, we conduct substantially all of our business operations in Hong Kong, and substantially all of our directors and senior management are based in Hong Kong and the United Kingdom. The SEC, the U.S. Department of Justice, or the DOJ, and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain jurisdictions, including Hong Kong. Additionally, our public shareholders may have limited rights and few practical remedies in markets where we operate, as shareholder claims that are common in the United States, including class action suits based on securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in markets outside of the United States. Although the competent authorities may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”
You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries that have substantive business operations in Hong Kong. As a result, certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company with no business operations, and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in Hong Kong through our Hong Kong subsidiaries. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Hong Kong may render you unable or encounter hindrance to enforce a judgment against us, our assets, our directors and officers or their assets. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities.”
There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Class A Ordinary Shares.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties (other than rents and royalties that are derived in the conduct of an active business and meet certain requirements). Cash is generally a passive asset for these purposes. Goodwill and other intangibles generally are treated as active assets to the extent associated with business activities that produce active income.
Based on the current and expected composition of our income and assets and the estimated value of our assets, including goodwill and other intangibles, which is based on the expected price of the Class A Ordinary Shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the application of the PFIC rules to a company like us is subject to certain uncertainties. Our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time. The value of our goodwill and other intangibles may be determined, in large part, by reference to the market price of the Class A Ordinary Shares, which could be volatile. Therefore, because we currently hold, and will continue to hold a substantial amount of cash after this offering, we may be or become a PFIC for any taxable year if our market capitalization declines significantly after this offering. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we are a PFIC for any taxable year during which a U.S. investor owns Class A Ordinary Shares, the U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, results of operations and financial condition.
We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. Under Section 3(a)(1) of the Investment Company Act, an entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an applicable exemption: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading securities; or (b) it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities (other than U.S. government securities, securities issued by employees’ securities companies and securities issued by qualifying majority-owned subsidiaries of such entity) having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are, and hold ourselves out to be, primarily engaged in the business of developing solar projects and providing EPC services in Hong Kong, and not in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that our company is what is frequently referred to as an “orthodox” investment company as defined in the Investment Company Act and described in the preceding paragraph.
The need to comply with Section 3(a)(1) and Rule 3a-1 under the Investment Company Act may cause us to restrict our business and subsidiaries with respect to how we invest excess cash pending use in our business. In addition, if we no longer meet the requirements of Section 3(a)(1) and Rule 3a-1, and no other exemption is available to us, we may take other actions in order to conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act. This may include adjusting our cash management investments, which may result in lower rates of returns, and/or liquidating all or a portion of our investment securities, including on unfavorable terms, and holding such amounts in cash, and/or acquiring assets or businesses that could change the nature of our business or potentially take other actions that may be viewed as adverse to the holders of the Class A Ordinary Shares, in order to conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act.
If anything were to happen which would cause our company to be deemed to be an investment company under the Investment Company Act, we may lose our ability to raise money in the U.S. capital markets and from U.S. lenders, and additional restrictions under the Investment Company Act could apply to us, all of which could make it impractical for us to continue our business as currently conducted. In addition, if we were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts could be deemed unenforceable. This would materially and adversely affect the value of the Class A Ordinary Shares and our ability to pay dividends in respect of our Class A ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
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assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

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our ability to execute our growth, and expansion, including our ability to meet our goals;

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current and future economic and political conditions;

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our capital requirements and our ability to raise any additional financing which we may require;

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our ability to retain, attract clients and further enhance our brand recognition;

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our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

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other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.
Market and Industry Data
Unless otherwise indicated, information contained in this Prospectus concerning the Company’s industry and the markets in which it operates, including general expectations and market position, market opportunities and market share, is based on information from third-party sources (including industry publications, surveys and forecasts) and management studies and estimates.
Unless otherwise indicated, the Company’s estimates are derived from publicly available information released by independent industry analysts and third-party sources as well as data from the Company’s internal research and knowledge of the renewable energy market and economy, and include assumptions made by the Company which management believes to be reasonable based on their knowledge of the Company’s industry and markets. The Company’s internal research and assumptions have not been verified by any independent source, and it has not independently verified any third-party information. While the Company believes the market position, market opportunity and market share information included in this Prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the Company’s future performance and the future performance of the industry and markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Forward-Looking Statements” and “Risk Factors”.

USE OF PROCEEDS
We expect to receive total estimated net proceeds from this offering of approximately US$21.8 million, or approximately US$25.3 million if the underwriters exercise their over-allotment option in full, based on the estimated initial public offering price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. A US$1.00 increase (decrease) in the assumed initial public offering price of US$4.00 per Class A Ordinary Share would increase (decrease) the net proceeds to us from this offering by US$5.8 million, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Ordinary Shares and the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.
We intend to use the net proceeds we receive from this offering for the following purposes:
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approximately 50% for investment in our EPC projects, including expenditure in raw material procurement and project construction;

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approximately 30% for expansion in our marketing, promotion efforts and brand development;

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approximately 10% for research and development of our rooftop solar technologies; and

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approximately 10% for working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or financial instruments.

DIVIDEND POLICY
Since our inception, we have not declared or paid cash dividends on our Class A Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.
Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.
If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary. As a result, in the event that subsidiary incurs debt on in the future, its ability to pay dividends or other distributions to us may be limited. See “Risk Factors — Risks Related to this Offering and the Trading Market — If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, results of operations and financial condition.”
Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2025:
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on an actual basis; and

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on a pro forma basis to reflect (i) the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $4.00 per share, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us, assuming the underwriter does not exercise the Over-Allotment Option; and (ii) the issuance and sale of the Class A Ordinary Shares by us in this offering will full exercise of the over-allotment option at the initial public offering price of US$4.00 per share, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.
	As of June 30, 2025
(in thousands)	Actual		Pro forma		Pro forma As adjusted(1)
	HKD	US$	HKD	US$	HKD	US$
Cash and cash equivalents	1,385	176	172,529	21,978	199,760	25,447
Short term debt	1,754	223	1,754	223	1,754	223
Long-term debt	251	32	251	32	251	32
Total debt	2,005	255	2,005	255	2,005	255
Shareholder’s Equity
Ordinary Shares (800,000,000,000 Class A Ordinary
Shares, 80,000,000,000 Class B Ordinary Shares and
120,000,000,000 shares of such class or series
(however designated) as the board of directors may
determine in accordance with our memorandum
and articles of association, both of $0.00001 par
value, authorized; 10,000,000 Class A shares issued
and outstanding on an actual basis; 6,250,000 Class
A shares outstanding on a pro forma basis to reflect
the issuance without over-allotment; and 7,187,500
Class A shares outstanding on a pro forma as
adjusted basis to reflect the issuance with over-
allotment)
	1	—	1	—	1	—
Additional paid in capital	47,580	6,061	218,724	27,863	245,955	31,332
Accumulated deficit	(18,940)	(2,413)	(18,940)	(2,413)	(18,940)	(2,413)
Total equity attributable to owners of the Company	28,641	3,648	199,785	25,450	227,016	28,919
Non-controlling interests	(710)	(90)	(710)	(90)	(710)	(90)
Total Equity	27,931	3,558	199,075	25,360	226,306	28,829
Total Capitalization	29,936	3,813	201,080	25,615	228,311	29,084

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A Ordinary Share, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$5.8 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.
An increase (decrease) of 1,000,000 in the number of Class A Ordinary Shares offered by us would increase (decrease) each of total shareholders’ equity and total capitalization by US$3.7 million, based on an assumed initial public offering price of US$4.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.

DILUTION
If you invest in our Class A Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.
Our net tangible book value as of June 30, 2025, was US$3.6 million, or US$0.36 per Class A Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.
After giving effect to our sale of 6,250,000 Class A Ordinary Shares offered in this offering based on an assumed initial public offering price of US$4.00 per Class A Ordinary Share, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025, would have been US$25.4 million, or US$1.56 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$1.20 per Class A Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$2.44 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as-adjusted information discussed above is illustrative only.
The following table illustrates such dilution:
Per Ordinary Share
Assumed Initial public offering price per Class A Ordinary Share	US$4.00
Net tangible book value per ordinary share (both Class A and Class B Ordinary Share) as of June 30, 2025	US$0.36
Increase in net tangible book value per ordinary share (both Class A and Class B Ordinary Share attributable to payments by new investors	US$1.20
As-adjusted net tangible book value per ordinary share (both Class A and Class B Ordinary Share immediately after this offering	US$1.56
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering	US$2.44
The following tables summarize, on an as-adjusted basis as of June 30, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.
	Class A and Class B Ordinary Shares purchased		Total consideration			Average price per Ordinary Share
	Number	Percent	Amount		Percent
Existing shareholders	10,000,000	62%	US$	6,061,000	20%	US$	0.61
New investors	6,250,000	38%	US$	25,000,000	80%	US$	4.00
Total	16,250,000	100%	US$	31,061,000	100%	US$	1.91
The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.
Substantially all of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
Cayman Islands
Travers Thorp Alberga , our counsel with respect to the laws of the Cayman Islands, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
We have been advised by Travers Thorp Alberga that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC and Hong Kong
Most of our executive officers and directors are located in Hong Kong, or have ties to the PRC and/or Hong Kong. Because of such ties of our officers and directors to mainland China or Hong Kong, we may be governed by PRC laws and regulations, in which circumstance the uncertainties in the interpretation and enforcement of PRC laws, rules and regulations would apply to us regardless of whether we have a VIE structure or direct ownership structure post-offering.
Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has recently enacted laws and regulations which may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties, which may make it difficult for investors to bring actions against our executive officers and directors and obtain enforceable judgments. In addition, the PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value. Further, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.
Han Kun Law Offices, our counsel as to the laws of PRC, has advised us that there may be difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us based on foreign laws. Due to the lack of reciprocity and treaties between the United States and China, and cost and time constraints, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against the Company or some of the Company’s officers and directors judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even with the proposed service of process, it may also be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against these officers and directors.
JT&N (Hong Kong), our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
In addition, there is uncertainty as to whether the courts of the mainland China or Hong Kong would recognize or enforce judgments of U.S. courts against the officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state.
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In the PRC, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment by us against the officers or directors or the Company if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or the public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

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In Hong Kong, a judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.
Furthermore, there would be additional costs and issues with bringing an original action in foreign courts against the Company or the officers and directors to enforce liabilities based upon the U.S. Federal securities laws, and they still may be fruitless. See “Risk Factors — Risks Related to this Offering and the Trading Market — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.”

CORPORATE HISTORY AND STRUCTURE
Our Corporate History
We are a Cayman Islands exempted company limited by shares incorporated on April 25, 2025. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”). The authorized share capital of the Company is US$10,000,000 divided into 1,000,000,000,000 ordinary shares with a par value of USD0.00001 each comprising (i) 800,000,000,000 Class A Ordinary Shares, (ii) 80,000,000,000 Class B Ordinary Shares and (iii) 120,000,000,000 shares of such class or series (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. International Corporation Services Ltd was the sole shareholder holding one Class A Ordinary Share from date of incorporation to April 25, 2025. One Class A Ordinary Share was transferred to NexaSphere Acquisition Corporation on April 25, 2025.
On July 26, 2019, EcoFusion Holdings International Co. Limited was incorporated under the laws of Hong Kong.
On October 18, 2019, EcoFusion Energy Engineering Co. Limited was incorporated under the laws of Hong Kong.
On February 27, 2020, EcoFusion Engineering Solutions Co. Limited was incorporated under the laws of Hong Kong.
On May 25, 2022, EcoFusion Investment Co. Limited was incorporated under the laws of Hong Kong.
In anticipation of the IPO, we completed a series of reorganization steps:
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On February 20, 2025, EcoFusion Energy Limited was incorporated under the laws of Hong Kong as a wholly-owned subsidiary of EcoFusion Holdings International Co. Limited with one issued share.

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On February 21, 2025, EcoFusion Holdings International Co. Limited transferred 100% of its equity interests in the Company’s operating subsidiaries to EcoFusion Energy Limited.

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On April 25, 2025, SSTR was incorporated under the laws of the Cayman Islands.

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On April 25, 2025, EcoFusion Holdings International Co. Limited enters into a share exchange agreement with NexaSphere Acquisition Corporation and the Company, pursuant to which EcoFusion Holdings International Co. Limited issued 1,000 ordinary shares to NexaSphere Acquisition Corporation in exchange for the one Class A Ordinary Share of the Company held by NexaSphere Acquisition Corporation. As a result, EcoFusion Holdings International Co. Limited became the sole shareholder of the Company, holding one Class A Ordinary Share of the Company, representing 100% of its issued and outstanding share capital upon completion of the reorganization.

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On April 25, 2025, EcoFusion Holdings International Co. Limited enters into a share exchange agreement with the Company, pursuant to which the Company issued 9,999,999 Class A Ordinary Shares to EcoFusion Holdings International Co. Limited in exchange for the one ordinary share of EcoFusion Energy Limited held by EcoFusion Holdings International Co. Limited. As a result, upon completion of the reorganization, EcoFusion Holdings International Co. Limited, being the sole shareholder of the Company, held 10,000,000 Class A Ordinary Share of the Company, representing 100% of its issued and outstanding share capital. The Company holds one ordinary share of EcoFusion Energy Limited, representing 100% of its issued and outstanding share capital.

Our Corporate Structure
The charts below illustrate our corporate structure (i) before the reorganization; (ii) as of the date of this prospectus; and (iii) upon completion of this offering (assuming the underwriters do not exercise the over-allotment option).

Before the Reorganization
As of the Date of this Prospectus
Upon Completion of this Offering
For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders” in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading distributed solar energy generation project developer and engineering, procurement, and construction (“EPC”) solutions provider based in Hong Kong. We specialize in the development, construction, and long-term operation of local solar photovoltaic (“PV”) assets. Leveraging our technical expertise and in-depth understanding of the local regulatory and property landscape, we deliver renewable energy solutions tailored to Hong Kong’s dense and diverse built environment — including residential rooftops, commercial and industrial buildings, schools and village houses.
Founded in 2019, we are a pioneer in Hong Kong’s rooftop solar market. We were among the first to enter the village house rooftop segment, where we successfully completed a series of solar PV installations and established strong industry know-how. Building on this foundation, we strategically expanded into the residential, commercial and industrial rooftop sectors, as well as schools, unlocking greater scale, revenue, and long-term value creation. As of June 30, 2025, we have completed 71 projects with a cumulative installed capacity of 13.7 MW, including 33 residential rooftop solar PV projects (8.7 MW), 27 commercial and industrial rooftop solar PV projects (4.0 MW) and 11 school rooftop solar PV projects (1.0 MW). In the fiscal years ending December 31, 2023 and 2024 and the six months ending June 30, 2025, residential, commercial and industrial rooftop projects accounted for approximately 100%, 81.5% and 98.0% of our total revenues, respectively.
As of June 30, 2025, we also have a strong project pipeline under construction, comprising 12 projects, including three residential projects and nine commercial and industrial projects. Upon completion, these projects are expected to add an additional 2.8 MW of installed capacity. Our early entry, sector diversification, and growing project pipeline have further solidified our leadership position in Hong Kong’s distributed solar market and strengthened our foundation for continued growth.
We build and deliver projects under two ownership models: (i) owner-funded ownership projects and (ii) offtaker-funded projects.
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EPC for Owner-Funded Projects — The installation of solar PV in these projects are funded by rooftop owners. We participate in competitive tenders where rooftop owners invest directly in their solar projects. Once awarded a contract, we provide turnkey EPC services, managing the entire process from design to final commissioning.

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EPC for Offtaker-Funded Projects — For rooftop owners who do not invest directly, we bring in external offtakers who finance the project in exchange for rights to the future power generation income. In these cases, we sign the EPC contract directly with the offtakers and manage the entire project development process from start to finish.

Each EPC agreement outlines the scope of project development and EPC services we provide to customers, estimated capacity, and unit pricing. We manage the full project lifecycle, including design, regulatory compliance, material procurement (e.g., solar panels), and construction. We continuously seek diversified sourcing and supply channels to reduce project costs, including both equipment and labor.
Our customers include property owners and institutional solar offtakers. Our top offtaker customers contributed approximately 76%, 89% and 100% of our total revenues in 2023, 2024 and the six months ended June 30, 2025, respectively. Each EPC agreement outlines the scope of project development and EPC services we provide to customers, estimated capacity, and unit pricing.
Supported by Hong Kong’s favorable and stable renewable energy policies, the local solar PV market still offers significant growth potential. We plan to deepen our market penetration through ongoing technology integration, alignment with carbon neutrality initiatives, regional expansion, and diversification into new customer segments such as public infrastructure and industrial facilities. As of June 30, 2025, we have 12 active EPC projects under construction, with a total estimated installed capacity of 2.8 MW and expected to generate approximately HK$35.9 million (US$4.6 million) in revenue. In addition, we have pipeline projects under planning with an estimated installed capacity of 17.4 MW.

We are committed to becoming a key player in Hong Kong’s green energy transformation — driven by innovation, committed to safety, and trusted by its partners. In 2023, 2024 and the six months ended June 30, 2024 and 2025, our revenues amounted to HK$39.7 million, HK$66.5 million (US$8.6 million), HK$30.1 million and HK$31.7 million (US$4.0 million), respectively, and we recorded net loss of HK$14.7 million in 2023 and net income of HK$9.9 million (US$1.3 million), HK$5.2 million and HK$3.8 million (US$0.5 million), in 2024 and the six months ended June 30, 2024 and 2025, respectively. Our gross profit was HK$7.3 million, HK$23.6 million (US$3.0 million), HK$13.9 million and HK$9.7 million (US$1.2 million) in 2023, 2024 and the six months ended June 30, 2024 and 2025, respectively. The financial performance reflected by our revenue, net income and gross profit from 2023 to June 30, 2025 was as a result of our strategic expansion into residential, commercial and industrial rooftop solar PV projects, streamlined operations enhancing cost efficiency, and growing demand for renewable energy in Hong Kong. We believe that our overall revenue, net income and gross profit will continue to increase in future years, primarily driven by (i) economics of scale and increase of operating efficiency, and (ii) our continuous focus on deepening our market penetration in the Hong Kong solar PV market.
Key Factors That Affect Operating Results
We believe the following key factors may affect our financial condition and results of operations:
Demand from our major customers
We generated the majority of our revenue from a limited number of customers. In 2023, sales to our top two customers represented 76% and 17% of our total revenue, respectively. In 2024 and the six months ended June 30, 2025, sales to our top customer represented 89% and 100% of our total revenue, respectively. Our results of operations are affected significantly by demands of our largest customers.
Gross margin
Our gross margin is affected by changes in our revenue and cost of revenue. Our revenues are determined by the average selling prices of our products, as well as MW of products that we are able to sell. Our cost of revenue is affected by our ability to manage raw material costs and to efficiently manage our subcontractors. Our gross margin has significantly improved from 18.3% for the year ended December 31, 2023 to 35.5% for the year ended December 31, 2024, reflecting our focused efforts to enhance operational efficiency. Our gross margin continued to maintain at over 30% during the first half of 2025.
Inflation risk
Inflationary factors, such as increases in material costs, subcontracting costs, project related employee benefits expenses and miscellaneous project expenses, could impair our operating results. A high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of revenue if the revenues do not increase with such increased costs.
We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts
As our business and operations are based in Hong Kong, our business growth is primarily dependent upon the economy and market condition in Hong Kong and the PRC. We also leverage our strong business partnerships in mainland China for our supply network. The market conditions are directly affected by, among other things, the global and local political and economic environments, such as uncertainties about the Sino-U.S. trade conflicts. Any sudden downturn in the general economic environment or change to political environment in Hong Kong and the PRC beyond our control may adversely affect the financial market sentiment in general. Severe fluctuations in market and economic sentiments may also lead to a prolonged period of slowdowns in the real estate and construction industries. As such, our revenue and profitability may fluctuate and we cannot assure you that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions. See “Risk Factor — Risks related to Our Business and Industry — Unfavorable economic and industry conditions may have an adverse impact on our operating performance and results of operations.”

Key Operating Metrics
We manage our business using the following key operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and long-term performance of our business.
The following tables set forth the major operating metrics for the periods indicated:
	As of December 31,		As of June 30,
	2023	2024	2024	2025
Cumulative installed capacity	6.4 MW	11.3 MW	8.6 MW	13.7 MW
Residential rooftop installed capacity	5 MW	7.3 MW	5.6 MW	8.7 MW
Commercial and industrial rooftop installed capacity	1.4 MW	3.0 MW	2.1 MW	4.0 MW
School rooftop installed capacity	—	1.0 MW	0.9 MW	1.0 MW
Key Components of Our Results of Operations
For the years ended December 31, 2023 and 2024
Revenue
We derive our revenue from designing, constructing, and delivering turnkey solar PV projects and sales of developed solar projects. In 2023 and 2024, our revenue amounted to HK$39.7 million and HK$66.5 million (US$8.6 million), respectively.
The following table sets forth a breakdown of our total revenue, in absolute amounts and as percentages of total revenue, for the years indicated:
	For the years ended December 31,					Variance
	2023		2024			Amount	%
	HK$	%	HK$	US$	%	HK$	%
	(in thousands, except for percentages)
Supply and installation of solar power projects	37,719	95.0	66,517	8,563	100.0	28,798	76.3
Sales of developed solar power projects	1,980	5.0	—	—	—	(1,980)	(100.0)
Total Revenue	39,699	100.0	66,517	8,563	100.0	26,818	67.6
Under our EPC agreements with our customers, we provide comprehensive solar PV solutions, ranging from the development of solar power projects to full turnkey EPC services to customers. Our offerings cover the entire solar PV project lifecycle up to delivery, including site assessment, system design, engineering, procurement, installation, and commissioning. We specialize in deploying high-performance solar PV systems on residential rooftops, commercial and industrial buildings, as well as schools, ensuring optimal energy production and efficiency.
Cost of Revenue
Our cost of revenue represents all costs and expenses incurred in order to generate revenue. Our cost of revenue primarily consists of (i) costs of purchasing raw materials and components; (ii) subcontractors’ service fees; and (iii) other costs related to contract performance, including supplies and tools. In 2023 and 2024, our cost of revenue amounted to HK$32.4 million and HK$42.9 million (US$5.5 million), respectively.
The following table sets forth the components of cost of revenue, both in absolute amounts and as percentages of our total cost of revenue, for the years indicated.

	For the years ended December 31,					Variance
	2023		2024			Amount	%
	HK$	%	HK$	US$	%	HK$	%
	(in thousands, except for percentages)
Supply and installation of solar power projects	31,011	95.6	42,873	5,518	100.0	11,862	38.3
Sales of developed solar power projects	1,419	4.4	—	—	—	(1,419)	(100.0)
Total Cost of Revenue	32,430	100.0	42,873	5,518	100.0	10,443	32.2
We expect our cost of revenue to increase in absolute amounts in line with our expansion of business and customer base growth, primarily due to higher production and service delivery costs required to meet rising demand, and to decrease as a percentage of our revenue in the long run through economies of scale and improvement of operation efficiency.
Gross Profit
Our gross profit equals to our revenue less our cost of revenue. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost. As a result of the foregoing, our gross profit was HK$7.3 million and HK$23.6 million (US$3.0 million) in 2023 and 2024, respectively, reflecting our focused efforts to enhance operational efficiency. We expect to sustain these elevated margins through continued emphasis on operational excellence and strategic cost management.
Operating Expenses
Our operating expenses consist of (i) selling and marketing expenses; and (ii) general and administrative expenses.
The following table sets forth a breakdown of our operating expenses, in absolute amounts and as percentages of our total operating expenses, for the years indicated.
	For the years ended December 31,					Variance
	2023		2024			Amount
	HK$	%	HK$	US$	%	HK$	%
	(In thousands, except for percentages)
Operating Expenses
Selling and marketing expenses	1,716	9.5	245	32	2.0	(1,471)	(85.7)
General and administrative expenses
Payroll expenses	4,951	27.5	6,744	868	54.0	1,793	36.2
Expected credit losses	3,814	21.2	81	10	0.6	(3,733)	(97.9)
Operation and support expenses	4,919	27.3	3,518	453	28.2	(1,401)	(28.5)
Rental expenses	1,487	8.3	1,288	166	10.3	(199)	(13.4)
Others	1,114	6.2	613	79	4.9	(501)	(45.0)
Total Operating Expenses	18,001	100.0	12,489	1,608	100.0	(5,512)	(30.6)
Selling and marketing expenses.   Selling and marketing expenses mainly consist of advertising, transportation fee and other expenses related to selling and marketing activities. Our selling and marketing expenses were HK$1.7 million and HK$0.2 million (US$0.03 million) in 2023 and 2024, respectively. This reduction was primarily driven by changes in marketing strategy, which reduced the need for investments in public media advertising and trade show exhibitions. Our current marketing strategy emphasizes efficient, targeted approaches, including lateral referrals and leveraging our extensive network of consultants to promote our business among industry stakeholders. We plan to further refine our marketing efforts by adopting more precise and efficient strategies, focusing on high-impact, targeted initiatives. We intend to minimize expenditures on non-targeted, low-cost-effective public media advertising, prioritizing channels that offer greater return on investment.

As a result of our business model, which leverages industry investor resources and established networks to drive sales, our selling and marketing expenses have significantly decreased from 2023 to 2024. We expect these expenses to remain at relatively low levels in the foreseeable future, reflecting our efficient approach to customer acquisition and market presence. However, as our business expands and revenue grow, we expect an increase in selling and marketing expenses in absolute amounts to support continued customer relationship development and market expansion, while maintaining a low proportion of total revenue.
General and administrative expenses.   General and administrative expenses mainly consist of payroll expenses, operation and support expenses, rental expenses, expected credit losses of financial assets, office and utilities expenses, depreciation expenses and other miscellaneous administrative expenses. Our general and administrative expenses were HK$16.3 million and HK$12.2 million (US$1.6 million) in 2023 and 2024, respectively. The decrease from 2023 to 2024 reflects our ongoing efforts to streamline operations and enhance cost efficiency. We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future, primarily due to expenses associated with IPO process. However, we aim to enhance administrative efficiency and optimize fixed operational costs to manage these expenses as a percentage of total revenue, while continuing to support our business objectives.
Our operating expenses have decreased in absolute amounts from HK$18.0 million in 2023 to HK$12.5 million (US$1.6 million) in 2024. The operating expenses as a percentage of our total revenue were 45.3% and 18.8% in 2023 and 2024, respectively, which was primarily attributable to our effective cost management and enhanced operational efficiencies. However, the decrease was partially offset by increased payroll expenses to support our expanding business scale.
We expect our operating expenses as a percentage of revenue to decrease over the long term, driven by enhanced brand awareness, improved sales and operational efficiencies, and economies of scale. In the near term, we expect that our operating expenses will increase due to professional service fees incurred in connection with our preparations to become a publicly listed company, as well as costs to support ongoing business expansion. These expectations are subject to uncertainties, including the timing and costs of our public listing process and future revenue growth.
Other (expenses) income, net
Our other (expenses) income, net consists of financial (expenses) income, net, electricity income and others. We recorded other expenses, net of HK$5.0 million in 2023, and we recorded other income, net of HK$0.9 million (US$0.1 million) in 2024.
For the six months ended June 30, 2024 and 2025
Revenue
We derive our revenue from designing, constructing, and delivering turnkey solar PV systems and sales of developed solar projects. For the six months ended June 30, 2024 and 2025, our revenue amounted to HK$30.1 million and HK$31.7 million (US$4.0 million), respectively.
The following table sets forth a breakdown of our total revenue, in absolute amounts and as percentages of total revenue, for the periods indicated:
	For the six months ended June 30,					Variance
	2024		2025			Amount	%
	HK$	%	HK$	US$	%	HK$	%
	(in thousands, except for percentages)
Supply and installation of solar power projects	30,135	100.0	31,680	4,036	100.0	1,545	5.1
Total Revenue	30,135	100.0	31,680	4,036	100.0	1,545	5.1
Under our EPC agreements with our customers, we provide comprehensive solar PV solutions, ranging from the development of solar power projects to full turnkey EPC services to customers. Our offerings cover the entire solar PV project lifecycle up to delivery, including site assessment, system design, engineering, procurement, installation, and commissioning. We specialize in deploying high-performance solar PV systems on residential rooftops, commercial and industrial buildings, as well as schools, ensuring optimal energy production and efficiency.
Cost of Revenue
Our cost of revenue represents all costs and expenses incurred in order to generate revenue. Our cost of revenue primarily consists of (i) costs of purchasing raw materials and components; (ii) subcontractors’ service fees; and (iii) other costs related to contract performance, including supplies and tools. During the six months ended June 30, 2024 and 2025, our cost of revenue amounted to HK$16.3 million and HK$22.0 million (US$2.8 million), respectively.
The following table sets forth the components of cost of revenue, both in absolute amounts and as percentages of our total cost of revenue, for the periods indicated.
	For the six months ended June 30,					Variance
	2024		2025			Amount	%
	HK$	%	HK$	US$	%	HK$
	(in thousands, except for percentages)
Sales of existing developed solar power projects	16,250	100.0	22,020	2,805	100.0	5,770	35.5
Total Cost of Revenue	16,250	100.0	22,020	2,805	100.0	5,770	35.5
Gross Profit
Our gross profit equals to our revenue less our cost of revenue. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost. As a result of the foregoing, our gross profit was HK$13.9 million and HK$9.7 million (US$1.2 million) during the six months period ended June 30, 2024 and 2025, respectively, reflecting the impact of increased cost of revenue on project margins.
Operating Expenses
Our operating expenses consist of (i) selling and marketing expenses; and (ii) general and administrative expenses.
The following table sets forth a breakdown of our operating expenses, in absolute amounts and as a percentage of our total operating expenses, for the periods indicated.
	For the six months ended June 30,					Variance
	2024		2025			Amount	%
	HK$	%	HK$	US$	%	HK$
	(In thousands, except for percentages)
Operating Expenses
Selling and marketing expenses	245	3.0	218	28	4.5	(27)	(11.0)
Total Selling and marketing expenses	245	3.0	218	28	4.5	(27)	(11.0)
General and administrative expenses
Professional Fees	118	1.4	2,819	359	58.0	2,701	2,289.0
Payroll expenses	4,296	51.8	1,070	136	22.0	(3,226)	(75.1)
Rental expenses	939	11.3	477	61	9.8	(462)	(49.2)
Operation and support expenses	2,929	35.3	209	27	4.4	(2,720)	(92.9)
Expected credit (reversal) loss	(228)	(2.8)	64	8	1.3	292	(128.1)
Total General and administrative expenses	8,054	97.0	4,639	591	95.5	(3,415)	(42.4)
Total Operating Expenses	8,299	100.0	4,857	619	100.0	(3,442)	(41.5)

Selling and marketing expenses.   Selling and marketing expenses mainly consist of advertising, transportation fee and other expenses related to selling and marketing activities. Our selling and marketing expenses were HK$0.2 million and HK$0.2 million (US$0.03 million) during the six months ended June 30, 2024 and 2025, respectively, which reflects our business model’s commitment to minimizing selling expenses, which reflects our business model’s commitment to minimizing selling expenses by leveraging established industry partner networks for customer acquisition rather than relying on non-targeted, low-cost-effective public media advertising.
General and administrative expenses.   General and administrative expenses mainly consist of payroll expenses, professionals fees, operation and support expenses, rental expenses, expected credit (reversal) losses of financial assets, office and utilities expenses, depreciation expenses and other miscellaneous administrative expenses. Our general and administrative expenses were HK$8.1 million and HK$ 4.6 million (US$0.6 million) during the six months ended June 30, 2024 and 2025, respectively.
This reduction was primarily due to our strict cost control measures, which significantly reduced costs in areas such as payroll, operation and support, and rental expenses. The overall decrease was partially offset by a significant increase in professional fees related to the Company’s IPO preparation.
Our operating expenses have decreased in absolute amounts from HK$8.3 million in the six months ended June 30, 2024 to HK$4.9 million in the six months ended June 30, 2025. The operating expenses as a percentage of our total revenue were 27.5% and 15.3% in the six months ended June 30, 2024 and 2025, respectively, which was primarily attributable to our effective cost management and enhanced operational efficiencies, particularly the substantial reduction in general and administrative expenses.
Other income (expenses), net
Our other income (expenses), net consists of financial expenses, net, electricity income and others. We recorded other income, net of HK$0.6 million for the six months ended June 30, 2024, and we recorded other income, net of HK$0.3 million (US$0.03 million) for the six months ended June 30, 2025.
Taxation
Cayman Islands
The Company incorporated in the Cayman Islands as an exempted company with limited liability under the Cayman Companies Act and accordingly, is exempted from Cayman Islands income tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.
Hong Kong
The major operating subsidiaries of our company, registered in Hong Kong, are subject to Hong Kong profits tax on taxable income. Under the two-tiered profits tax regime effective April 1, 2018, the first HK$2 million of assessable profits is taxed at 8.25%, with profits above that amount taxed at 16.5%. Changes in tax laws or our taxable income levels could impact our future tax obligations.
Internal Control over Financial Reporting
Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. Our independent registered public accounting firm had not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements for the years ended December 31, 2023 and 2024, and the review of our unaudited condensed consolidated financial statements for the six months ended June 30, 2025, we identified two “material weaknesses” in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies.
A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to:
i) lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework; and
ii) lack of accounting staff and resources with appropriate knowledge of U.S. Generally Accepted Accounting Principles (U.S. GAAP) and Securities and Exchange Commission (SEC) reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements.
To address the material weaknesses identified before this offering, as of the date of this prospectus disclosure, we have implemented a range of measures aimed at remediating the identified weaknesses, including but not limited to:
i) developing an overall internal control manual, appointing independent directors, establishing an audit committee, and strengthening corporate governance; and
ii) recruiting additional accounting and financial personnel with proficiency in U.S. GAAP and experience in SEC reporting; arranging recurring training sessions for our accounting staff, particularly concerning U.S. GAAP standards and SEC reporting obligations.
Results of Operations
For the years ended December 31, 2023 and 2024
The following table summarizes the results of our operations for the years ended December 31, 2023 and 2024, respectively, and provides information regarding the Hong Kong dollar in thousand and percentage increase or (decrease) during such periods.
	For the years ended December 31,			Amount	%
	2023	2024	2024	Change	Change
	HK$	HK$	US$	HK$
Revenue	39,699	66,517	8,563	26,818	67.6
Cost of revenue	(32,430)	(42,873)	(5,518)	(10,443)	32.2
Gross Profit	7,269	23,644	3,045	16,375	225.3
Operating expenses
Selling and marketing expenses	(1,716)	(245)	(32)	1,471	(85.7)
General and administrative expenses	(16,285)	(12,244)	(1,576)	4,041	(24.8)
Total operating expenses	(18,001)	(12,489)	(1,608)	5,512	(30.6)
(Loss) income from operations	(10,732)	11,155	1,437	21,887	(203.9)
Other (expenses) income
Other (expenses) income, net	(629)	698	90	1,327	(211.0)
Financial (expenses) income, net	(4,368)	174	22	4,542	(104.0)
Total other (expenses) income, net	(4,997)	872	112	5,869	(117.5)
(Loss) income before income tax expense	(15,729)	12,027	1,549	27,756	(176.5)
Income tax benefit (expense)	1,025	(2,109)	(272)	(3,134)	(305.8)
Net (loss) income	(14,704)	9,918	1,277	24,622	(167.5)
Less: net (loss) income attributable to non-controlling interests	(778)	789	102	1,567	(201.4)
Net (loss) income attributable to the Company’s shareholders	(13,926)	9,129	1,175	23,055	(165.6)

Revenue
Our total revenue increased by 67.6%, from approximately HK$39.7 million for the year ended December 31, 2023 to approximately HK$66.5 million (US$8.6 million) for the year ended December 31, 2024. The increase was mainly due to growth in our solar photovoltaic project activities, driven by higher project completion volumes and favorable market demand.
Cost of revenue
Our cost of revenue increased by 32.2% from HK$32.4 million for the year ended December 31, 2023 to HK$42.9 million (US$5.5 million) for the year ended December 31, 2024, primarily due to higher solar component costs and subcontract costs associated with increased sales scale and business expansion.
Gross profit
Our gross profit increased significantly by 225.3% from HK$7.3 million for the year ended December 31, 2023 to HK$23.6 million (US$3.0 million) for the year ended December 31, 2024, driven by higher revenue from increased solar PV project deliveries and cost reduction, which was achieved through enhanced project timeline management and bulk procurement for favorable component price.
Operating expenses
Our operating expenses decreased by 30.6% from HK$18.0 million for the year ended December 31, 2023 to HK$12.5 million (US$1.6 million) for the year ended December 31, 2024. This decrease was primarily attributable to strategic cost management initiatives, including reduced marketing expenditures and better customer credit management. We expect that our operating expenses will increase due to professional service fees for our public listing preparations and ongoing business growth.
Our selling and marketing expenses decreased by 85.7% from HK$1.7 million in 2023 to HK$0.2 million (US$0.03 million) in 2024, primarily driven by changes in marketing strategy, which reduced the need for investments in public media advertising and trade show exhibitions.
Our general and administrative expenses decreased by 24.8% from HK$16.3 million in 2023 to HK$12.2 million (US$1.6 million) in 2024. The decrease from 2023 to 2024 reflects our ongoing efforts to streamline operations and enhance cost efficiency.
Other (expenses) income, net
We had total other income, net of HK$0.9 million (US$0.1 million) for the year ended December 31, 2024, as compared to total other expenses, net of HK$5.0 million, which consist of (i) financial expenses, net of HK$4.4 million interests from shareholder loan, borrowing and long-term payable, and (ii) other expenses, net of HK$0.6 million for the year ended December 31, 2023.
Income tax benefit (expense)
We had income tax expense of HK$2.1 million (US$0.3 million) for the year ended December 31, 2024, as compared to income tax benefit of HK$1.0 million for the year ended December 31, 2023. This shift from income tax benefit to income tax expense was primarily attributable to the utilization of net operating loss carryforwards in 2024, driven by our shift to profitability. In 2023, we recognized a deferred tax asset for net operating loss carryforwards, based on expected future taxable income, contributing to the tax benefit.
Net (loss) income
As a result of the foregoing, we had net income of HK$9.9 million (US$1.3 million) for the year ended December 31, 2024, compared to net loss of HK$14.7 million for the year ended December 31, 2023.
For the six months ended June 30, 2024 and 2025
The following table summarizes the results of our operations for the six months ended June 30, 2024 and 2025, respectively, and provides information regarding the Hong Kong dollar in thousand and percentage increase or (decrease) during such periods.

	For the six months ended June 30,			Amount	%
	2024	2025	2025	Change	Change
	HK$	HK$	US$	HK$
Revenue	30,135	31,680	4,036	1,545	5.1
Cost of revenue	(16,250)	(22,020)	(2,805)	(5,770)	35.5
Gross Profit	13,885	9,660	1,231	(4,225)	(30.4)
Operating expenses
Selling and marketing expenses	(245)	(218)	(28)	27	(11.0)
General and administrative expenses	(8,054)	(4,639)	(591)	3,415	(42.4)
Total operating expenses	(8,299)	(4,857)	(619)	3,442	(41.5)
Income from operations	5,586	4,803	612	(783)	(14.0)
Other income (expenses)
Other income, net	609	259	33	(350)	(57.5)
Financial expenses, net	(46)	(675)	(87)	(629)	1,367.4
Total other income (expenses), net	563	(416)	(54)	(979)	(173.9)
Income before income tax expense	6,149	4,387	558	(1,762)	(28.7)
Income tax expense	(955)	(539)	(69)	416	(43.6)
Net income	5,194	3,848	489	(1,346)	(25.9)
Less: net income attributable to non-controlling interests	403	293	37	(110)	(27.3)
Net income attributable to the Company’s shareholders	4,791	3,555	452	(1,236)	(25.8)
Revenue
Our total revenue increased by 5.1%, from approximately HK$30.1 million for the six months ended June 30, 2024 to approximately HK$31.7 million (US$4.0 million) for the six months ended June 30, 2025. The increase was mainly due to growth in delivered turnkey solar power systems, driven by higher project completion volumes and favorable market demand.
Cost of revenue
Our total cost of revenue increased by 35.5% , from approximately HK$16.3 million for the six months ended June 30, 2024 to approximately HK$22.0 million (US$2.8 million) for the six months ended June 30, 2025. The increase of cost of revenue was due to a change in the cost of revenue for composition of completed projects. To enhance our competitive advantage in the six months ended June 30, 2025, we delivered a higher proportion of projects that included additional integrated waterproofing processes, which led to higher construction cost.
Gross profit
Our total gross profit decreased by 30.4% , from approximately HK$13.9 million for the six months ended June 30, 2024 to approximately HK$9.7 million (US$1.2 million) for the six months ended June 30, 2025.
The decrease was mainly due to that certain projects delivered in the six months ended June 30, 2025, included a higher proportion of solar PV systems with integrated waterproofing processes. We provided these additional processes to enhance our competitive advantage, but they resulted in a structurally lower gross profit margin because the required specialized construction workload and materials led to higher unit costs of revenue.
Our operating expenses decreased by 41.5% from HK$8.3 million for the six months ended June 30, 2024 to HK$4.9 million (US$0.6 million) for the six months ended June 30, 2025. This decrease was primarily attributable to proactive and stringent cost and expense control measures implemented by the Company.

Furthermore, the Company’s strategic focus on prioritizing the delivery of existing projects in the first half of 2025 allowed for the control and reduction of non-essential expenditures.
Other income (expenses), net
We had a total other expenses, net of HK$0.4 million (US$0.05 million) for the six months ended June 30, 2025 as compared to total other income, net of HK$ 0.6 million, which mainly due to the decreased other income of HK$0.4 million and increased financial expenses of HK$ 0.6 million.
Income tax expense
We had income tax expense of HK$0.5 million (US$0.07 million) for the six months ended June 30, 2025, as compared to income tax expense of HK$1.0 million for the six months ended June 30, 2024, consistent with the decrease in our income before income tax expense.
Net income
As a result of the foregoing, we had net income of HK$3.8 million (US$0.5 million) for the six months ended June 30, 2025, compared to net income of HK$5.2 million for the six months ended June 30, 2024.
Liquidity and Capital Resources
In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. Our primary sources of liquidity include cash provided by our operations. We incurred net income of HK$5.2 million and net income of HK$3.8 million, and net cash used in operating activities of HK$0.8 million and net cash provided by operating activities of HK$1.1 million for the six months ended June 30, 2024 and 2025, respectively.
We believe our current working capital of HK$23.5 million is sufficient to support our operations for the next twelve months. However, we may require additional cash resources in the future due to changes in business conditions or opportunities for investments, acquisitions, or other capital expenditures. If our cash requirements exceed our available cash, we may seek to raise funds through equity offerings, debt financing, or credit facilities.
Cash Flows
For the years ended December 31, 2023 and 2024
The following table sets forth a summary of our cash flows for the years indicated.
	For the years ended December 31,
	2023	2024	2024
(in thousands)	HK$	HK$	US$
Net cash used in operating activities	(48,417)	(503)	(64)
Net cash used in investing activities	(256)	—	—
Net cash provided by (used in) financing activities	47,902	(591)	(77)
Net decrease in cash and cash equivalents	(771)	(1,094)	(141)
Cash and cash equivalents, beginning of the year	1,884	1,113	143
Cash and cash equivalents, end of the year	1,113	19	2
Operating activities
For the year ended December 31, 2023, our net cash used in operating activities was HK$48.4 million, primarily driven by our net loss of HK$14.7 million and (i) adjusted to add back provision for doubtful accounts, impairment loss of project assets and depreciation of HK$4.9 million; (ii) adjusted for a deferred tax benefit of HK$1.0 million; (iii) adjusted for changes in operating assets and liabilities that positively affected operating cash flow, primarily due to an increase in accounts payable and amount due to a related party HK$50.2 million; and (iv) partially offset by changes in operating assets and liabilities that negatively affected operating cash flow, primarily due to an increase in project assets and a decrease in contract liabilities HK$87.8 million.
For the year ended December 31, 2024, our net cash used in operating activities decreased to HK$0.5 million, primarily driven by our net income of HK$9.9 million and (i) adjusted to add back provision for doubtful accounts, impairment losses of project assets, depreciation and deferred tax expense of HK$2.9 million; (ii) adjusted for changes in operating assets and liabilities that positively affected operating cash flow, primarily due to an increase in accounts payable and a decrease in project assets HK$56.5 million; and (iii) partially offset by changes in operating assets and liabilities that negatively affected operating cash flow, primarily due to an increase in accounts receivable and a decrease in contract liabilities HK$69.8 million. The significant reduction in cash outflows reflects our improved operational efficiency, as discussed in “Results of Operations.”
Investing activities
For the year ended December 31, 2023, our net cash used in investing activities was HK$0.3 million, primarily attributable to purchases of property, plant, and equipment for office facility. For the year ended December 31, 2024, we had no net cash used in or provided by investing activities, as no investment activities were conducted.
Financing activities
For the year ended December 31, 2023, our net cash provided by financing activities was HK$47.9 million, primarily attributable to proceeds from shareholder contribution of HK$47.6 million, and proceeds from long-term payable of HK$0.8 million. This inflow was partially offset by repayments of long-term borrowing of HK$0.4 million, long-term payable of HK$0.1 million related to sale-and-leaseback transactions deemed as financing arrangement.
For the year ended December 31, 2024, our net cash used in financing activities was HK$0.6 million, primarily attributable to repayments of long-term borrowing of HK$0.4 million and long-term payable of HK$0.2 million, reflecting our efforts to reduce outstanding debt.
For the periods ended June 30, 2024 and 2025
The following table sets forth a summary of our cash flows for the periods indicated:
	For the six months ended June 30,
	2024	2025	2025
(in thousands)	HK$	HK$	US$
Net cash (used in) provided by operating activities	(772)	1,120	144
Net cash used in investing activities	—	—	—
Net cash (used in) provided by financing activities	(312)	246	30
Net (decrease)/increase in cash and cash equivalents	(1,084)	1,366	174
Cash and cash equivalents, beginning of the period	1,113	19	2
Cash and cash equivalents, end of the period	29	1,385	176
Operating activities
For the six months ended June 30, 2025, our net cash provided by operating activities was HK$1.1 million, primarily resulted from: approximately HK$ 3.8 million net income; an increase in accounts receivable, net of HK$4.2 million; a decrease in Accounts payable of HK$0.1 million; a decrease in Contract liabilities of HK$15.2 million; a decrease in Project assets, net of HK$20.0 million; an increase in Amount due from related parties, net of HK$2.8 million; a decrease in Amount due to related parties of HK$2.9 million; and other net working capital change of HK$2.4 million.
For the six months ended June 30, 2024, our net cash used in operating activities was HK$0.8 million, primarily resulted from our net income of HK$5.2 million; an increase in accounts receivable, net of HK$1.9 million; an increase in Accounts payable of HK$31.9 million; a decrease in Contract liabilities of HK$21.2 million; an increase in Project assets, net of HK$7.8 million; deferred tax expenses of HK$1.0 million; and a net decrease in other working capital liabilities of HK$8.0 million.
Investing activities
Our net cash used in investing activities was nil for both the six months ended June 30, 2024 and the six months ended June 30, 2025.
Financing activities
For the six months ended June 30, 2025, our net cash provided by financing activities was HK$0.2 million, which was primarily due to (i) the proceeds from a third party of HK$1.0 million; (ii) the repayments of long-term borrowing and long-term payable of HK$0.4 million, and (iii) the prepayment of offering cost of HK$0.4 million, reflecting the initial costs incurred for the Company’s public listing preparations.
For the six months ended June 30, 2024, our net cash used in financing activities was HK$0.3 million, which was due to the repayments of long-term borrowing and long-term payable.
Material Cash Requirements
Our material cash requirements as of June 30, 2025 primarily include our long-term borrowing and long-term payable, interest-bearing third party payable, capital expenditures, and working capital requirements.
Our long-term borrowing represents future maximum commitment relating to the principal amount and interests in connection with our borrowing. For details of our long-term borrowing, see Note 8 to our Consolidated Financial Statements and unaudited condensed consolidated financial statements.
Our long-term payable represents future maximum commitment relating to the principal amount and interests in connection with our sale-and-leaseback transactions deemed as financing arrangement. For details of our long-term payable, see Note 9 to our Consolidated Financial Statements and unaudited condensed consolidated financial statements.
Our interest-bearing third party payable represents future maximum commitment relating to the principal amount and interests in connection with our financing agreement with a third party. For details of our interest-bearing third party payable, see Note 10 to our unaudited condensed consolidated financial statements.
Off-Balance Sheet Commitments and Arrangements
We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contractual Obligations
The following table sets forth our contractual obligations as of June 30, 2025:
	Payment due by schedule
HK$000	Within one year	Within 1 – 2 years	Total
Borrowing	521	47	568
Long-term payable	205	204	409
Construction Subcontractor	4,865	—	4,865
Third Party Payable	1,028	—	1,028
Quantitative and Qualitative Disclosure about Market Risk
Concentration of customers and suppliers
The following customers represented more than 10% of the Group’s total revenue for the six months ended June 30, 2024 and 2025:
	For the six months ended June 30,
	2024	2025
Customer A (related party)	73%	100%
The following customers represented more than 10% of the Group’s total accounts receivable, net as of December 31, 2024 and June 30, 2025:
	As of
	December 31, 2024	June 30, 2025
Customer A (related party)	87%	89%
Customer B	13%	11%
The following suppliers represented more than 10% of the Group’s total purchase as of June 30, 2024 and 2025:
	For the six months ended June 30,
	2024	2025
Supplier A	*	57%
Supplier B	*	18%
Supplier C	*	11%
Supplier D (related party)	16%	*
Supplier E	15%	*

*
Represented percentage less than 10%

The following suppliers represented more than 10% of the Group’s total accounts payable for the six months ended June 30, 2024 and 2025:
	As of
	December 31, 2024	June 30, 2025
Supplier F	32%	22%
Supplier G	11%	14%
Supplier A	*	10%

*
Represented percentage less than 10%

Critical Accounting Polices and Estimates
We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.
When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies include the following: (i) revenue recognition, (ii) expected credit losses, (iii) estimates for project assets impairment, (iv) valuation allowance for deferred tax assets. See “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies.
Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company. Providing qualitative and quantitative information necessary to understand the estimation uncertainty and the impact the critical accounting estimate has had or is reasonably likely to have on financial condition or results of operations to the extent the information is material and reasonably available. This information should include why each critical accounting estimate is subject to uncertainty and, to the extent the information is material and reasonably available, how much each estimate and/or assumption has changed over a relevant period, and the sensitivity of the reported amount to the methods, assumptions and estimates underlying its calculation.
We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements: (1) expected credit losses, (2) estimates for project assets impairment, and (3) valuation allowance for deferred tax assets. We evaluate these estimates and assumptions on an ongoing basis. See “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting estimates.
Expected credit losses
We recorded allowances for credit losses to reserve for potentially uncollectible amounts related to our accounts receivable, other receivables and deposits in prepaid expenses and other current assets. Our estimation process evaluates the collectability of these financial assets by considering historical collection trends, customer creditworthiness, current economic conditions, which involves significant management judgment and uncertainty due to the unpredictability of customer payment behavior and volatility in economic conditions, and expected future conditions. We assess credit risk across different customer groups and incorporate forward-looking factors, such as expected economic conditions, to ensure our estimates remain robust. For other receivables, we assess collectability on an individual basis, recording specific provisions when there is evidence that collection is unlikely. Uncollectible balances are written off after all collection efforts have been exhausted. For the years ended December 31, 2023 and 2024, we recognized credit losses of HK$3.8 million and HK$0.1 million, respectively, reflecting allowances for potentially uncollectible financial assets.
For the six months ended June 30, 2024 and 2025, we (reversed) recognized expected credit loss on accounts receivable of HK$228 and HK$64, respectively, reflecting allowances for potentially uncollectible financial assets.
Estimates for project assets impairment
The carrying value of our project assets is evaluated for impairment whenever indicators of potential impairment are present or as part of our periodic review. These indicators may include adverse changes in market conditions, environmental or permitting challenges, or shifts in market pricing that could increase project costs or reduce expected selling prices. We estimate the recoverable amount of project assets based on expected sales proceeds, net of estimated costs to complete the sale, and recognize an impairment loss when the carrying value exceeds this amount. This assessment involves significant judgment, particularly in forecasting market demand, pricing trends for solar assets, and costs to finalize sales. Changes in these assumptions, such as a decline in buyer interest or unexpected cost increases, could materially affect the recoverable amount and result in impairment charges that impact our financial results. While we believe our estimates are reasonable based on current market conditions and historical experience, actual outcomes may differ, potentially leading to adjustments in the carrying value of project assets in future periods.
For the years ended December 31, 2023 and 2024, we recognized impairment losses of HK$ 1.1 million and HK$ 0.7 million respectively, reflecting impairment losses for obsolete projects.
For the six months ended June 30, 2024 and 2025, nil and nil impairment losses for project assets impairment was recognized, respectively.
Valuation allowance for deferred tax assets
Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, we consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. We establish a valuation allowance against deferred tax assets to the extent we believe that recovery is not likely.
In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized. As we estimate the allowance for deferred tax assets by considering if sufficient future taxable income will be generated to utilize the existing deferred tax assets, it can be altered if we change our forecasts of future profitability.
We recorded HK$1.6 million and HK$0.1 million valuation allowance for deferred tax assets for the years ended December 31, 2023 and 2024, respectively.
We recorded HK$0.06 million and HK$0.02 million reversal of valuation allowance for deferred tax assets for the six months ended June 30, 2024 and 2025, respectively.
Recent Accounting Pronouncements
For a detailed discussion on recent accounting pronouncements, see Note 3 — Recent accounting pronouncements to our Consolidated Financial Statements.

BUSINESS
Overview
We are a leading distributed solar energy generation project developer and engineering, procurement, and construction (“EPC”) solutions provider based in Hong Kong. We specialize in the development, construction, and long-term operation of local solar photovoltaic (“PV”) assets. Leveraging our technical expertise and in-depth understanding of the local regulatory and property landscape, we deliver renewable energy solutions tailored to Hong Kong’s dense and diverse built environment — including residential rooftops, commercial and industrial buildings, schools and village houses.
Our mission is to accelerate the global transition to clean energy. We make distributed renewable energy projects more accessible through innovative ownership models and advanced engineering solutions. We focus on maximizing asset performance, empowering communities, and driving sustainable growth. Our goal is to deliver reliable and efficient renewable energy systems that create value for profit, people, and the planet. Through continuous innovation and a strong commitment to quality, we are building a cleaner and more inclusive energy future.
Our vision is a world where renewable energy powers every community fairly and equitably. We believe in democratizing ownership, making clean energy accessible to all. Through innovation, we aim to maximize efficiency and build resilient, inclusive energy networks. We envision a future where planetary health and human prosperity grow together.
Founded in 2019, we are a pioneer in Hong Kong’s rooftop solar market. We were among the first to enter the village house rooftop segment, where we successfully completed a series of solar PV installations and established strong industry know-how. Building on this foundation, we strategically expanded into the residential, commercial and industrial rooftop sectors, as well as schools, unlocking greater scale, revenue, and long-term value creation. As of June 30, 2025, we have completed 71 projects with a cumulative installed capacity of 13.7 MW, including 33 residential rooftop solar PV projects (8.7 MW), 27 commercial and industrial rooftop solar PV projects (4.0 MW) and 11 school rooftop solar PV projects (1.0 MW). In the fiscal years ending December 31, 2023 and 2024 and the six months ending June 30, 2025, residential, commercial and industrial rooftop projects accounted for approximately 100%, 81.5% and 98.0% of our total revenues, respectively.
As of June 30, 2025, we also have a strong project pipeline under construction, comprising 12 projects, including three residential projects and nine commercial and industrial projects. Upon completion, these projects are expected to add an additional 2.8 MW of installed capacity. Our early entry, sector diversification, and growing project pipeline have further solidified our leadership position in Hong Kong’s distributed solar market and strengthened our foundation for continued growth.
Our leadership is reinforced by our ability to deliver market-leading installation volumes, below-market EPC costs, and above-market investor returns. This efficiency is underpinned by our commitment to advanced technology, creative engineering, and cost optimization. Unlike traditional players that rely on conventional solar designs, we adopt advanced solar technologies to further strengthen our position. These include the solar floor system, Reflective Photovoltaic Panels (RPP), structural support innovations, and ETC flexible PV cells, all of which help us maximize rooftop utilization, reduce installation costs, and adapt solar systems to varied property types across Hong Kong.
We also prioritize safety and quality by conducting comprehensive internal and external testing and inspections before connecting systems to the grid. We ensure that all technical and regulatory requirements are met and handle the submission of necessary documents, such as test reports and certifications, to the relevant authorities. This process helps guarantee the reliability and compliance of our solar systems once operational, and showcase our commitment to technological advancements in safety and quality. We maintain an exceptional safety record, without any material safety incidents historically — including no solar panel damage even under typhoon conditions.
We build and deliver projects under two ownership models: (i) owner-funded ownership projects and (ii) offtaker-funded projects.

•
EPC for Owner-Funded Projects — The installation of solar PV in these projects are funded by rooftop owners. We participate in competitive tenders where rooftop owners invest directly in their solar projects. Once awarded a contract, we provide turnkey EPC services, managing the entire process from design to final commissioning.

•
EPC for Offtaker-Funded Projects — For rooftop owners who do not invest directly, we bring in external offtakers who finance the project in exchange for rights to the future power generation income. In these cases, we sign the EPC contract directly with the offtakers and manage the entire project development process from start to finish.

Our customers include property owners and institutional solar offtakers. Our top offtaker customers contributed approximately 76%, 89% and 100% of our total revenues in 2023, 2024 and the six months ended June 30, 2025, respectively. Each EPC agreement outlines the scope of project development and EPC services we provide to customers, estimated capacity, and unit pricing.
We manage the full EPC lifecycle, including site evaluation and permitting, solar system design, material procurement, engineering & construction, regulatory compliance & commissioning. To optimize cost and quality, we actively pursue diverse procurement strategies for both materials and construction labor. We also offer a range of complimentary value-added services, including customized financing solutions, performance monitoring, maintenance, and system optimization. Our holistic approach ensures minimal disruption for property owners while enhancing the value and sustainability of their properties. Whether for a single residential unit or large-scale commercial and industrial installations, our goal is to deliver reliable, cost-effective, and environmentally sustainable solar energy solutions tailored to the specific needs of each client.
Our success was also attributable to renewable incentive program known as Feed-In-Tarriff (“FiT”) adopted by the Hong Kong government to support renewable energy adoption, offering above-market rates for renewable electricity sold back to power companies. The FiT rates are designed to allow system owners to recover installation, operation, and maintenance costs, thus providing long-term revenue certainty and stability to solar offtakers. Building on the program, we have established ourselves as a trusted developer, engineer and asset operator for solar offtakers and rooftop owners alike, while enabling the proliferation of solar energy deployment in furtherance of the carbon emission reduction goals.
Our core competency is in deeply cultivating the local solar PV market in Hong Kong allowing us to successfully gain local market share while maintaining low overhead and minimizing capital expenditure. As of June 30, 2025, we have successfully built relationships with not less than 100 property owners across Hong Kong, offering customized solar solutions and value-added services that minimize disruption, ensure property safety, and enhance rooftop value.
Our strategic focus is deepening penetration into the local market, leveraging policy tailwinds, existing partner relationships, and our cost-efficient and technically advanced delivery model. As of June 30, 2025, we have 12 active EPC projects under construction, with a total estimated installed capacity of 2.8 MW. In addition, we have pipeline projects under planning with an estimated installed capacity of 17.4 MW.
We are committed to becoming a key player in Hong Kong’s green energy transformation — driven by innovation, committed to safety, and trusted by its partners. In 2023, 2024 and the six months ended June 30, 2024 and 2025, our revenues amounted to HK$39.7 million, HK$66.5 million (US$8.6 million), HK$30.1 million and HK$31.7 million (US$4.0 million), respectively, and we recorded net loss of HK$14.7 million in 2023 and net income of HK$9.9 million (US$1.3 million), HK$5.2 million and HK$3.8 million (US$0.5 million), in 2024 and the six months ended June 30, 2024 and 2025, respectively. Our gross profit was HK$7.3 million, HK$23.6 million (US$3.0 million), HK$13.9 million and HK$9.7 million (US$1.2 million) in 2023, 2024 and the six months ended June 30, 2024 and 2025, respectively. The financial performance reflected by our revenue, net income and gross profit from 2023 to June 30, 2025 was as a result of our strategic expansion into residential, commercial and industrial rooftop solar PV projects, streamlined operations enhancing cost efficiency, and growing demand for renewable energy in Hong Kong. We believe that our overall revenue, net income and gross profit will continue to increase in future years, primarily driven by (i) economics of scale and increase of operating efficiency, and (ii) our continuous focus on deepening our market penetration in the Hong Kong solar PV market.

Our Competitive Strengths
Pioneer in Hong Kong’s Solar Energy Market with Industry Known-how and Expertise in Solar Technology
As a pioneer in Hong Kong’s solar energy market, the company has deeply cultivated industry knowledge and developed unmatched expertise in solar technology. This strategic position allows the company to lead the way in local solar energy solutions, offering innovative, region-specific designs and systems that cater to the unique needs of the market.
Superior Reliable, High-Efficiency Power Generation Solutions with Turnkey Services
We provides superior, reliable, and high-efficiency solar power generation solutions designed to maximize performance and long-term energy savings. Coupled with fully integrated turnkey services — from system design to installation and ongoing maintenance — we offer a seamless, one-stop solution that ensures customers experience minimal downtime and maximum energy output.
Customized Solutions Across Diverse Needs
We specialize in delivering tailored solar PV solutions that are customized to meet the unique needs of each customer. By adapting to a variety of building types across Hong Kong, we ensure that every project is optimized for maximum energy efficiency and seamlessly integrates with the specific requirements of the site, whether residential, commercial and industrial, or educational.
Integrated Supply Chain for Cost Efficiency and Resilience
We leverage deeply accumulated industry resources, strategic partnerships with key property management forces in Hong Kong, and capabilities to create a robust and fully integrated supply chain that ensures cost advantages, operational resilience, and consistent quality control. By diversifying our supply chain — spanning raw materials, components, and labor — we also continue to optimize costs and ensure operational resilience, even in the face of market fluctuations or disruptions. This strategic approach guarantees consistent product quality and timely delivery, helping to maintain a competitive edge in cost and reliability.
Strategic Business Partnerships in China
Leveraging strong business partnerships in mainland China allows us to benefit from lower-cost manufacturing, cutting-edge technology access, and a robust supply network, driving both cost savings and innovation.
Experienced Management Team with Decades of Experience
Our management team is highly experienced in the solar industry, bringing strategic leadership and a deep understanding of market dynamics. This expertise ensures effective decision-making and continuous growth, making the company a trusted partner in the renewable energy sector.
Our Growth Strategies
Solidify existing leadership in the local market and further expand customer base.
We aim to further strengthen our market-leading position in Hong Kong’s distributed solar energy market by deepening existing partnerships and expanding our customer base. Our strategy focuses on enhancing technical capabilities, developing flexible ownership options for a wider range of clients, and continuously improving service quality.
Enhance local supply chain capabilities and expand into additional regional markets.
Building on our strong foundation in Hong Kong, we will continue deepening collaboration with both existing and potential customers across various segments. We believe that this will help us reinforce our presence locally and in nearby markets, particularly the Southeast Asia and Greater Bay Area of China, where we have developed tailored energy solutions suited to the local climate and built strong working relationships with suppliers and subcontractors. These strengths position us to deliver reliable, localized services and support efficient project execution as we grow our regional footprint.
Our Business Model
We recognize revenue from designing, constructing, and delivering turnkey solar PV systems and sales of developed solar project. We provide solar energy solutions by developing, permitting, designing and building rooftop solar panels that are grid connected mainly in residential, commercial, industrial and educational properties in Hong Kong.
We enter into EPC agreements with owners or offtakers, which outline the scope of project development and EPC services that we provide, estimated capacity, and unit pricing. We manage the full project lifecycle, including design, regulatory compliance, material procurement (e.g., solar panels), and construction. We continuously seeks diversified sourcing and supply channels to reduce project costs, including both equipment and labor. Our current major customers include prominent local property owners and offtakers. The top offtaker customer contributed 76%, 89% and 100% of our total revenue in 2023, 2024 and the six months ended June 30, 2025, respectively.
Our rooftop solar PV power projects focus on maximizing installed capacity and operational efficiency while maintaining high safety and quality standards. These projects create economic benefits for property owners and solar offtakers. Through the EPC projects we deliver, property owners or investors can earn FiT payments from CLP Power or HK Electric at government-specified rates. For a typical medium-sized rooftop project, CLP pays a fixed rate of HK$3 per kilowatt-hour, maintained until 2033.
Beyond economic returns, the EPC projects provided by SSTR also help property owners, solar offtakers, and related parties to actively fulfill their ESG responsibilities, reduce reliance on non-renewable energy sources, lower carbon emissions, and contribute to combating climate change. For instance, installing a 200-kilowatt solar project can offset carbon emissions equivalent to planting over 8,000 trees. Solar panels have a lifespan of over 25 years, offering a highly cost-effective ESG solution.
Supported by Hong Kong’s favorable and stable renewable energy policies, the local solar PV market still offers significant growth potential. We plan to deepen our market penetration through ongoing technology integration, alignment with carbon neutrality initiatives, regional expansion, and diversification into new customer segments such as public infrastructure and industrial facilities. As of June 30, 2025, we have 12 active EPC projects under construction, with a total estimated installed capacity of 2.8 MW and expected to generate approximately HK$35.9 million (US$4.6 million) in revenue. In addition, we have pipeline projects under planning with an estimated installed capacity of 17.4 MW.
In 2023 and 2024, our revenue amounted to HK$39.7 million and HK$66.5 million (US$8.6 million), respectively, and we recorded net loss of HK$14.7 million in 2023 and net income of HK$9.9 million (US$1.3 million) in 2024. Our gross profit was HK$7.3 million and HK$23.6 million (US$3.0 million) in 2023 and 2024, respectively. Our revenue further increased from HK$30.1 million for the six months ended June 30, 2024 to HK$31.7 million (US$4.0 million) for the six months ended June 30, 2025, and we recorded net income of HK$5.2 million and HK$3.8 million (US$0.5 million) for the same periods, respectively. Our gross profit was HK$13.9 million and HK$9.7 million (US$1.2 million), for the six months ended June 30, 2024 and 2025, respectively.
Dual Modes of Solar PV Projects
Depending on project financing, we develop and operate the solar PV projects under two models:
•
EPC for Owner-Funded Projects — The installation of solar PV in these projects are funded by rooftop owners. We participate in competitive tenders where rooftop owners invest directly in their solar projects. Once awarded a contract, we provide turnkey EPC services, managing the entire process from design to final commissioning.

•
EPC for Offtaker-Funded Projects — For rooftop owners who do not invest directly, we bring in external offtakers who finance the project in exchange for rights to the future power generation income.

In these cases, we sign the EPC contract directly with the offtakers and manage the entire project development process from start to finish.
Our Products and Services
We focus on grid connected rooftop solar PV electricity power projects. With our in-house development, engineering and construction expertise and supply chain resources, our capacities span the value chain of solar PV projects from development, EPC, financing to maintenance and upkeep. Customers are generally not responsible for the development and operation of solar systems as well as costs of procurement. We act as the developer and EPC solutions provider for rooftop solar PV projects, offering customers a one-stop solar service that covers:
•
Development:   We evaluate and identify suitable sites for solar development, secure grid interconnection approvals from utilities, and engage solar offtakers as customers.

•
Engineering, Procurement, and Construction (EPC):   We provide engineering, procurement, construction, and installation services for efficient, safe, and durable rooftop solar panels for both commercial, industrial and residential markets, as well as schools, adhering to high engineering standards and utilizing the latest technologies.

•
Regulatory Permits and Applications:   We assist in obtaining necessary government permits and managing regulatory applications for solar PV power projects, including Feed-in Tariff (FiT) applications.

•
Post-Installation Inspection:   We conduct thorough inspections following installation to ensure quality, safety, and compliance.

•
Ongoing Operation and Maintenance:   We provide continuous operation and maintenance services to ensure optimal system performance and longevity.

As part of our EPC projects, we also provide a range of complimentary value-added services to enhance project outcomes and maximize customers’ and end users’ satisfaction. These services include complimentary waterproofing works, fencing projects, LED lighting upgrades, and environmental education courses for schools. By offering these additional services at no extra cost, we help our customers and related stakeholders improve facility quality, enhance safety, promote energy efficiency, and foster greater community engagement in sustainability initiatives.
Operation Process
Leveraging our development expertise, we finish the solar PV projects with turnkey services to customers. We follow a six-phase process to cover the distributed solar project lifecycle:
Phase 1 — Capacity Assessment and Meter Application (14 days)
We assess and evaluate building sites to determine whether the current power capacity can support solar power generation, and manage the complete process of meter installation. Since solar PV systems remain grid-tied — meaning they stay connected to the electrical grid — the energy they generate must first pass through a meter to be accurately measured and accounted for by the utility provider. Final approval from the electrical engineer is required.

Phase 2 — FiT Application (20 days)
We apply for feed-in tariff with the utility company and obtain approval for the subsidized electricity rate. As the solutions provider, we are responsible for submitting the application. The utility company typically reviews project documentation such as design drawings, our construction contract, and the estimated installed capacity. Based on a comprehensive assessment of these factors, the utility company determines the applicable FiT rate.
Phase 3 — Project Design (33 days)
We conduct structural and electrical design, and obtain approval from both the property management company and the utility company, which is a prerequisite for grid connection application.
Phase 4 — Material and Equipment Procurement (30 days)
We procedure raw material and equipment in Hong Kong and from suppliers in mainland China, including solar panels, inverters, and structural components.
Phase 5 — Project Construction (41 days)
We undertake the construction process, including rooftop waterproofing, structural work, and electrical installation.
Phase 6 — Testing & Grid Connection (3 days)
We handle internal and external testing and acceptance, including (i) visual inspection of the entire renewable energy system, (ii) checking electrical connections, (iii) anti-islanding test, (iv) verifying grid reconnection delay (300 seconds), (v) recording voltage and current harmonics, (vi) reviewing and downloading waveform data, and (vii) submitting required documents to the utility before on-site inspection, including test reports, work completion certificate (WR1) and the registration receipt from EMSD. After external approval is obtained, the solar systems can be connected to the grid for power generation.
Rooftop Solar PV Projects
Depending on the areas where solar panels are built, our four focused areas include (i) residential rooftop solar PV projects, (ii) commercial and industrial rooftop solar PV projects, (iii) school rooftop solar PV projects and (iv) village house rooftop solar PV projects. These rooftop solar PV projects are usually ranging from 150 kW to 200 kW each in size and could be profitable with a targeted 40% gross margin. We serve as a turn-key service provider to residential, commercial and industrial customers, schools, as well as solar offtakers for them to own solar PV power systems on-site. We can also invest and own the solar PV projects where property owners and us share power generation revenue.
Residential Rooftop Solar PV Projects
We undertake EPC projects that involve installing solar panels for PV power generation on the rooftops of residential estates across Hong Kong, making effective use of previously unused rooftop space. These projects enable property owners and management companies to participate in clean energy generation and benefit from government incentives such as the FiT. As of the date of this prospectus, we have delivered rooftop solar PV systems for a number of major housing estates throughout the city, showcasing our ability to design and implement efficient, site-specific solutions in densely populated residential environments.
Commercial and Industrial Rooftop Solar PV Projects
We handle solar installations for commercial and industrial rooftops across the city of Hong Kong, providing clean energy solutions for enterprises and commercial and industrial facilities by installing rooftop solar systems on commercial and industrial buildings and other business premises across Hong Kong. As of the date of this prospectus, we are actively executing a range of commercial and industrial rooftop solar PV projects across key business districts and commercial and industrial properties in Hong Kong. These projects reflect our growing presence in the commercial and industrial segment and our ability to deliver tailored clean energy solutions to meet the sustainability goals of commercial and industrial clients
School Rooftop Solar PV Projects
In 2024, we began our journey into school rooftop solar PV projects, aiming to provide renewable energy solutions for educational institutions. These projects not only contribute to sustainability but also offer schools the opportunity to reduce energy costs and promote environmental awareness. As of June 30, 2025, we have successfully completed 11 school rooftop solar PV projects. Our expertise in designing and implementing efficient solar systems allows us to cater to the unique needs of educational facilities, creating lasting value for both the schools and their communities.
Village House Rooftop Solar PV Projects
We started our business success in solar PV projects from developing and building a number of rooftop solar PV systems for village houses in Hong Kong, including standalone houses and small residential clusters. These projects are typically smaller in scale and more dispersed, but offer significant development potential due to their large number.
Market Size and Growth Potential
In 2024, Hong Kong’s rooftop solar market (excluding village houses) is estimated to reach a size of 700 MW, with a projected compound annual growth rate, or CAGR, of 10.7% from 2025 to 2029. By 2029, the market size is expected to approach 1,200 MW, representing an increase of 71% compared to the 2024 market size. Based on an estimated cost of HK$10,000 per installed kW, the EPC market size for 2024, corresponding to 700 MW of installed capacity, is projected to be approximately HK$7 billion. The EPC market is expected to grow at the same CAGR of 10.7%, reaching over HK$12 billion by 2029.
With the number of suitable buildings expected to grow from approximately 250,000 in 2024 to an estimated 320,000 in 2029, we aim to maintain our leadership and further increase our market share.

Source: Company analysis and the Electrical and Mechanical Services Department (EMSD) report
Strong Policy Support for Solar Energy in Hong Kong
To promote renewable energy adoption and encourage investment, the Hong Kong government has introduced FiT, offering purchase prices for renewable energy that are significantly higher than normal grid electricity rates.
The core principle behind the FiT is to enable renewable energy system owners to recover the costs of installation, operation, and maintenance. Under this government initiative, solar or wind energy generated can be sold to electricity providers at premium prices, incentivizing wide-scale adoption.
The FiT applies to both solar and wind systems. Any distributed renewable energy system with a capacity up to 1 MW connected to the grid is eligible for FiT rates. Our company applies for full feed-in tariffs, ensuring that every unit of electricity generated receives FiT payments.
Importantly, the FiT rate is guaranteed throughout the entire project lifecycle until the end of 2033. After 2033, ownership of the electricity generated will revert fully to the renewable energy system owners.
Customers and Sales Channels
Our Customers
The pursuit of carbon emission goals coupled with economic incentives fueled by the FiT of the Hong Kong government come with a rising demand for renewable energy. Landowners and solar offtakers in Hong Kong are increasingly capitalizing on the climate benefits of renewables. They are looking for renewable energy to meet rising energy needs and to benefit from the improving economics of renewable energy via subsidies. Based on application, our customers primarily include residential, commercial and industrial, and educational property owners as well as major solar offtaker. We have also expanded our customer base to a broader group, including public infrastructure such as airports and transportation hubs, industrial and manufacturing facilities, and community EV charging infrastructure. Going forward, we expect to further enhance our corporation with existing and potential customers across different segments, thereby establishing a stronger presence in Hong Kong and beyond. For rooftop solar PV projects, we typically enter into EPC agreements with our customers, which set forth the details of the project development and EPC services that we provide and the negotiated unit price and estimated total installed capacity for each project.
A substantial portion of our revenue is contributed by our top customers in 2023, 2024 and the six months ended June 30, 2025, respectively. The following table sets forth the customers that make up 10% or more of our revenue and their respective revenue contributions during the respective periods.
	For the years ended				For the six months ended
	December 31, 2023		December 31, 2024		June 30, 2025
	Amount	%	Amount	%	Amount	%
SinoPower Solar Energy Co. Limited (“SPSE”)*	6,880	17%	58,960	89%	31,680	100%
SinoPower Solar Investment Co., Limited	30,127	76%	5,767	9%	—	—

*
SPSE is a company significantly influenced by former controlling shareholder who ceased to control EFHI on April 25, 2025. As a result, the transaction with SPSE is a related party transaction as of December 31, 2023 and 2024 and June 30, 2025.

Our Sales Channels
As of the date of this prospectus, we have a professional in-house sales team consisting of two people who work closely with our project development team. This collaboration allows us to propose and customize the best solar system solutions to meet the specific needs of our customers. We maintain strong business relationships with our existing customers, local property management stakeholders and institutional partners, such as Greater Bay Area Carbon Neutral Association, JLL, Clean Energy 100 and HKIS. Additionally, we actively develop new sales opportunities through word-to-mouth referrals and targeted marketing efforts. We also partner with local partners who have deep relationships with property owners in Hong Kong, leveraging these connections to expand our sales network. We have established good reputation and influence in the solar energy market in Hong Kong, enabling further market penetration.
Supply Chain and Procurement
We design, engineer and develop the solar systems in-house and oversee the entire EPC process from the procurement of solar panels and other raw materials, as well as design and installation of systems that meet customer requirements, safety standards and regulatory guidelines. For procurement of raw materials and equipment, such as solar panels, we work with a network of trusted suppliers based in both Hong Kong and mainland China, allowing us to maintain flexibility and ensure high-quality sourcing. For construction and installation, we primarily engage local construction teams in Hong Kong to provide skilled contracted workers to complete the projects to our standards of quality, safety, and reliability. Committed to cost optimization, we actively seek diversified sourcing channels to reduce overall EPC project costs, including material procurement and labor expenses, and we plan to further diversity our supply chain to enhance cost efficiency and resilience.
Our operations involve the procurement of various critical components and services, including raw materials for PV systems and specialized construction services, essential for our EPC projects. The following table sets forth our principal suppliers and our respective procurement amounts from each of the principal suppliers during the respective periods.
Our business model typically involves significant initial procurement costs for parts and advance payments to contractors at the early stages of a project. The decrease in purchases during the six months ended June 30, 2025, was primarily a result of a strategic decision during the period to focus resources on completing ongoing projects. Consequently, procurement activities were substantially lower compared to 2023 and 2024.
	For the years ended				For the six months ended June 30, 2025
	December 31, 2023		December 31, 2024
	Amount	%	Amount	%	Amount	%
Gammon Engineering Company	—	—	7,191	21%	*	*
Qingdao Intelligent Electronics Mobility Holding Co., Ltd.(“Qingdao Intelligent”)*	17,679	28%	6,430	18%	*	*
Green Construction (HK) Limited	5,160	8%	3,803	11%	*	*
Tianhong New Energy Engineering Limited	*	*	*	*	807	57%
Benefit Construction Engineering Limited	*	*	*	*	259	18%
P&N	*	*	*	*	149	11%

*
For suppliers with a percentage less than 10%, the purchase amount and respective percentage are not individually disclosed as they are considered immaterial.

*
Qingdao Intelligent is an affiliate under common control by ultimate controlling shareholder who ceased to control EFHI on April 25, 2025. Qingdao Intelligent provided procurement services for photovoltaic material components sourced from suppliers in mainland China, for which it charges the Company certain fixed rates for the service. As a result, the transaction with Qingdao Intelligent is a related party transaction.

Environmental, Social and Governance (“ESG”) Initiatives
We believe that integrating corporate responsibility into our business model is essential for sustainable growth. As we continue to expand, we are dedicated to leveraging our products and services to provide public welfare resources to the local community. From the outset of our operations, we have taken proactive steps to promote environmental sustainability, social responsibility, and good governance, all of which are crucial to improving our corporate governance and benefiting society.
We recognize the importance of contributing to sustainable development for the benefit of our society and environment, and our products and services promote the use of renewable and clean energy and related technology. We are subject to environmental laws and regulations which govern a broad range of environmental matters, including noise emission, and we promote local policy initiatives, such as carbon emission reduction. We consider the protection of the environment to be important and have implemented measures in the operation of our business to ensure our compliance with all applicable requirements under applicable environmental laws and regulations. Dedicated for sustainable development, we strive to contribute to the long-term carbon emission reduction as well as the generation and transmission of renewable and clean energy.
As a testament to our strong ESG commitment and real-world impact, we have been recognized with multiple prestigious awards, such as the BOCHK Corporate Environmental Leadership Awards, the Hong Kong Awards for Environmental Excellence, and the Hong Kong Green and Sustainable Finance Awards in 2021. These honors highlight our leadership in promoting sustainable energy solutions, reducing carbon emissions, and advancing green building practices in Hong Kong. We remain dedicated to integrating ESG principles across every aspect of our operations, continuously driving innovation and setting new benchmarks for the industry.
We also encourage our employees and business partners to reduce their energy consumption and carbon footprint. We strive to minimize our operational impact on the environment and promote sustainability and environmental awareness at all levels of our organization. Our initiatives include strictly controlling paper use and air conditioning temperatures, arranging cost-effective transportation for business trips, and using environmentally friendly office supplies. Additionally, we incorporate environmental considerations as part of our supplier selection process.
Ensuring the safety and health of our employees and workers is our top priority. We comply with all applicable workplace safety and occupational health laws and regulations. To ensure our employees and workers’ safety and health, we have established multiple operational procedures and safety standards, which cover fire prevention and occupational health, among others.
Competition
SSTR is one of the earliest companies dedicated to the development and deployment of solar PV systems in Hong Kong. The solar energy market (excluding village houses) is currently fragmented, with no direct competitors of comparable scale. This positions us as one of the industry leaders in the sector, demonstrating our strong competitive advantage and recognition in the growing market for rooftop solar solutions.
Employees
We had a total of nine full-time employees as of June 30, 2025, including one registered electrical worker registered under section 30 of the Hong Kong Electricity Ordinance. Our employees are primarily located in Hong Kong. The following table sets forth the numbers of our employees categorized by function as of June 30, 2025.
Function	Number of Employees
Sales and marketing	2
General and administration	7
Total	9
Our success depends on our ability to attract, motivate, train and retain qualified personnel. We offer market-standard employees compensation packages and are able to attract and retain qualified personnel and maintain a stable core management team.
We enter into labor contracts with confidentiality provisions with our employees. As of the date of this prospectus, we have not experienced any significant labor disputes. None of our employees are represented by labor unions.
Facilities
We are headquartered in Hong Kong and have one office locations with a total of approximately 478.4 square meters in Hong Kong. Our office space is provided through a shared office service arrangement with our related party, which holds the lease for the office premise and is the signatory to the lease agreement with the lessor. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.
Legal Proceedings
We may be involved in disputes and legal or administrative proceedings in the ordinary course of our business from time to time. We are currently not a party to any material legal or administrative proceedings. However, litigation or any other legal or administrative proceedings, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS
As we conduct business in Hong Kong, our business operations are subject to various laws and regulations of Hong Kong. As this is a summary, it does not contain detailed analysis of the Hong Kong laws and regulations which are relevant to our business.
HONG KONG LAWS AND REGULATIONS
Electricity Ordinance (Chapter 406 of the Laws of Hong Kong)
Under section 2 of the Electricity Ordinance, “electrical work” means work in relation to the installation, commissioning, inspection, testing, maintenance, modification or repair of a low voltage or high voltage fixed electrical installation and includes the supervision and certification of that work and the certification of design of that installation.
To assist the public to better understand the issues related to solar PV system installations and the Feed-in Tariff (“FiT”) Scheme application procedures, a working group was formed in 2018 with members from Hong Kong government authorities comprising Environment Bureau, Electrical and Mechanical Services Department (“EMSD”), Lands Department, Planning Department, Buildings Department and the Fire Services Department, to develop the Guidance Notes for Solar Photovoltaic (“PV”) System Installation (“Guidance Notes”). According to the Guidance Notes (Fourth Edition published in June 2024), the installation of solar PV system involving low/high voltage electrical installation is electrical work. In accordance with the Electricity Ordinance, electrical work shall be carried out by a registered electrical worker registered under section 30 of the Electricity Ordinance (“Registered Electrical Worker”), and the Registered Electrical Worker employed by the registered electrical contractor registered under section 33 of the Electricity Ordinance (“Registered Electrical Contractor”) should follow the technical guidelines of the Code of Practice for the Electricity (Wiring) Regulations issued by EMSD to carry out the related electrical work. In addition, the solar PV system shall comply with the relevant technical requirements of the Electricity Ordinance and Technical Guidelines on Grid Connection of RE Power Systems (2021 Edition) issued by EMSD.
Registered Electrical Contractor
To qualify as a Registered Electrical Contractor registered with the EMSD under the Electricity Ordinance, a corporate applicant must employ at least one Registered Electrical Worker. No person shall do business as an electrical contractor or carry out electrical work unless it is a Registered Electrical Contractor.
As at the date of this prospectus, EcoFusion Energy Engineering Co. Limited (former name: Solarpower Solar Energy Engineering Co. Limited), our subsidiary in Hong Kong, is a Registered Electrical Contractor with a current validity period up to August 24, 2026.
Registered Electrical Worker
Only a Registered Electrical Worker shall do the electrical works specified in his certificate of registration. However, where a non-Registered Electrical Worker works under the oral or written instruction of a Registered Electrical Worker who is aware of and responsible for that non-Registered Electrical Worker’s work, the non-Registered Electrical Worker may do electrical works of the kind specified in the supervising Registered Electrical Worker’s certificate of registration, subject to certain exceptions.
To register as a Registered Electrical Worker to do electrical works in at least one grade, an individual shall satisfy the director of the EMSD that he has the qualification to do electrical work in the relevant grades as set out in Part III of the Electricity (Registration) Regulations (Chapter 406D of the Laws of Hong Kong), such as completion of the prescribed apprenticeship or training, possessing craftsmanship, academic qualification or practical experience in electrical engineering and electrical works, or passing the prescribed examination or trade test.
A registration for Registered Electrical Contractor or Registered Electrical Worker is valid for the three year period shown on the certificate of registration. Under Regulation 13 of the Electricity (Registration)

Regulations, a Registered Electrical Worker or Registered Electrical Contractor shall apply to the director of the EMSD for renewal of its/his registration within one to four months prior to the date of expiry of the registration.
As at the date of this prospectus, we have one Registered Electrical Worker (Grade B) whose current certificate validity period is up to January 23, 2026. Grade B electrical work is electrical work on that part of a low voltage fixed electrical installation that has a maximum demand not exceeding 2500A, single or three phase, but excludes neon sign installation and unvented electric thermal storage type water heater installation.
Registering a generating facility with EMS Director
In accordance with section 21 of the Electricity Ordinance, the owner of a generating facility that is used to produce electricity at low voltage or high voltage shall register it with the Director of Electrical and Mechanical Services (the “EMS Director”) unless it: (a) forms part of an electrical installation that requires a periodic test certificate to be submitted to the EMS Director under the Electricity Ordinance; (b) only supplies electricity to an electrical installation that is owned by the owner of the generating facility; (c) is used on an aircraft; (d) is used on a watercraft; (e) is used on a hovercraft; (f) is on a land vehicle where the facility is not connected to a wiring installation outside the vehicle; or (g) is used in construction work as defined and regulated under the Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong). Therefore, in a general village house or a building, if the renewable energy power system is connected with a power grid which forms part of an electrical installation of maximum demand smaller than 100A (not belonging to an electrical installation that requires a periodic test certificate), the owner of the renewable energy power system shall register the facility with the EMS Director upon the payment of a registration fee.
Registration of the solar PV system with EMS Director is usually completed before the power company grants approval for grid connection and purchasing the electricity generated from such solar PV system under FiT system.
Land use requirements under Government leases, the Town Planning Ordinance (Chapter 131 of the Laws of Hong Kong) and the Deed of Mutual Covenant of building
Government lease of Land
In Hong Kong, use of land (such as the erection of solar PV systems thereon) is generally subject to the conditions set out under the applicable government lease upon which the land is held from the Hong Kong Government. Generally speaking, the installation of solar PV systems in existing buildings should comply with the relevant government lease conditions. Otherwise, the owner has to apply to the Lands Department for modification of the government lease conditions or waiver prior to the installation works. The terms of government lease vary on a case-by-case basis.
Town Planning
In Hong Kong, use of land (such as the erection of solar PV system thereon) is subject to the town planning zoning specified by the Town Planning Board (a statutory body established under section 2 of the Town Planning Ordinance). Generally speaking, installation of solar energy generation system on rooftop of village house and private building for generating electricity for a permitted use is regarded as an ancillary use and no planning permission from the Town Planning Board is required. Installation of stand-alone solar energy generation system on vacant land for the FiT scheme is regarded as “Public Utility Installation” and planning permission from the Town Planning Board may be required subject to the provisions of the statutory plan concerned. The Town Planning Board has promulgated a set of assessment criteria for considering planning applications under Section 16 of the Town Planning Ordinance.
Deed of Mutual Covenant
In Hong Kong, a building typically has a deed of mutual covenant (“Deed of Mutual Covenant”) which all owners of the individual flat/unit of the building shall follow. Therefore, owners and occupants shall check any restrictions as may be stipulated in the Deed of Mutual Covenant and to understand whether the installation of solar energy generation systems will breach the restrictive covenants in the Deed of Mutual Covenant, and depending on circumstances, to obtain the agreement from third parties (such as the owners’ corporation).
New Territories Exempted Houses (commonly known as village houses)
According to the Lands Department (“LandsD”)’s and Buildings Department (“BD”)’s policy on green and amenity facilities in New Territories Exempted Houses (“NTEH”) (commonly known as village houses), a resident may retain the existing solar PV systems or install solar PV systems on the rooftop and roof of stairhood of village houses without the need to obtain prior approval from the LandsD or BD provided that the installations comply with the prescribed dimensions and weight, which have been given in the booklets “Building New Territories Exempted Houses” published by the LandsD or “Village Houses without unauthorised building works put your mind at ease!” published by the BD. Subject to fulfilment of specified conditions, the height restriction in relation to installation of solar PV systems at the rooftop of NTEH is relaxed to 2.5m. Such conditions include, for such facilities (including the supporting structure) installed on the main roof, the average loading imposed should not exceed 150kg/m2. For such facilities (including the supporting structure) installed on the roof of stairhood, the average loading imposed should not exceed 75kg/m2. The solar PV system should be properly installed and should not adversely affect the structural safety of the building. For systems exceeding 1.5m high measured from the roof level, they should be certified by an Authorized Person registered under the Buildings Ordinance (Chapter 123 of the Laws of Hong Kong) for submission of a safety certificate to LandsD for record. Generally speaking, if the solar PV systems are installed as a stand-alone facility on idle land, they would be regarded as “Public Utility Installation”. “Public Utility Installation” is always permitted in “Commercial”, “Government, Institution or Community”, Schedule II of “Residential (Group E)” , “Industrial”, “Industrial (Group D)”, “Open Storage”, “Other Specified Uses (Business)”, “Other Specified Uses (Industrial Estate)” and Schedule I and Schedule III of “Other Specified Uses (Mixed Use)” zones as specified by the Town Planning Board of the Hong Kong government.
Feed-in Tariff (FiT) Scheme
The Feed-in Tariff Scheme is an important new initiative to promote the development of renewable energy (“RE”) under the current Scheme of Control Agreements, which were signed between the Hong Kong government and the respective two power companies in April 2017. Under the scheme, people who install solar or wind energy generation systems at their premises can sell the RE they generate to the power companies at a rate higher than the normal electricity tariff rate up to 31 December 2033.
The key features of the FiT are:
i.
FiT will be offered to solar and wind energy generation systems;

ii.
Any non-governmental bodies or individuals, who plan to install distributed RE systems at their premises in the respective power company’s supply area with a generating capacity of up to 1 megawatt (MW) are eligible for prescribed FiT rates as long as they have been connected to the relevant power company’s grid;

iii.
Distributed RE projects built prior to the commencement of the FiT may also participate;

iv.
Gross FiT will be adopted whereby FiT will be paid for all units of electricity generated by the RE systems. Any units of electricity used at the premises will be charged by the power companies at the prevailing tariff rates;

v.
FiT will be offered throughout the project life of the RE systems until end of 2033. Electricity generated after 2033 will belong to the RE system owner;

vi.
To enable RE system owners to recover the cost of the RE system as well as installation, operation and maintenance costs in around 10 years (depending on, inter alia, actual installation costs, size of the systems, actual output, etc.), the prevailing FiT rates with effect from 27 April 2022 are —

(a)
HK$4 for ≤10kW;

(b)
HK$3 for >10kW to ≤200kW; and

(c)
HK$2.5 for >200kW to ≤1MW;

vii.
The same FiT rate, as applied to the RE system upon joining the FiT, will be adopted for the entire lifetime of a given project or until end of 2033, whichever is earlier; and

viii.
The FiT rates will be reviewed and published regularly.

Construction, Building and Minor Works
Buildings Ordinance (Chapter 123 of the Laws of Hong Kong)
The Buildings Ordinance and associated regulations regulate the planning, design, and construction of buildings and associated works. The Buildings Ordinance and associated regulations contain a set of controls for undertaking any construction works, including the requirement to obtain prior approval and consent from the Building Authority before the commencement of works, and to appoint authorized persons (such as architects, engineers and surveyors registered under the Buildings Ordinance) and registered professionals to design and supervise the works, and registered contractors to carry out the works.
Under section 14(1) of the Buildings Ordinance, no person shall commence or carry out any building works, including alteration, addition and every kind of building operation, without having obtained approval and consent from the Building Authority. According to section 41(3) of the Buildings Ordinance, building works (other than drainage works, ground investigation in the scheduled areas, site formation works or minor works) in any building are exempt from the requirement for approval from the Building Authority if the works do not involve the structure of the building. Even if the building works satisfy the criteria under section 41(3) of the Buildings Ordinance and can be carried out without prior approval of the Buildings Authority, the works concerned would have to comply with the building standards stipulated in the regulations made under the Buildings Ordinance. It is a requirement under the Buildings Ordinance for an authorised person (who co-ordinates any building works and who prepares and submits plans for the approval of the Building Authority) to be appointed by either the ultimate beneficiary of the works, the employer of the works, or the contractor.
Building (Minor Works) Regulation (Chapter 123N of the Laws of Hong Kong)
The Building (Minor Works) Regulation is a subsidiary legislation under the Buildings Ordinance and provides for a simplified procedure and requirements to regulate building works which have been specified as “minor works”. Under the Building (Minor Works) Regulation, minor works are classified into three classes according to their nature, scale and complexity and the risk and safety they pose. The works are further classified into types and items that correspond to the specialization of works in the industry.
Class I minor works are relatively more complicated and require higher technical experience and more stringent supervision and thus requires the appointment of a prescribed building professional (such as an authorized person (“Authorized Person”) and where necessary, may include a registered structural engineer and/or a registered geotechnical engineer) and a prescribed registered contractor. Authorized person means a person whose name is on the authorized persons’ register kept under section 3(1) of the Buildings Ordinance (a) as an architect; (b) as an engineer; or (c) as a surveyor.
The other two classes of minor works, Class II and Class III, can be carried out by a prescribed registered contractor (which can be a registered general building contractor, a registered specialist contractor registered under the category of demolition works/site formation works/foundation works/ground investigation field works or a registered minor works contractor) without the involvement of a prescribed building professional.
The Building Authority maintains a register of minor works contractors who are qualified to carry out minor works belonging to the class, type and item specified in the register in which they are registered. Under the Building (Minor Works) Regulation, a registered minor works contractor must appoint at least one person as its authorized signatory and at least one director as its technical director. The authorized signatory and technical director must have such academic qualification in the field of construction technology (or other relevant fields acceptable to the Building Authority) and working experience in the building industry as specified by the Building Authority from time to time.
We are not minor work contractor registered under the Building Ordinance, and for contracts requiring minor work contractor, we would outsource those work to external sub-contractors who are minor work contractor.
Noise Control Ordinance (Chapter 400 of the Laws of Hong Kong)
The Noise Control Ordinance controls the noise from construction, industrial and commercial activities. A contractor shall comply with the Noise Control Ordinance and its subsidiary regulations in carrying out general construction works. For construction activities that are to be carried out during the restricted hours and for percussive piling during the daytime on a day not being a general holiday, construction noise permits are required from the director of the Environmental Protection Department in advance. It is customary for construction contracts in Hong Kong to place the responsibility for observing these requirements on the contractor.
Under the Noise Control Ordinance, construction works that produce noises and the use of powered mechanical equipment in populated areas (other than percussive piling) are not allowed between 7:00 p.m. and 7:00 a.m. or at any time on general holidays, unless prior approval has been granted by the director of the Environmental Protection Department through the construction noise permit system. The use of certain equipment is also subject to restrictions.
Employment, Health and Safety Laws and Regulations
Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)
As the employer in Hong Kong, our Group is subject to the no-fault and non-contributory employee compensation system for work injuries established by the Employees’ Compensation Ordinance. The Employees’ Compensation Ordinance lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.
Under the Employees’ Compensation Ordinance, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.
Pursuant to section 40 of the Employees’ Compensation Ordinance, all employers (including contractors and subcontractors) are required to take out insurance policies to cover their liabilities under both the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees (including full-time and part-time employees).
Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)
Our employees may be exposed to work injuries whilst providing installation, maintenance and other services to our customers. Our management team is responsible for providing safety and health protection to employees in workplaces, both industrial and non-industrial, in accordance with the Occupational Safety and Health Ordinance.
Employers must as far as reasonably practicable ensure the safety and health in their workplaces by:
•
providing and maintaining of plant and work systems that are safe and without risks to health;

•
making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

•
providing and maintaining means of access to and egress from the workplace that are safe and without any such risks;

•
providing all necessary information, instructions, training and supervision for ensuring safety and health; and

•
providing and maintaining a working environment for the employer’s employees that is safe and without risks to health.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)
Our Group is subject to the Minimum Wage Ordinance, which provides for a prescribed minimum hourly wage rate (currently set at HK$42.1 per hour with effect from May 1, 2025) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance.
Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)
The Mandatory Provident Fund Schemes Ordinance provides for the establishment of non-governmental mandatory provident fund (“MPF”) schemes. Our Group, as an employer, is required to enroll our regular employees (except for certain exempt persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a MPF scheme within the first 60 days of employment. For both employees and employers, it is mandatory to make regular contributions into a MPF scheme.

MANAGEMENT
Set forth below is information concerning our directors and executive officers.
The following individuals are our executive management and members of the board of directors as of the date of this prospectus.
Name	Age	Position(s)
Hongliang Zhao	49	Director and Chairman of the Board of Directors
Symington W. Smith	31	Director and Chief Executive Officer
Heung Ming Wong	56	Director and Chief Financial Officer
Yuanyuan Wang	44	Independent Director
Xinyu Qiao	29	Independent Director
The following is a brief biography of each of our executive officers and directors:
Mr. Hongliang Zhao joined our Company in April 2025 and currently serves as our director and chairman of the board of directors. Prior to joining us, Mr. Zhao held a range of leadership and academic roles. Mr. Zhao served as managing director of 29 Universal Trading Ltd from January 2007 to December 2022, where he focused on building a performance-oriented business culture and managing financial operations, including budgeting, forecasting, and investment planning. From July 2000 to December 2006, he worked as a lecturer at Yanbian University, where he supported student development through various teaching methods and guided students in completing assignments and projects. Since November 2022, he has been the founder of Topas Management UK Ltd, where he is responsible for marketing activities and business growth strategies. Mr. Zhao obtained his bachelor’s degree in mechanical engineering from Yanbian University in 2000.
Mr. Symington W. Smith has served as our director and chief executive officer since June 2025. Mr. Smith has extensive experience in management, finance, real estate and restructuring, and has held various leadership positions with significant exposure to the U.S. capital markets. From June 2022 to May 2024, Mr. Smith served as an executive director of BIMI Holdings Inc. (NASDAQ: BIMI). Since December 2022, he has served as managing partner of Waysmith Group, a family-owned real estate portfolio. He has also served as a committee member of the National Committee on U.S.-China Relations since December 2022, a trustee of the New York Academy since March 2024, and vice president of NaaS Technology Inc. (NASDAQ: NAAS) from September 2024 to May 2025. Mr. Smith received a Bachelor of Arts degree in Chinese Language and Literature from Peking University in 2018, a Master of Science degree in Political Science, China and Globalization from King’s College London in 2020, and a Master of Laws degree in Chinese Politics and Foreign Policy from Tsinghua University in 2023.
Mr. Heung Ming Wong has served as our director and chief financial officer since August 2025. Mr. Wong has over 20 years of experience advising multinational companies on finance, accounting, internal control and corporate governance matters. Since December 2024, Mr. Wong has served as an independent director of Intelligent Group Limited (Nasdaq: INTJ), and since August 2024, as an independent director of SAI.TECH Global Corporation (Nasdaq: SAIH). He has also served as an independent director of E-Home Household Service Holding Ltd (Nasdaq: EJH) since March 2023 and as an independent director of Ostin Technology Group Co., Ltd (Nasdaq: OST) since April 2022. From June 2020 to March 2021, Mr. Wong served as chief financial officer of Meten EdtechX Education Group Ltd. (currently known as BTC Digital Ltd.) (Nasdaq: BTCT). Mr. Wong has served as an independent director of Raffles Interior Ltd. (HKEX: 1376) since March 2020 and as the non-executive chairman of the company since September 2022. Prior to that, Mr. Wong worked for Deloitte Touche Tohmatsu (China) and PricewaterhouseCoopers (China) for an aggregate of more than 11 years. Mr. Wong received a Bachelor’s degree in Accountancy from the City University of Hong Kong in 1993 and a Master’s degree in Electronic Commerce from the Open University of Hong Kong in 2003. He is a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.
Ms. Yuanyuan Wang has served as our director since September 2025. Since January 2025, Ms. Wang has served in the marketing department of Jinzhou Youxin Quartz Technology Co., Ltd. From November 2010 to December 2024, she was engaged in overseas sales at Jinzhou Sunshine Energy Co., Ltd. From January 2010 to October 2010, she worked in the international settlement department of Zhejiang Mintai Commercial Bank. From April 2008 to January 2010, she served in the international settlement department at Xinchang Rural Cooperative Bank. Ms. Wang received her Bachelor’s degree in Communication Engineering from Hangzhou Dianzi University in 2005 and a Master’s degree in International Trade from Dongbei University of Finance and Economics in 2008.
Mr. Xinyu Qiao has served as our director since September 2025. From June 2023 to May 2025, Mr. Qiao served as vice president of Beijing Digital Extreme Technology Co., Ltd., where he played a key role in driving the company’s international expansion strategy. From June 2021 to May 2023, he served as the founder and chief executive officer of Enziel S.A., a livestock trading company, where he oversaw large-scale trading operations between China and South America. From May 2020 to March 2021, he served as chief operating officer of EntryPartner LLC, a Boston-based cross-border e-commerce platform, where he orchestrated strategic operations. Mr. Qiao received a Bachelor of Science degree from Syracuse University in 2018 and a Master of Science degree in Entrepreneurial Leadership from Babson College in 2020.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which will be renewed automatically thereafter for successive one-year terms unless a one-month notice of non-renewal is given by one party to the other. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice. An executive officer may terminate his or her employment at any time by giving a prior written notice.
Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment.
In addition, each of Mr. Symington W. Smith, our chief executive officer, and Mr. Heung Ming Wong, our chief financial officer, has entered into operative employment agreements with our operating entity, EcoFusion Energy Engineering Co. Limited, which is ancillary to employment agreement with Company. The operative employment sets forth such named executive officer’s annual base salary, benefits, restrictive covenants such as non-competition, non-solicitation and confidentiality, and termination provisions. The annual base salary of each named executive officer are expected to be reviewed from time to time and adjusted when our board of directors or compensation committee determines an adjustment is appropriate.
We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.
Board of Directors
Our board of directors will consist of five directors, including two independent directors, namely Ms. Yuanyuan Wang and Mr. Xinyu Qiao. A director is not required to hold any shares in our company to qualify to serve as a director. The corporate governance rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the corporate governance rules of the Nasdaq permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.
A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.
Duties of Directors
Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. Under Cayman Islands law, the fiduciary duties owed by a director to our Company include (a) a duty to act in good faith in what the director considers are in the best interests of the company, (b) a duty to exercise their powers in the company’s interests and only for the purposes for which they were given, (c) a duty to avoid improperly fettering the exercise of the director’s future discretion, (d) a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interests or a duty owed to a third party, and (e) a duty to exercise independent judgment. The common law duties owed by a director are those to exercise appropriate skill and care. The relevant threshold measure for such standard is that of a reasonable diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill, and experience that that director has. In fulfilling their duty to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and our shareholder resolutions. We have the right to seek damages where certain duties owed by any of our directors are breached.
The functions and powers of our board of directors include, among others:
•
appointing officers and determining the term of office of the officers;

•
exercising the borrowing powers of the company and mortgaging the property of the company; and

•
maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers
Under our articles of association, a director may be appointed by ordinary resolution or by the directors. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.
All of our executive officers are appointed by and serve at the discretion of our board of directors.
Compensation of Directors and Executive Officers
For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. In 2023, 2024 and the six months ended June 30, 2025, we did not pay cash compensation or benefits in kind to our Directors and Executive Officers. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Qualification
Under our articles of association, a director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.
Committees of the Board of Directors
Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee will consist of Ms. Yuanyuan Wang and Mr. Xinyu Qiao, and will be chaired by Ms. Yuanyuan Wang. Ms. Yuanyuan Wang and Mr. Xinyu Qiao satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Ms. Yuanyuan Wang qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:
•
selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•
discussing the annual audited financial statements with management and the independent registered public accounting firm;

•
reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•
annually reviewing and reassessing the adequacy of our audit committee charter;

•
meeting separately and periodically with management and the independent registered public accounting firm; and

•
reporting regularly to the board of directors.

Compensation Committee.   Our compensation committee will consist of Ms. Yuanyuan Wang and Mr. Xinyu Qiao, and will be chaired by Mr. Xinyu Qiao. Ms. Yuanyuan Wang and Mr. Xinyu Qiao satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:
•
reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

•
approving and overseeing the total compensation package for our executives other than the three most senior executives;

•
reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

•
periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee will consist of Mr. Hongliang Zhao, Ms. Yuanyuan Wang and Mr. Xinyu Qiao, and will be chaired by Mr. Hongliang Zhao. Ms. Yuanyuan Wang and Mr. Xinyu Qiao satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:
•
recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

•
reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•
selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics
Following the consummation of this offering, our board of directors will adopt a written code of business conduct and ethics, which is filed as Exhibit 99.1 of the registration statement of which this prospectus is a part, that applies to our directors, corporate auditors, officers, and employees (including our principal executive officer, principal financial officer, and other persons performing similar functions), and our agents. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.
Equity Plans
2025 Equity Incentive Plan
In August 2025, our shareholders and board of directors have adopted and approved our 2025 Equity Incentive Plan (the “2025 Plan”), which was amended and restated in October 2025. Our 2025 Plan became effective immediately on adoption although no awards will be made under it until the effective date of the registration statement of which this prospectus is a part. The purpose of the 2025 Plan is to promote the long-term success of our Company and increase shareholder value by attracting, motivating, and retaining employees, directors, and consultants through the granting of equity-based incentives. Our 2025 Plan has the features described below.
Types of Awards.   The 2025 Plan provides awards in the form of Options (including incentive stock options (“ISOs”), and non-statutory stock options (“NSOs”)), share appreciations rights (“SARs”), restricted shares and restricted share units (“RSUs”).
Share Reserve.   The number of shares of our ordinary shares available for issuance under our 2025 Plan is 2,000,000, plus:
•
An annual increase on January 1 of each year beginning January 1, 2026 and ending on January 1, 2034, equal to the lesser of (i) 3% of the total number of shares issued and outstanding as of the last day of the preceding fiscal year, or (ii) a number of shares determined by our board of directors; and

•
Any shares underlying awards that expire, are forfeited, or are otherwise returned to the plan.

Shares used to pay the exercise price of options or to satisfy tax withholding obligations will again become available for grant under the 2025 Plan, as will shares subject to awards that are settled in cash.
Administration.   The 2025 Plan shall be administered by our board of directors or one or more committees to which the board of directors has delegated authority, in accordance with the terms and conditions of the 2025 Plan (the “Administrator”).

Award Agreement.   Awards granted under the 2025 Equity Incentive Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which is subject to any modification as determined by the Administrator.
Eligibility.   Equity awards authorized under the 2025 Plan may be granted to our employees, directors, and consultants in accordance with the terms and conditions of the 2025 Plan. However, ISOs may only be granted to our employees.
Treatment in Corporate Transactions.   In the event of certain corporate transactions, including a change in control, outstanding awards may be assumed, substituted, cancelled for cash, accelerated, or otherwise adjusted in accordance with the terms of the 2025 Plan and the related award agreements. Unless otherwise provided in the applicable award agreement, unvested awards held by service providers continuing through the transaction may vest in full immediately prior to such event, subject to the terms and conditions provided by the 2025 Plan.
Transfer Restrictions.   Unless otherwise expressly provided in the 2025 Plan, by applicable law and by the award agreement, awards shall only be transferable by beneficiary designation, a will or the laws of descent and distribution. ISOs may only be transferable by will or by the laws of descent and distribution.
Plan Term and Amendments.   The 2025 Plan will terminate ten years from the date of its adoption, unless earlier terminated by our board of directors. The board of directors may amend or terminate the plan at any time, subject to shareholder approval if required by applicable law or exchange listing rules.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:
•
each of our directors and executive officers; and

•
each person known to us to own beneficially more than 5% of our Class A Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 10,000,000 Class A Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 16,250,000 Class A Ordinary Shares outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and 17,187,500 Class A Ordinary Shares outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full.
Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that any such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have one shareholder of record, none of whom are located in the United States.
	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Beneficially Owned After this offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering**
	Number	Percentage of beneficial ownership	Number	Percentage of Total Number of Ordinary Shares on an As Converted Basis	Number	Percentage of Total Number of Ordinary Shares on an As Converted Basis	Percentage
Directors and Executive Officers*
Hongliang Zhao(1)	7,000,000	70.0%	7,000,000	43.1%	—	—	43.1%
Symington W. Smith	—	—	—	—	—	—	—
Heung Ming Wong	—	—	—	—	—	—	—
Principal Shareholders
EcoFusion Holdings International Co. Limited(1)	7,000,000	70.0%	7,000,000	43.1%	—	—	43.1%
Elitech Strategic Consulting Ltd.(2)	1,130,000	11.3%	1,130,000	7.0%	—	—	7.0%
Fortune Horizon Capital Ltd.(3)	920,000	9.2%	92,000	5.7%	—	—	5.7%

Notes:

*
Unless otherwise indicated, the business address of the individuals is Unit Nos.1514-15, 15/F, Pioneer Centre, 750 Nathan Road, Kowloon, Hong Kong.

**
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

(1)
Represents 7,000,000 Class A Ordinary Shares held by EcoFusion Holdings International Co. Limited, a company incorporated under the laws of Hong Kong. EcoFusion Holdings International Co. Limited is 99.9990% held by NexaSphere Acquisition Corporation, a limited liability company incorporated under the laws of Cayman Islands, in which Mr. Hongliang Zhao owns 100% of the equity interests. The registered office address of EcoFusion Holdings International Co. Limited is Unit Nos.1514-15, 15/F, Pioneer Centre, 750 Nathan Road, Kowloon, Hong Kong.

(2)
Represents 1,130,000 Class A Ordinary Shares held by Elitech Strategic Consulting Ltd., a company incorporated under the laws of British Virgin Islands. Elitech Strategic Consulting Ltd. is wholly owned by Keok Lian LIM. The registered office address of Elitech Strategic Consulting Ltd. is Craigmuir Chambers, Road Tow, Tortola, VG 1110, British Virgin Islands.

(3)
Represents 920,000 Class A Ordinary Shares held by Fortune Horizon Capital Ltd., a company incorporated under the laws of British Virgin Islands. Fortune Horizon Capital Ltd. is wholly owned by Yvonne Lay Wah YEO. The registered office address of Fortune Horizon Capital Ltd. is Craigmuir Chambers, Road Tow, Tortola, VG 1110, British Virgin Islands.

As of the date of this prospectus, none of our outstanding Class A Ordinary Shares are held by record holders in the United States.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS
Employment Agreements
See “Management — Employment Agreements and Indemnification Agreements.”
Material Transactions with Related Parties
Transactions with EcoFusion Holdings International Co. Limited (“EFHI”)
Our various transactions with EcoFusion Holdings International Co. Limited (“EFHI”), our immediate holding company, are conducted in the ordinary course of business and serve purposes of operational liquidity and capital management. These arrangements for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2025 encompassed several key types of related party transactions. We engaged in funding for operational purposes, involving proceeds received from EFHI amounting to HK$22.6 million, HK$1.4 million (US$0.2 million) and nil in 2023, 2024 and the six months ended June 30, 2025, respectively, and advances to EFHI, amounting to HK$19.2 million, HK$3.6 million (US$0.5 million) and HK$2.4 million (US$0.3 million) in 2023, 2024 and the six months ended June 30, 2025, respectively. All such operational borrowings and advances were unsecured, interest-free, and had no fixed repayment terms, providing essential flexibility for our day-to-day cash flow management.
Additionally, we actively participated in EFHI’s centralized cash concentration arrangement, which is designed to optimize the group-wide liquidity and cash flow efficiency. Under this arrangement, EFHI centrally managed the cash balances of participating subsidiaries, allowing us to deposit excess cash collected from our operations with EFHI and, conversely, to receive funds from EFHI as needed to meet our operational payment obligations. This arrangement, which was also interest-free and had no fixed repayment terms, involved collections amounting to HK$37.3 million, HK$27.5 million (US$3.5 million) and HK$0.4 million (US$0.05 million) in 2023, 2024 and the six months ended June 30, 2025, respectively, and payments totaling HK$3.4 million, HK$41.9 million (US$5.4 million) and HK$1.0 million (US$0.1 million) in the corresponding periods. We ceased participating in this cash concentration arrangement for liquidity management with EFHI since March 2025.
A capital injection also occurred in 2023 through the conversion of a shareholder loan from EFHI to additional paid-in capital, a strategic move aimed at strengthening our capital base and improving our financial structure. The original shareholder loan, which had been provided to our operating subsidiaries, was unsecured and bore interest at a rate of 10% per annum, without fixed repayment terms prior to its conversion. The conversion process involved the extinguishment of the outstanding principal balance of this shareholder loan along with its accrued interest (calculated at 10% per annum) up to the conversion date. The combined principal and accrued interest, totaling HK$47.6 million (equivalent to US$ 6.1 million equity investment), was reclassified from a liability on our balance sheet to additional paid-in capital. No such conversion occurred in 2024.
Furthermore, we were charged certain operating expenses from EFHI, reflecting our proportionate share of centralized administrative and operational services that benefit the entire Group. These expenses primarily comprise employee remuneration costs for shared personnel and charges for shared office service. These expenses amounted to HK$4.7 million, HK$7.5 million (US$1.0 million) and HK$1.8 million (US$0.2 million) in 2023, 2024 and the six months ended June 30, 2025, respectively.
Additionally, an arrangement to offset certain trade receivables and payables was agreed on December 31, 2024. Under this arrangement EFHI was authorized by an affiliate of EFHI to apply our receivables from EFHI to settle payables owed by our Group to the affiliate. The primary purpose of this arrangement was to streamline the settlement of historical related party balances. We have assessed and confirmed that this arrangement meets the balance sheet offsetting requirements for a right of setoff under ASC 210, including the existence of determinable amounts, a legally enforceable right, and the intent to offset. HK$40.0 million (equivalent to US$5.1 million) was offset under this agreement in 2024, and HK$38.4 million (US$4.9 million) was offset under this agreement in the six months ended June 30, 2025. No such offsetting agreement was entered into in 2023. As a result of these various transactions and the offsetting agreement, the amount due from EFHI were HK$58.3 million, nil and nil as of December 31, 2023 and 2024, and June 30, 2025,

respectively, and the amount due to EFHI were HK$22.6 million, HK$8.1 million (US$1.0 million) and HK$8.3 million (US$1.1 million) as of December 31, 2023 and 2024, and June 30, 2025, respectively.
Transactions with SinoPower Solar Energy Co. Limited (“SPSE”)
Our transactions with SPSE, which is an entity significantly influenced by the former controlling shareholder who ceased to control EFHI on April 25, 2025, included sales of solar power EPC solutions to SPSE, amounting to HK$6.9 million, HK$59.0 million (US$7.6 million) and HK$31.7 million (US$4.0 million) in 2023 and 2024 and the six months ended June 30, 2025, respectively. As of December 31, 2023 and 2024, and June 30, 2025, our accounts receivable from SPSE, net were HK$3.6 million, HK$22.4 million (US$2.9 million) and HK$26.5 million (US$3.4 million), respectively, and the amount due from SPSE (non-trade) for the same periods were HK$0.9 million, HK$1.3 million (US$0.2 million) and HK$1.8 million (US$0.2 million), respectively.
Transactions with Qingdao Intelligent Electronics Mobility Holding Co., Ltd. (“Qingdao Intelligent”)
Our transactions with Qingdao Intelligent, which is an affiliate under common control by the controlling shareholder who ceased to control EFHI on April 25, 2025, included purchase of materials from Qingdao Intelligent amounting to HK$17.7 million, HK$6.4 million (US$0.8 million) and nil in 2023, 2024 and the six months ended June 30, 2025, respectively. As of December 31, 2023 and 2024, and June 30, 2025, our accounts payable to Qingdao Intelligent were HK$17.7 million, nil and nil, respectively.
For additional information, see Note 12 to our consolidated financial statements included elsewhere in this prospectus.
Private Placement
See “Description of Share Capital — History of Securities Issuances.”

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Cayman Companies Act, which we refer to as the Companies Act below, and the common law of Cayman Islands.
We were incorporated as an exempted company limited by shares under the Companies Act on April 25, 2025. A Cayman Islands exempted company:
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is a company that conducts its business mainly outside the Cayman Islands;

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is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

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does not have to hold an annual general meeting;

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does not have to make its register of members open to inspection by shareholders of that company;

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may obtain an undertaking against the imposition of any future taxation;

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

As of the date of this prospectus, our authorized share capital is US$10,000,000, divided into 1,000,000,000,000 shares with a par value of US$0.00001 each, consisting of (i) 800,000,000,000 Class A Ordinary Shares, (ii) 80,000,000,000 Class B Ordinary Shares and (iii) 120,000,000,000 shares of such class or series (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. As of the date of this prospectus, (i) 10,000,000 Class A Ordinary Shares, (ii) zero Class B Ordinary Shares and (iii) zero shares of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association are issued and outstanding.
Immediately prior to the completion of this offering, we will have 10,000,000 Class A Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.
Our Memorandum and Articles of Association
The following are summaries of certain material provisions of our memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares.
Objects of Our Company.   Under our memorandum and articles of association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.
Class A Ordinary Shares.   Our Class A ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
Dividends.   The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our board of directors. Our memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.   Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to fifty (50) votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by way of a poll, save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:
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at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

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shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

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shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast a meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital, and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.
Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than 10 clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our Company entitled to vote at such general meeting.
The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.
Liquidation.   On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares.   Our memorandum and articles of association authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights and voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our Class A Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions.   Some provisions of our memorandum and articles of association may discourage, delay, or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.
Exempted Company.   We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as an exempted limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship, or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Exclusive Forum.   Without limiting the jurisdiction of the Cayman courts to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).
Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including those arising from the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to the provisions of our articles of association. This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved. In the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and, in the case of a creditor scheme only a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Our articles of association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.
Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our articles of association and may not be taken by written consent of the shareholders without a meeting.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute.   As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Restructuring.   A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:
(a)
is or is likely to become unable to pay its debts; and

(b)
intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Cayman Islands Data Protection
We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.
Investor Data
We will collect, use, disclose, retain, and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details, and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We may, as the data controller, collect, store, and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights, or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Contacting the Company
For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through phone number +852 67528088.
Anti-Money Laundering Matters
In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
History of Share Issuances
The following is a summary of our securities issuances in the past three years.

Class A Ordinary Shares   On April 25, 2025, we issued one (1) Class A Ordinary Share to International Corporation Services Ltd, which was immediately transferred to NexaSphere Acquisition Corporation.
On April 25, 2025, we issued 9,999,999 Class A Ordinary Shares to EcoFusion Holdings International Co. Limited.
We believe that each of the foregoing issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in the issuances of securities.
We have not issued any other securities since the incorporation of the Company on April 25, 2025, except as described above.

SHARES ELIGIBLE FOR FUTURE SALE
Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and although we plan to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 13.0% of our Class A Ordinary Shares in issue if the underwriters do not exercise their over-allotment option, and approximately 12.8% of our Class A Ordinary Shares in issue if the underwriters exercise their over-allotment option in full. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.
Lock-Up Agreements
See “Underwriting — Lock-Up Agreements.”
Rule 144
All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.
A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:
•
1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 115,000 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•
the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S
Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION
The following summary of the material Hong Kong, Cayman Islands and United States federal income tax considerations of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local, and other tax laws.
Hong Kong Taxation
We are a holding company incorporated as an exempted company in the Cayman Islands. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary, and there is no withholding tax in Hong Kong on remittance of dividends. Immediately upon the completion of this offering, we own EcoFusion Energy Limited which in turn owns EcoFusion Engineering Solution Co. Limited, EcoFusion Energy Engineering Co. Limited and EcoFusion Investment Co. Limited, all of which are incorporated in Hong Kong and are subject to Hong Kong profits tax at a rate of 8.25% for the assessable profits of first HK$2 million and 16.5% for the remaining assessable profits.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.
Material U.S. Federal Income Tax Considerations
The following discussion does not address the U.S. federal income tax considerations to any particular investor or to persons in special tax situations, such as:
•
banks;

•
financial institutions;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
persons that elect to mark their securities to market;

•
U.S. expatriates or former long-term residents of the U.S.;

•
governments or agencies or instrumentalities thereof;

•
tax-exempt entities;

•
qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•
persons liable for alternative minimum tax;

•
persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•
persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

•
persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•
persons holding our Class A Ordinary Shares through partnerships or other pass-through entities (except as explicitly discussed below in “Material Tax Considerations Applicable to U.S. Holders of Our Class A Ordinary Shares”);

•
beneficiaries of a Trust holding our Class A Ordinary Shares; or

•
persons holding our Class A Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, non-U.S. income and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.
Material Tax Considerations Applicable to U.S. Holders of Our Class A Ordinary Shares
The following sets forth the material U.S. federal income tax considerations related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.
This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.
The following brief description applies only to U.S. Holders that hold Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This brief description is based on current provisions of the U.S. International Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The brief description below of the U.S. federal income tax considerations to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF COMMON SHARES. HOLDERS OF CLASS A

ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
Taxation of Distributions on our Class A Ordinary Shares
Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. You therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate provided that the Class A Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on Nasdaq (on which Class A Ordinary Shares will be listed) will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on the Nasdaq, there can be no assurance that the Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A Ordinary Shares.
Taxation of Dispositions of Class A Ordinary Shares
Subject to the PFIC rules discussed below, upon the sale, exchange or other taxable disposition of Class A Ordinary Shares, a U.S. Holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized (in U.S. dollars) and such U.S. Holder’s adjusted tax basis (in U.S. dollars) in the Class A Ordinary Shares. Any such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.
Passive Foreign Investment Company Rules
For U.S. federal income tax purposes, a non-U.S. corporation, such as our Company, is considered a “passive foreign income company” or a “PFIC”, as defined in Section 1297(a) of the Code, for any taxable year if either:
•
75% of its gross income for such taxable year is passive income (as defined for U.S. federal income tax purposes) (the “income test”); or

•
50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For purposes of the PFIC provisions of the Code, “passive income” generally includes dividends, interest, certain rents and royalties and certain gains from commodities or securities transactions and the excess of gains over losses from the disposition of certain assets which produce passive income. For purposes of the income test and asset test, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.
Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.
If we are a PFIC for any taxable year during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including under certain circumstances, a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under the PFIC rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

•
the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•
the amount allocated to each of your other taxable years (or portions thereof) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution”
In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Class A Ordinary Shares by making and maintain a timely and valid “qualified electing fund” election (if eligible to do so) under Section 1295(b) of the Code. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury Regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.
Alternatively, if we are a PFIC and the Class A Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and for which the Company is determined to be a PFIC, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income
The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury Regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market. and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC. Although we intend to apply for the listing of our Class A Ordinary Shares on the Nasdaq, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Class A Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Class A Ordinary Shares are considered marketable for these purposes.
The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.
Information Reporting and Backup Withholding
Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file an IRS Form 8938.

UNDERWRITING
We have entered into an underwriting agreement dated            , 2026 with Kingswood Capital Partners, LLC, or the Representative, acting as the lead managing underwriter and book-runner with respect to the Class A Ordinary Shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Class A Ordinary Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:
Name	Number of Shares to be purchased from the Company
Kingswood Capital Partners, LLC	6,250,000

Total:	6,250,000
The underwriters are offering the Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ over-allotment option described below.
Over-allotment Option
We have granted to the underwriters an option, exercisable for 45 days after closing of this offering, to purchase up to an additional 937,500 Class A Ordinary Shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If any additional Class A Ordinary Shares are purchased, the underwriters will offer these Class A Ordinary Shares on the same terms as those on which the other Class A Ordinary Shares are being offered.
The Representative has advised us that it proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$4.00 per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of US$       per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.
Discounts, Commissions and Expenses
The underwriting discounts and commissions are 6.5% of the initial public offering price.

The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	US$4.00	US$25,000,00	US$28,750,00
Underwriting discounts and commissions to be paid by us:	US$0.26	US$1,625,000	US$1,868,750
Proceeds, before expenses, to us	US$3.74	US$23,375,000	US$26,881,250
We will also pay to the Representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares.
We have agreed to reimburse the Representative for its expenses relating to the offering up to a maximum of $220,000, including but not limited to expenses and disbursements relating to background checks of the Company’s officers and directors, legal fees, and reasonable travel and lodging expenses incurred by the Representative or its counsel in connection with visits to, and examinations of, the Company. We paid an advance of $55,000 to the representative for the representative’s anticipated out-of-pocket expenses, which will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).
We estimate that the total expenses of the offering payable by us, excluding the underwriters’ discount and commissions and non-accountable expense allowance will be approximately US$       including a maximum aggregate reimbursement of US$220,000 of Representative’s accountable expenses.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Lock-Up Agreements
Our officers, directors and principal shareholders (5% or more shareholders), have agreed, subject to certain exceptions, to a six (6) month “lock-up” period from the closing of this offering with respect to the Class A Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of six (6) months following the closing of the offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Representative. We have also agreed, in the underwriting agreement, to similar restrictions on the issuance and sale of our securities for six (6) months following the closing of this offering, subject to certain customary exceptions, without the prior written consent of the Representative.
The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.
Subsequent Financings
For a period of 24 months from the closing of this offering, we will use our best efforts to work with the Representative in any future public or private equity and debt offering, including all equity linked financings.
Nasdaq Listing
Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “      ” on or promptly after the date of this prospectus.

Electronic Distribution
A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.
Any underwriter who is a qualified market maker on the Nasdaq may engage in passive market making transactions on the Nasdaq in accordance with Rule 103 of Regulation M, during the Business Day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
No Prior Public Market
Prior to this offering, there has been no public market for our securities and the public offering price for our Class A Ordinary Shares will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Class A Ordinary Shares in this offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the Class A Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Class A Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.
•
Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•
Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of Class A Ordinary Shares covered by the registration statement.

•
Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•
A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or retarding a decline in the market price of our Class A Ordinary Shares. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares. These transactions may occur on the Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Offers Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.
Notice to Prospective Investors in Hong Kong
The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China
This prospectus may not be circulated or distributed in the PRC and the Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee, all amounts are estimates.
Securities and Exchange Commission Registration Fee	US$ 4,000
Nasdaq Capital Market Listing Fee	US$ 70,000
FINRA Filing Fee	US$ 1,535
Legal Fees and Other Expenses	US$ 531,944
Accounting Fees and Expenses	US$ 124,000
Printing and Engraving Expenses	US$ 40,000
Underwriter accountable expenses	US$ 220,000
Miscellaneous Expenses	US$ 80,000
Total Expenses	US$1,071,479
These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS
We are being represented by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga, our counsel as to Cayman Islands law. Legal matters as to Hong Kong law will be passed upon for us by JT&N (Hong Kong), our counsel as to Hong Kong law. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP may rely on Travers Thorp Alberga with respect to matters governed by Cayman Islands law and JT&N (Hong Kong) with respect to matters governed by Hong Kong law. Ellenoff Grossman & Schole LLP is advising the underwriters in connection with this offering.

EXPERTS
The consolidated financial statements of the Company for the years ended December 31, 2023 and December 31, 2024 included in this registration statement have been audited by Guangdong Prouden CPAs GP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance on such report given upon the authority of Guangdong Prouden CPAs GP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.
No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SOLAR STRATEGY HOLDINGS LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS	PAGE(S)
Unaudited Condensed Consolidated Financial Statements for Six Months Ended June 30, 2024 and 2025
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2024 and June 30, 2025	F-28
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2024 and 2025	F-29
Unaudited Condensed Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2024 and 2025	F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2024 and 2025	F-31
Notes to Unaudited Condensed Consolidated Financial Statements	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Solar Strategy Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Solar Strategy Holdings Limited (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2023 and 2024, the related consolidated statements of operations, changes in equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2024, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Guangdong Prouden CPAs GP
Guangdong Prouden CPAs GP
We have served as the Company’s auditor since 2025.
Guangzhou, China
May 12, 2025

SOLAR STRATEGY HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data, or otherwise noted)
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
ASSETS
Current assets:
Cash and cash equivalents	1,113	19	2
Accounts receivable, net (including accounts receivable from a related party of HK$3,563 and HK$22,372 as of December 31, 2023 and 2024, respectively)	9,341	25,707	3,309
Amount due from related parties – non trade	59,238	1,280	165
Inventories, net	501	644	83
Project assets, net	43,137	34,133	4,394
Prepaid expenses and other current assets, net	1,052	839	108
Total current assets	114,382	62,622	8,061
Non-current assets:
Property, plant and equipment, net	306	230	30
Deferred tax assets, net	2,227	118	15
Project assets, net	2,274	4,349	560
Total non-current assets	4,807	4,697	605
TOTAL ASSETS	119,189	67,319	8,666
LIABILITIES
Current liabilities:
Accounts payable (including accounts payable to a related party of HK$17,679 and nil as of December 31, 2023 and 2024, respectively)	33,670	8,951	1,152
Long-term borrowing, current	416	483	62
Long-term payable, current	175	194	25
Amount due to a related party – non trade	22,557	8,090	1,041
Contract liabilities	39,483	24,090	3,101
Accrued expenses and other current liabilities	7,421	803	104
Total current liabilities	103,722	42,611	5,485
Non-current liabilities:
Long-term borrowing	800	317	41
Long-term payable	502	308	40
Total non-current liabilities	1,302	625	81
TOTAL LIABILITIES	105,024	43,236	5,566
COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares(10,000,000 ordinary shares authorized, $US 0.00001 par value per share, 10,000,000 shares issued and outstanding as of December 31, 2023 and 2024)	1	1	—
Additional paid-in capital	47,580	47,580	6,125
Accumulated deficit	(31,624)	(22,495)	(2,896)
Total equity attributable to the shareholders of the Company	15,957	25,086	3,229
Non-controlling interests	(1,792)	(1,003)	(129)
TOTAL EQUITY	14,165	24,083	3,100
TOTAL LIABILITIES AND EQUITY	119,189	67,319	8,666
The accompanying notes are an integral part of these consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data, or otherwise noted)
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
Revenue (including revenue from a related party of HK$6,880 and HK$58,960 for the years ended December 31, 2023 and 2024, respectively)	39,699	66,517	8,563
Cost of revenue (including cost of revenue to a related party of HK$1,782 and HK$12,405 for the years ended December 31, 2023 and 2024, respectively)	(32,430)	(42,873)	(5,518)
Gross profit	7,269	23,644	3,045
Operating expenses
Selling and marketing expenses	(1,716)	(245)	(32)
General and administrative expenses (including general and administrative expenses allocated from a related party of HK$ 4,657 and HK$7,545 for the years ended December 31, 2023 and 2024, respectively)	(16,285)	(12,244)	(1,576)
Total operating expenses	(18,001)	(12,489)	(1,608)
(Loss) income from operations	(10,732)	11,155	1,437
Other (expenses) income
Other (expenses) income, net	(629)	698	90
Financial (expenses) income, net	(4,368)	174	22
Total other (expenses) income, net	(4,997)	872	112
(Loss) income before income tax expense	(15,729)	12,027	1,549
Income tax benefit (expense)	1,025	(2,109)	(272)
Net (loss) income	(14,704)	9,918	1,277
Less: net (loss) income attributable to non-controlling interests	(778)	789	102
Net (loss) income attributable to the Company’s shareholders	(13,926)	9,129	1,175
Net (loss) earnings per share attributable to the Company’s shareholders
Basic and diluted	(1.39)	0.91	0.12
Weighted average shares outstanding used in calculating basic and diluted net (loss) earnings per share
Basic and diluted	10,000,000	10,000,000	10,000,000
The accompanying notes are an integral part of these consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands, except for share and per share data, or otherwise noted)
	Ordinary Shares*		Additional paid-in capital HK$	Accumulated deficit HK$	Total equity attributable to shareholders of the Company HK$	Non- controlling interests HK$	Total shareholders’ equity HK$
	Share	HK$
Balance as of December 31, 2022	10,000,000	1	—	(17,698)	(17,697)	(1,014)	(18,711)
Contribution from shareholders	—	—	47,580	—	47,580	—	47,580
Net loss	—	—	—	(13,926)	(13,926)	(778)	(14,704)
Balance as of December 31, 2023	10,000,000	1	47,580	(31,624)	15,957	(1,792)	14,165
Net Income	—	—	—	9,129	9,129	789	9,918
Balance as of December 31, 2024	10,000,000	1	47,580	(22,495)	25,086	(1,003)	24,083
Balance as of December 31, 2024(US$)	10,000,000	—	6,125	(2,896)	3,229	(129)	3,100

*
Represents the reorganization transaction on a retrospective basis, as discussed in Note 1 — reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
Net (loss) income	(14,704)	9,918	1,277
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	47	76	10
Provision for doubtful accounts	3,814	81	10
Impairment losses of project assets	1,116	656	84
Deferred tax (benefit) expense	(1,025)	2,109	272
Changes in operating assets and liabilities:
Accounts receivable, net	(9,478)	(21,836)	(2,811)
Inventories, net	(501)	(143)	(18)
Project assets, net	(32,961)	6,273	808
Amount due from related parties -non trade	(23,326)	(4,935)	(635)
Prepaid expenses and other current assets, net	(225)	213	27
Accounts payable	27,613	41,332	5,321
Contract liabilities	(16,110)	(42,907)	(5,524)
Amount due to a related party	22,557	—	—
Accrued expenses and other current liabilities	(5,234)	8,660	1,115
Net cash used in operating activities	(48,417)	(503)	(64)
Cash flows from investing activities:
Purchase of property, plant and equipment	(256)	—	—
Net cash used in investing activities	(256)	—	—
Cash flows from financing activities:
Repayments of long -term borrowing	(355)	(416)	(54)
Proceeds from long-term payable	770	—
Repayments of long-term payable	(93)	(175)	(23)
Proceeds from shareholder contribution	47,580	—	—
Net cash provided by (used in) financing activities	47,902	(591)	(77)
Net decrease in cash and cash equivalents	(771)	(1,094)	(141)
Cash and cash equivalents, beginning of the year	1,884	1,113	143
Cash and cash equivalents, end of the year	1,113	19	2
Supplemental disclosures of cash flow information:
Interest paid in cash	(254)	(210)	(27)
Supplemental disclosure of non-cash investing & financing activities:
Non-cash settlement of payables to related parties	—	39,983	5,147
Non-cash transaction with cash concentration company	(29,269)	21,973	2,829
The accompanying notes are an integral part of these consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
(a) Principal activities
Solar Strategy Holdings Limited (the “Company” or “SSTR”) was incorporated under the laws of Cayman Islands on April 25, 2025, as an exempted company with limited liability. SSTR with its subsidiaries (collectively referred to as the “Group”) are principally engaged in providing solar photovoltaic EPC (engineering, procurement, construction) solutions with operations and geographic market in Hong Kong.
(b) Reorganization
In preparation for its initial public offering (IPO), the Group, comprising operating subsidiaries (the “Operating Subsidiaries”), underwent a reorganization which is accounted for as a transaction between entities under common control (the “Reorganization”). Prior to the Reorganization, the Operating Subsidiaries were controlled by EcoFusion Holdings International Co. Limited (“EFHI”). EFHI also owns other entities beyond the Group.
The reorganization involved the following key steps:
•
On February 20, 2025, EFHI incorporated EcoFusion Energy Limited (“EFEH”) as a wholly-owned subsidiary with one issued share to hold the Operating Subsidiaries;

•
On February 21, 2025, EFHI transferred 100% of its equity interests in the Operating Subsidiaries to EFEH, making EFEH their immediate holding company;

•
On April 25, 2025, SSTR was incorporated in the Cayman Islands by NexaSphere Acquisition Corporation (“NexaSphere”), an investment holding company with no substantive operations and assets with one issued share.

•
On April 25, 2025, to establish an offshore structure with SSTR as the Group’s holding company, share exchange agreements were entered into, as detailed below:

i.
EFHI issued 1,000 new shares and exchanged them for one SSTR share;

ii.
To make SSTR the holding company of the Group, EFHI exchanged its total one share of EFEH, covering all Operating Subsidiaries, for 9,999,999 new SSTR shares.

As a result, SSTR became the Group’s holding company, fully owning EFEH and Operating Subsidiaries.
SSTR has no operations and assets since its inception. EFHI consistently held the controlling financial interest in all the Operating Subsidiaries prior to and after the reorganization, and its controlling financial interest over the Operating Subsidiaries remained unchanged. As such, to reflect the economic substance of the Company’s business under the reorganization, the transaction detailed above has been accounted for as a recapitalization of the Company. Thus, the current capital structure has been retrospectively presented in prior years as if such structure existed at that time, the entities under common control are presented on a consolidated basis for all years to which such entities were under common control.
Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2023 and 2024, the results of these subsidiaries are included in the financial statements for both years, and the equity has been restated to reflect the structure as well.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)
As of December 31, 2024, the defined Operating Subsidiaries are as follows:
Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
EcoFusion Energy Limited(“EFEH”)	Feb 20, 2025	Hong Kong	100%	Holding
EcoFusion Energy Engineering Co. Limited(“EFEE”)	Oct 18, 2019	Hong Kong	92%	Solar photovoltaic Solutions
EcoFusion Investment Co. Limited(“EFCI”)	May 25, 2022	Hong Kong	92%	Solar photovoltaic Solutions
EcoFusion Engineering Solution Co. Limited(“EFES”)	Feb 27, 2020	Hong Kong	100%	Solar photovoltaic Solutions

Note:
EcoFusion Energy Limited, EcoFusion Energy Engineering Co. Limited, EcoFusion Investment Co. Limited, and EcoFusion Engineering Solution Co. Limited were formerly named SinoPower Energy Limited, Solarpower Solar Energy Engineering Co. Limited, Sinotech Power Investment Co. Limited, and SolarPower Engineering Solution Co. Limited, respectively, prior to their renaming.
2.   GOING CONCERN
The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net loss of HK$ 14,704 and net income of HK$ 9,918, and net cash used in operating activities of HK$48,417 and HK$503 for the years ended December 31, 2023 and 2024, respectively. Although the Group had accumulated deficit of HK$ 22,495 and cash balance of HK$ 19 as of December 31, 2024, meanwhile due to cash concentration arrangement, the Group maintained positive working capital of HK$10,660 and HK$20,011 as of December 31, 2023, and 2024, respectively, reflecting improved liquidity.
During the years ended December 31, 2023, and 2024, in order to reach more efficient liquidity management, cash inflows and outflows of the Group were centralized by the parent company, EFHI with its subsidiaries out of the Group. Under this arrangement, the cash balance as of December 31, 2024 was HK$ 19. In preparation for an IPO, the Group ceased relying on parent company for liquidity management since March 2025, and now independently manages its cash flows.
Management has determined that the Group’s operational resources are sufficient to meet its operational and capital needs for at least twelve months from the issuance date of these financial statements, based on positive working capital, net income, nearly breakeven operating cash flows, revenue growth.
Taking into consideration all these factors mentioned above, management concluded that there is no substantial doubt about the Group’s ability to continue as a going concern for at least twelve months from the issuance date. As a result, the management prepared the consolidated financial statements assuming the Group will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).
Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.
Use of estimates
The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported years in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to provision for doubtful accounts, estimates for project assets impairment, valuation allowance for deferred tax assets and impairment of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
On an on-going basis, the Group evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making estimates and judgments about the carrying values of assets and liabilities.
Non-controlling interests
For the Company’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of operations to distinguish the interests from that of the Company.
Convenience translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entities operate (“the functional currency”). The consolidated financial statements are presented in HK$, which is the Group’s functional and presentation currency.
Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = HK$ 7.7677, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2024. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.
Foreign Currency Transactions
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statements of income.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and cash at banks, which have original maturities of less than three months and unrestricted as to withdrawal and use.
Disaggregation of cash by currency denomination is set out below:
	As of December 31,
Currency	2023	2024	2024
	HK$	HK$	US$
HK dollar	1,097	19	2
US dollar	16	—	—
Total	1,113	19	2
Accounts receivable, net
Accounts receivable ,net (including related party) represents revenue recognized for the amounts due from customers for revenue recognized when the Group has satisfied its performance obligation and recognized revenue. These receivables are uncollateralized, which include amounts earned less payments received and allowances for expected credit losses. Management continually monitors and adjusts its allowances associated with the Group’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Group does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Group records an allowance for credit losses and a corresponding charge to credit loss expense.
Expected credit losses
On January 1, 2023, the Group adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.
The Group’s accounts receivable, net, other receivables and deposits in prepaid expenses and other current assets, net are within the scope of ASC 326. Meanwhile, amounts due from related parties are evaluated for allowance under ASC 310-10 on an individual basis, with specific provisions recorded as needed. The Group maintains an estimated allowance for credit losses to reduce these financial assets to the amount expected to be collected. The Group has identified the relevant risk characteristics of its customers and the related receivables, which include size, types of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, and current economic conditions, and reasonable and supportable forecasts of future economic conditions, including expected changes in macroeconomic factors such as interest rates, industry trends, and customer credit risk profiles, in assessing the lifetime

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
expected credit losses. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Group also makes specific allowance in the years in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted.
For the years ended December 31, 2023 and 2024, the Group recognized expected credit loss on accounts receivable of HK$414 and HK$81, respectively, and recognized provisions and made write-offs on prepaid expenses and other current assets of HK$3,400 and nil, respectively.
Inventories, net
Inventories consist of solar power spare parts and they are stated at the lower of cost or net realizable value. Cost of inventories is determined on the basis of weighted average cost method. Net realizable value is based on estimated selling prices less selling expenses and any further costs expected to be incurred for completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.
Project Assets, net
Project assets consist of PV solar power systems (“solar system”) that are (i) held for development and sale or (ii) occasionally developed and held for sharing in electricity revenue with offtakers  — prior to sale of the project assets. Project Assets consist of costs incurred on solar photovoltaic projects including materials and modules, construction, installation and labor, and other operating and maintenance cost.
Transactions related to sales of solar systems within project assets are classified as operating activities in the consolidated statements of cash flows and reported as revenue and cost of revenue in the consolidated statements of operations upon the sale of the solar systems and fulfillment of the relevant recognition criteria. Incidental electricity income generated from the solar systems held for sale prior to the sale of the projects is recorded in other income in the consolidated statement of operations.
Project assets are reviewed periodically for obsolescence or when indicators of impairment are present, such as market conditions, changes in environmental, ecological, permitting, market pricing. Such changes may cause the cost of the project to increase or the selling price of the project to decrease. We record an impairment loss of the project assets to the extent the carrying value exceed its estimated recoverable amount. The recoverable amount is estimated based on the anticipated sales proceeds reduced by estimated cost to complete such sales.
The non-current project assets primarily relate to solar systems occasionally developed and held for sharing in electricity revenue with offtakers, which the Group retains the project assets for an extended period for the following reasons: (i) certain projects are subject to restricted disposal rights due to being involved in sale-and-leaseback transactions that did not qualify for sales treatment of the underlying assets, limiting the Group’s ability to sell them in the short term, or (ii) other projects are held to await more favorable market conditions for sale, such as improved buyer demand or higher market prices for solar assets.
Property and equipment, net
Property and equipment, net are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives and residual value are as follows:
Category	Estimated useful lives
Office equipment and furniture	2 – 5 years
Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations in other income or expenses.
Impairment of long-lived assets
The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the years ended December 31, 2023 and 2024, no impairment of long-lived assets was recognized.
Fair value measurement
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:
•
Level 1 — Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities;

•
Level 2 — Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data; and

•
Level 3 — Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable (including related party), other receivables and deposits included in prepaid expenses and other current assets, net and amount due from related parties-non trade, accounts payable, other payables included in accrued expenses and other current liabilities, amount due to a related party, long-term borrowing and long-term payable. As of December 31, 2023 and 2024, the carrying amounts of the current financial assets and liabilities approximate their fair values due to the short-term maturity. The carrying amount of non-current liabilities including long-term borrowing and long-term payable approximates their fair value as the related interest rates approximate market rates for similar debt instruments of comparable maturities.
Revenue recognition
The Group adopted the revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those goods or services. The following five steps are applied to achieve that core principle:
Step 1:   Identify the contract (s) with a customer
Step 2:   Identify the performance obligations in the contract
Step 3:   Determine the transaction price
Step 4:   Allocate the transaction price to the performance obligations in the contract
Step 5:   Recognize revenue when (or as) the entity satisfies a performance obligation
The Group evaluate revenue contracts to identify onerous contracts where the unavoidable costs of meeting the obligations exceed the expected economic benefits. When an onerous contract is identified, the Company recognize a provision for the estimated loss, which is included in cost of revenue.
Supply and installation of solar power projects
The Group generates revenue primarily from contracts to design, construct, and deliver turnkey solar power systems. The contracts consist of only one single performance obligation as the integrated design, procurement, and construction services are customized and inseparable in contract.
The Group acts as principal by controlling all project execution aspects, including selecting and managing subcontractors, bearing inventory risks until grid connection and retaining ownership of work-in-progress until sales of completed solar power systems. The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for services or transferring goods to a customer. Variable consideration is estimated at expected value to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.
Revenue is recognized at a point in time upon system commissioning and transfer of control, which occurs when the solar project is granted an acknowledge operation approval letter and interconnected with the

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
power grid, mainly due to the customer does not actually receive or consume the benefits of the performance (electricity supply) until the project reaches commercial operation, the customers do not assume control of the systems and the integrated engineering, procurement, and construction services are highly customized for each site.
Sales of developed solar power projects
Revenue from sales of developed solar power projects is recognized at closing when legal ownership and operational control are transferred to the buyer. This revenue stream differs from the Group’s supply and installation of solar power projects by focusing on the transfer of operational solar assets.
The Group identifies performance obligations by assessing whether the promised goods or services are distinct. In these sales contracts, the transfer of the existing solar power projects, including all associated permits and operational rights, represents a single performance obligation.
Revenue is recognized at a point in time when legal ownership and operational control are transferred to the buyer, which occurs upon completion of the ownership transfer process, as this is the point at which the buyer obtains control of the project.
Payments for these sales contracts are typically received based on milestones tied to key stages of the transaction, such as contract signing and ownership transfer. The consideration of the contract is fixed without financing component.
The Group provides standard quality warranties in limited circumstances for a limited period, typically ranging from 30 to 90 days following project acceptance for quality assurance, without providing any additional service. Historically, the Group has not incurred any material costs or expenses related to these quality warranties, and accordingly, no warranty liability is recognized.
The following table disaggregates the Group’s revenue by major sources:
	For the years ended December 31,
By Revenue Stream	2023	2024	2024
	HK$	HK$	US$
Supply and installation of solar power projects	37,719	66,517	8,563
Sales of developed solar power projects	1,980	—	—
Total	39,699	66,517	8,563
Contract liabilities
Contract liabilities consist of deferred revenue, which represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criterias are met. The Group’s contract liabilities amounted to HK$39,483 and HK$24,090 as of December 31, 2023 and 2024, respectively. During the years ended December 31, 2023 and 2024, the Group recognized HK$ 14,814 and HK$ 28,424 revenue that was included in contract liabilities balance at January 1, 2023 and 2024, respectively.
Cost of revenue
Cost of revenue includes cost of solar power components, subcontractor cost and other costs related to contract performance, such as supplies and tools.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Selling and marketing expenses
Selling and marketing expenses mainly consist of advertising, transportation fee and other expenses relate to selling and marketing activities.
General and administrative expenses
General and administrative expenses mainly consist of payroll expenses, rental expenses, expected loss of financial assets, office and utilities expenses, depreciation expenses and other miscellaneous administrative expenses.
Employee benefit
All salaried employees of the Group in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Group makes regular contributions of 5% of the employee’s relevant income to the MPF scheme, subject to a maximum of HK$1.5 per month. Contributions to the plan vest immediately. The Group recorded MPF expenses of HK$152 and HK$341 for the years ended December 31, 2023 and 2024, respectively.
Sale-leaseback transactions as Lessee
When the Group enters into sale-leaseback transactions as a seller-lessee, it applies the requirements in ASC 606 by assessing whether a contract exists and whether it satisfies a performance obligation by transferring control of an asset when determining whether the transfer of an asset shall be accounted for as a sale of the asset. If the Group transfers the control of an asset to the buyer-lessor, it accounts for the transfer of the asset as a sale and recognizes a corresponding gain or loss on disposal. The subsequent leaseback of the asset is accounted for in accordance with ASC 842 in the same manner as any other lease. If the Group does not transfer the control of an asset to the buyer-lessor, such sale-leaseback transaction is accounted for as a financing. The Group does not derecognize the transferred asset because it retains substantially all risks and rewards incidental to ownership, and accounts for proceeds received as borrowings for which the current portion is included in “long-term payable, current” and the non-current portion is included in “long-term payable” in the consolidated balance sheets. Since the group didn’t transfer the control of the assets in the transactions with substantial repurchase right, such sales-leaseback transactions were determined as financing arrangements.
Income taxes
The Group accounts for income taxes under ASC 740. Provision for income taxes consists of current and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not threshold, to reduce deferred tax assets to the amount expected to be realized. The Group’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax position that meet the “more-likely-than-not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities and tax audits. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expense.
The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of loss for the years ended December 31, 2023 and 2024, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.
Segment reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Group’s CODM is the Chief Executive Officer.
The Group’s CODM relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one principal reportable segment as defined by ASC 280.
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic ASC 280), enhancing segment disclosure requirements. The ASU mandates disclosure of significant segment expenses regularly provided to CODM and included in the segment’s profit or loss measure, as well as the CODM’s title, position, and role in assessing segment performance and allocating resources. The Group’s CODM uses consolidated net income (or loss) to evaluate performance against budgets and guide resource allocation decisions. As the Group’s operations, assets, and revenues are based in Hong Kong, no geographical segment information is presented. The Group adopted ASU 2023-07 without material impact on its financial position or results of operations.
(Loss) earnings per share
The Group computes (loss) earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
effect on a per-share basis of the potential Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2023, and 2024, there were no dilutive shares.
Recent accounting pronouncements
The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. However, this election will not apply should the Group cease to be classified as an EGC.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which is designed to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 requires greater standardization and disaggregation of categories within an entity’s tax rate reconciliation disclosure, as well as disclosure of income taxes paid by jurisdiction, among other requirements. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. ASU 2023-09 will be effective on a prospective basis, with retrospective application permitted. The adoption of ASU 2023-09 won’t have a material effect on the Group’s consolidated financial statements or disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disaggregation of certain expense captions into specified categories in disclosures within the notes to the consolidated financial statements to provide enhanced transparency into the expense captions presented on the face of the statement of income and comprehensive income. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted, and may be applied either prospectively or retrospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Group is currently evaluating the impact that the adoption of ASU 2024-03 will have on its related disclosures.
Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Group’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
4.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consisted of the following:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Accounts receivable	9,755	26,202	3,373
Allowance for expected credit loss	(414)	(495)	(64)
Accounts receivable, net	9,341	25,707	3,309
The movement of the allowance for expected credit loss was as follows:
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
Balance as of the beginning of the year	—	(414)	(54)
Expected credit loss provision	(414)	(81)	(10)
Write-off	—	—	—
Balance as of the end of the year	(414)	(495)	(64)
Subsequently up to the filing date, the Company collected approximately HK$ 7,764 (US$1,000) in accounts receivable from the top customer.
5.   PROJECT ASSETS, NET
Project assets, net consisted of the following:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Project assets under development	44,219	36,309	4,674
Project assets completed for sale	1,192	2,173	280
Project assets, net	45,411	38,482	4,954
Project assets, net – current	43,137	34,133	4,394
Project assets, net – noncurrent	2,274	4,349	560
During the years ended December 31,2023 and 2024, impairment losses of HK$ 1,116 and HK$ 656 were recorded for certain project assets held for development and sale.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
6.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepaid expenses and other current assets, net consisted of the following:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Deposits	1,012	800	103
Others	40	39	5
Prepaid expenses and other current assets, net	1,052	839	108
During the years ended December 31,2023 and 2024, provisions of HK$3,400 and nil were recorded for uncollectible receivables from certain counterparties, which were fully written off in the same year.
The allowance of prepaid expenses and other current assets was maintained at a zero balance at both the beginning and end of years ended December 31, 2023 and 2024, respectively.
7.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consisted of the following:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Office equipment and furniture	402	402	52
Less: accumulated depreciation	(96)	(172)	(22)
Total property and equipment, net	306	230	30
Depreciation expenses of property and equipment totaled HK$47 and HK$76 for the years ended December 31, 2023 and 2024, respectively.
The Group performed impairment assessment on the property and equipment, and there was no impairment loss for the years ended December 31, 2023 and 2024, respectively.
8.   BORROWING
The Group had the below borrowing for working capital purpose:
			As of December 31,
			2023			2024
	Annual Interest Rate	Maturity	Long-term	Long-term (current portion)	Long-term	Long-term (current portion)	Long-term	Long-term (current portion)
			HK$	HK$	HK$	HK$	US$	US$
Borrowing:
Po Fung Finance Limited(i)	15%	July, 2026	800	416	317	483	41	62
Total Long-term borrowing			800	416	317	483	41	62

As of December 31, 2023 and 2024, the current portion of the long-term borrowing was HK$416 and HK$483 respectively.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
8.   BORROWING (continued)
(i)
On July 5, 2021, the Group entered into a loan agreement to borrow funds of HK$2,000 with Po Fung Finance Limited during the period from July 5, 2021 to July 5, 2026. The Group plans to repay HK$48 every month since August 2021 until the loan maturity date.

The Group’s long-term borrowing will be due according to the following schedule:
	December 31, 2024
	HK$	US$
Within one year	483	62
Between 1 to 2 years	317	41
Total	800	103
9.   LONG-TERM PAYABLE
Long-term payable from financing associated with sale-leaseback transactions that did not qualify for sales treatment of the underlying assets(1) consisted of the following:
	As of December 31,2023
	Outstanding long-term payable	Unrecognized financial charges	Outstanding long-term payable, net	Current portion	Long-term portion
	787	110	677	175	502
HK$	787	110	677	175	502
	As of December 31,2024
	Outstanding long-term payable	Unrecognized financial charges	Outstanding long-term payable, net	Current portion	Long-term portion
	556	54	502	194	308
HK$	556	54	502	194	308
US$	72	7	65	25	40

(1)
Financing associated with sale-leaseback transactions that did not qualify for sales treatment of the underlying assets

In June 2023, the Group sold certain solar power projects to Mitsubishi HC Capital (HK) Ltd.(“Mitsubishi” or “purchaser-lessor”) and simultaneously entered into contracts to lease back these assets from it for 48 months. Pursuant to the terms of the contracts, the Group is required to pay lease payments to the purchaser-lessors monthly over the contract periods and is entitled to obtain the ownership of these projects at HK$1 upon the expiration of the leases. Through the leaseback, the Group substantially retains all of the benefits and risks incident to the ownership of the projects sold and the Group does not transfer the control of the asset to the purchaser-lessor. Therefore, these lease transactions do not qualify as sale-leaseback transaction. Accordingly, the Group identified the transactions as financing arrangements and recorded as borrowing.
The solar power projects underlying the above financing arrangements remain classified within project assets for sale at their original carrying amount of HK$573 as of both December 31, 2023 and 2024. These project assets are pledged as collateral under the financing arrangements and are separately disclosed within project assets — noncurrent.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
9.   LONG-TERM PAYABLE (continued)
The Group’s loans from third parties will be due according to the following schedule:
For the years ended December 31,	HK$	US$
2025	230	30
2026	230	30
2027	96	12
Total loans payable	556	72
Less: unrecognized financial charges	(54)	(7)
Total	502	65
10.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Refund advance payments for canceled projects	6,290	622	80
Accrued expenses	1,131	181	24
Total	7,421	803	104
11.   TAXATION
The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.
Cayman Islands
The Company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands and accordingly, is exempted from Cayman Islands income tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.
Hong Kong
In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income.
On 21 March 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on 28 March 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$ 2,000 of estimated assessable profits of the qualifying group entity will be taxed at 8.25%, and estimated assessable profits above HK$2,000 will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
11.   TAXATION (continued)
For the years ended December 31, 2023 and 2024, the details of income tax expense were set forth below:
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
Current income tax	—	—	—
Deferred income tax	(1,025)	2,109	272
Total income tax (benefit) expense	(1,025)	2,109	272
The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the years ended December 31, 2023 and 2024 were as follows:
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
(Loss) Profit before income tax expense	(15,729)	12,027	1,549
Hong Kong Profits Tax rate	16.5%	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	(2,595)	1,984	256
Tax effect of non-deductible items	1	1	—
Changes in valuation allowance on deferred tax assets	1,569	124	16
Income tax (benefit) expense	(1,025)	2,109	272
Effective income tax rate	6.52%	17.54%	17.54%
As of December 31, 2023 and 2024, the significant components of the deferred tax assets and liabilities were summarized below:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Deferred tax assets:
Net operating loss carried forward	4,432	2,316	298
Allowance for doubtful accounts	1,072	1,085	140
Other temporary differences	814	932	120
Total deferred tax assets	6,318	4,333	558
Less: valuation allowance	(4,091)	(4,215)	(543)
Total deferred tax assets, net	2,227	118	15
The Group accounts for income taxes by recognizing deferred tax assets (DTA) for net operating losses (NOL) of a certain subsidiary expected to generate future taxable income, based on individual entity assessments. Under the Hong Kong tax jurisdiction, NOL can be carried forward indefinitely, and accordingly, the Group recognizes DTA for the NOL of subsidiaries expected to realize such benefits. A full valuation allowance is recorded for other temporary differences when the Group does not expect to realize these benefits due to local tax regulations and other jurisdictional factors.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
11.   TAXATION (continued)
In 2024, the subsidiary transitioned from a loss to a profit position, and the corresponding DTA previously recognized for its NOL was partially utilized to offset taxable income, with there was remaining DTA balance for this entity as of December 31, 2024.
Changes in valuation allowance were as follows:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Balance at the beginning of the year	2,522	4,091	527
Additions	1,569	124	16
Reversal	—	—	—
Balance at the end of the year	4,091	4,215	543
Uncertain tax positions
Under relevant Hong Kong tax laws, tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, if in a case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment.
As of December 31, 2024, Corporate Income Tax returns for the years of assessment 2023 and 2024 remain open for statutory examination.
12.   RELATED PARTY TRANSACTIONS
Related parties
The table below sets forth the major related parties and their relationships with the Group:
No.	Name of Related Parties	Relationship
1	EcoFusion Holdings International Co. Limited (“EFHI”)	Immediate holding company
2	SinoPower Solar Energy Co. Limited (“SPSE”)	Significantly influenced by former controlling shareholder who ceased to control EFHI on April 25, 2025
3	Qingdao Intelligent Electronics Mobility Holding Co., Ltd.	Affliliates under common control by controlling shareholder who ceased to control EFHI on April 25, 2025

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
12.   RELATED PARTY TRANSACTIONS (continued)
Amounts due from (to) related parties
Amounts due from (to) related parties consisted of the following for the years indicated:
	As of December 31,
	2023	2024	2024
	HK$	HK$	US$
Accounts receivable, net – related party
SinoPower Solar Energy Co. Limited(“SPSE”)	3,563	22,372	2,880
Accounts payable – related party
Qingdao Intelligent Electronics Mobility Holding Co., Ltd.	17,679	—	—
Amount due to a related party – non trade(1)
EcoFusion Holdings International Co. Limited (“EFHI”)	22,557	8,090	1,041
Amount due from related parties – non trade(2)
EcoFusion Holdings International Co. Limited (“EFHI”)	58,346	—	—
SinoPower Solar Energy Co. Limited(“SPSE”)	892	1,280	165
Related-party transactions
	For the years ended December 31,
	2023	2024	2024
	HK$	HK$	US$
Purchase of materials
Qingdao Intelligent Electronics Mobility Holding Co., Ltd.	17,679	6,430	828
Sales of solar power projects
SinoPower Solar Energy Co. Limited	6,880	58,960	7,590
Proceeds from a related party(1)
EcoFusion Holdings International Co. Limited (“EFHI”)	22,557	1,407	181
Collections under cash concentration arrangement(2)
EcoFusion Holdings International Co. Limited (“EFHI”)	37,297	27,514	3,542
Payment under cash concentration arrangement(2)
EcoFusion Holdings International Co. Limited (“EFHI”)	3,370	41,942	5,400
Advance to related parties(1)
EcoFusion Holdings International Co. Limited (“EFHI”)	19,188	3,611	465
SinoPower Solar Energy Co. Limited	889	388	50
Operating expenses allocated from the parent company(4)
EcoFusion Holdings International Co. Limited (“EFHI”)	4,657	7,545	971
Capital injection from a related party(3)
EcoFusion Holdings International Co. Limited (“EFHI”)	47,580	—	—
Non-cash transaction with related parties(5)
EcoFusion Holdings International Co. Limited (“EFHI”)	—	39,983	5,147

(1)
Proceeds from a related party and advances to related parties represent funds borrowed or lent for operational purpose, which is interest-free with no fixed repayment terms.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
12.   RELATED PARTY TRANSACTIONS (continued)
(2)
The transactions arising from cash concentration transactions managed by EFHI’s centralized treasury, which is interest-free with no fixed repayment terms. The Group ceased relying on cash concentration for liquidity management since March 2025.

(3)
Capital injection from a related party represents the equity investment of US$6,100 received by operating subsidiaries during the year ended December 31, 2023, classed as additional paid-in-capital, including 10% interest and principal from shareholder loan converted to additional paid-in-capital.

(4)
The amount represents the employee remuneration cost and allocated office space rental expenses distributed by EFHI.

(5)
On December 31, 2024, EFHI, the Group’s parent, authorized by an affiliate through an agreement dated on the same day, entered into an offsetting agreement with the Group’s operating subsidiaries to offset the receivables of the Group from EFHI and payables owed by the Group to an affiliate of EFHI, reducing both related party debts and receivables. The Group has assessed and confirmed that this offsetting arrangement meets the balance sheet offsetting requirement for a right of setoff, including determinable amounts, the right and intent to offset, and legal enforceability.

13.   SIGNIFICANT RISKS
(a) Interest rate risk
Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to floating interest rate risk on cash deposit, and the risk due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.
(b) Concentration of credit risk
Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, other receivables and deposits within prepaid expenses and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash are held with financial institutions that Group’s management believes to be high credit quality. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable. Based on the Group’s historical experiences in collection of other receivables, the Group consider the credit risk of these receivables to be low. Management conducts regular assessment on expected credit losses arising from non-performance by these counterparties. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
(c) Concentration of customers and suppliers
The following customers represented more than 10% of the Group’s total revenue for the years ended December 31, 2023 and 2024:
	For the years ended December 31,
	2023	2024
Customer A (related party)	17%	89%
Customer B	76%	*

*
Represented percentage less than 10%

The following customers represented more than 10% of the Group’s total accounts receivable, net as of December 31, 2023 and 2024:

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
13.   SIGNIFICANT RISKS (continued)
	As of December 31,
	2023	2024
Customer A (related party)	38%	87%
Customer B	61%	13%
The following suppliers represented more than 10% of the Group’s total purchase as of December 31, 2023 and 2024:
	As of December 31,
	2023	2024
Supplier A	*	21%
Supplier B (related party)	28%	18%
Supplier C	*	11%

*
Represented percentage less than 10%

The following suppliers represented more than 10% of the Group’s total accounts payable for the years ended December 31, 2023 and 2024:
	For the years ended December 31,
	2023	2024
Supplier B (related party)	53%	*
Supplier D	*	32%
Supplier E	*	11%

*
Represented percentage less than 10%

14.   SHAREHOLDERS’ EQUITY
Ordinary shares
The shareholders’ equity structure of the Company as of December 31, 2023 and 2024 were presented giving the retroactive effect to the Reorganization. Upon completion of the reorganization, the Company issued 10,000,000 ordinary shares to its shareholder, which is retrospectively reflected as the shares issued and outstanding as of December 31, 2023 and 2024.
15.   COMMITMENTS AND CONTINGENCIES
As of December 31, 2024, the Company has outstanding commitments for procurement and construction activities associated with its solar power projects. These commitments represent contractual obligations for future payments and exclude amounts already settled or expensed in prior periods. As the solar power projects progress, the Company expects to fulfill these commitments through payments within the next 12 months.
Type	Amount
HK$
Construction Subcontractor	6,062

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024
(In thousands, except for share and per share data, or otherwise noted)
15.   COMMITMENTS AND CONTINGENCIES (continued)
In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. There were no pending or threatened claims and litigation as of December 31, 2023 and 2024, and through the issuance date of these consolidated financial statements.
16.   SUBSEQUENT EVENTS
The Group has evaluated the impact of events that have occurred subsequent to December 31, 2024, through the issuance date of the consolidated financial statements, and concluded that no other subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except for the completion of the Reorganization mentioned in Note 1b.

SOLAR STRATEGY HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data, or otherwise noted)
	As of
	December 31, 2024	June 30, 2025 Unaudited
	HK$	HK$	US$
ASSETS
Current assets:
Cash and cash equivalents	19	1,385	176
Accounts receivable, net (including accounts receivable from a related party of HK$22,372 and HK$26,512 as of December 31, 2024 and June 30, 2025, respectively)	25,707	29,836	3,800
Amount due from related parties – non trade	1,280	1,773	226
Deferred offering cost	—	3,535	450
Inventories, net	644	429	55
Project assets, net	34,133	14,104	1,797
Prepaid expenses and other current assets, net	839	839	108
Total current assets	62,622	51,901	6,612
Non-current assets:
Property and equipment, net	230	190	24
Deferred tax assets, net	118	—	—
Project assets, net	4,349	4,349	554
Other non-current assets	—	100	13
Total non-current assets	4,697	4,639	591
TOTAL ASSETS	67,319	56,540	7,203
LIABILITIES
Current liabilities:
Accounts payable	8,951	7,888	1,005
Long-term borrowing, current	483	521	66
Long-term payable, current	194	205	26
Amount due to a related party – non trade	8,090	8,311	1,059
Contract liabilities	24,090	9,324	1,188
Accrued expenses and other current liabilities	803	2,109	269
Total current liabilities	42,611	28,358	3,613
Non-current liabilities:
Long-term borrowing	317	47	6
Long-term payable	308	204	26
Total non-current liabilities	625	251	32
TOTAL LIABILITIES	43,236	28,609	3,645
COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares(800,000,000,000 Class A Ordinary Shares, 80,000,000,000 Class B Ordinary Shares and 120,000,000,000 shares of such class or series (however designated) as the board of directors may determine in accordance with our memorandum and articles of association, both of $0.00001 par value, authorized, 10,000,000 Class A shares issued and outstanding on an actual basis as of December 31, 2024 and June 30, 2025)	1	1	—
Additional paid-in capital	47,580	47,580	6,061
Accumulated deficit	(22,495)	(18,940)	(2,413)
Total equity attributable to the shareholders of the Company	25,086	28,641	3,648
Non-controlling interests	(1,003)	(710)	(90)
TOTAL EQUITY	24,083	27,931	3,558
TOTAL LIABILITIES AND EQUITY	67,319	56,540	7,203
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data, or otherwise noted)
	For the six months ended June 30,
	2024	2025
	HK$	HK$	US$
Revenue (including revenue from a related party of HK$29,019 and HK$31,680 for the six months ended June 30, 2024 and 2025, respectively)	30,135	31,680	4,036
Cost of revenue (including cost of revenue to a related party of HK$5,145 and HK$6,450 for the six months ended June 30, 2024 and 2025, respectively)	(16,250)	(22,020)	(2,805)
Gross profit	13,885	9,660	1,231
Operating expenses
Selling and marketing expenses	(245)	(218)	(28)
General and administrative expenses (including general and administrative expenses allocated from a related party of HK$4,783 and HK$1,762 for the six months ended June 30, 2024 and 2025, respectively)	(8,054)	(4,639)	(591)
Total operating expenses	(8,299)	(4,857)	(619)
Income from operations	5,586	4,803	612
Other income (expenses), net
Other income, net	609	259	33
Financial expenses, net	(46)	(675)	(87)
Total other income(expenses), net	563	(416)	(54)
Income before income tax expense	6,149	4,387	558
Income tax expense	(955)	(539)	(69)
Net income	5,194	3,848	489
Less: net income attributable to non-controlling interests	403	293	37
Net income attributable to the Company’s shareholders	4,791	3,555	452
Net earnings per share attributable to the Company’s shareholders
Basic and diluted	0.48	0.36	0.05
Weighted average shares outstanding used in calculating basic and diluted net earnings per share
Basic and diluted	10,000,000	10,000,000	10,000,000
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands, except for share and per share data, or otherwise noted)
	Ordinary Shares*		Additional paid-in capital	Accumulated deficit	Total equity attributable to shareholders of the Company	Non- controlling interests	Total shareholders’ equity
	Share	HK$	HK$	HK$	HK$	HK$	HK$
Balance as of December 31, 2023	10,000,000	1	47,580	(31,624)	15,957	(1,792)	14,165
Net Income	—	—	—	4,791	4,791	403	5,194
Balance as of June 30, 2024	10,000,000	1	47,580	(26,833)	20,748	(1,389)	19,359
Balance as of December 31, 2024	10,000,000	1	47,580	(22,495)	25,086	(1,003)	24,083
Net Income	—	—	—	3,555	3,555	293	3,848
Balance as of June 30, 2025	10,000,000	1	47,580	(18,940)	28,641	(710)	27,931
Balance as of June 30, 2025 (US$’)	10,000,000	—	6,061	(2,413)	3,648	(90)	3,558

*
Represents the reorganization transaction on a retrospective basis, as discussed in Note 1 — reorganization.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except for share and per share data, or otherwise noted)
	For the six months ended June 30,
	2024	2025
	HK$	HK$	US$
Net income	5,194	3,848	489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43	40	5
(Reversal) provision for doubtful accounts	(228)	64	8
Deferred tax expenses	955	118	15
Changes in operating assets and liabilities:
Accounts receivable, net	(1,892)	(4,193)	(534)
Inventories, net	(287)	215	27
Project assets, net	(7,789)	20,029	2,551
Amount due from related parties – non trade	(5,668)	(2,789)	(355)
Prepaid expenses and other current assets, net	117	—	—
Other non-current assets	—	(100)	(13)
Accounts payable	31,909	(107)	(14)
Contract liabilities	(21,168)	(15,188)	(1,935)
Amount due to a related party	—	(2,885)	(368)
Accrued expenses and other current liabilities	(1,958)	2,068	268
Net cash (used in) provided by operating activities	(772)	1,120	144
Cash flows from financing activities:
Proceeds from a third party	—	1,000	127
Repayments of long-term borrowing	(226)	(232)	(30)
Repayments of long-term payable	(86)	(93)	(12)
Prepaid of offering cost	—	(429)	(55)
Net cash (used in) provided by financing activities	(312)	246	30
Net (decrease) increase in cash and cash equivalents	(1,084)	1,366	174
Cash and cash equivalents, beginning of the period	1,113	19	2
Cash and cash equivalents, end of the period	29	1,385	176
Supplemental disclosures of cash flow information:
Interest paid in cash	115	73	9
Supplemental disclosure of non-cash investing & financing activities:
Non-cash transaction with cash concentration company	25,962	2,296	292
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
(a)   Principal activities
Solar Strategy Holdings Limited (the “Company” or “SSTR”) was incorporated under the laws of Cayman Islands on April 25, 2025, as an exempted company with limited liability. SSTR with its subsidiaries (collectively referred to as the “Group”) are principally engaged in providing solar photovoltaic EPC (engineering, procurement, construction) solutions with operations and geographic market in Hong Kong.
As of June 30, 2025, the defined Operating Subsidiaries are as follows:
Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
EcoFusion Energy Limited(“EFEH”)	Feb 20, 2025	Hong Kong	100%	Holding
EcoFusion Energy Engineering Co. Limited(“EFEE”)	Oct 18, 2019	Hong Kong	92%	Solar photovoltaic Solutions
EcoFusion Investment Co. Limited(“EFCI”)	May 25, 2022	Hong Kong	92%	Solar photovoltaic Solutions
EcoFusion Engineering Solution Co. Limited(“EFES”)	Feb 27, 2020	Hong Kong	100%	Solar photovoltaic Solutions

Note:
EcoFusion Energy Limited, EcoFusion Energy Engineering Co. Limited, EcoFusion Investment Co. Limited, and EcoFusion Engineering Solution Co. Limited were formerly named SinoPower Energy Limited, Solarpower Solar Energy Engineering Co. Limited, Sinotech Power Investment Co. Limited, and SolarPower Engineering Solution Co. Limited, respectively, prior to their renaming.
2.   LIQUIDITY
The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. While the group had an accumulated deficit of HK$ 22,495 and HK$ 18,940 as of December 31, 2024 and June 30, 2025, respectively. The Group incurred net income of HK$ 5,194 and net income of HK$ 3,848, and net cash (used in) provided by operating activities of HK$772 and HK$1,120 for the six months period ended June 30, 2024 and 2025, respectively.
Management has determined that the Group’s operational resources are sufficient to meet its operational and capital needs for at least twelve months from the issuance date of these financial statements, based on positive working capital, net income, positive operating cash flows, revenue growth.
Taking into consideration all these factors mentioned above, management concluded that there is no substantial doubt about the Group’s ability to continue as a going concern. As a result, the management prepared the consolidated financial statements assuming the Group will continue as a going concern.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).
Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.
Convenience translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entities operate (“the functional currency”). The consolidated financial statements are presented in HK$, which is the Group’s functional and presentation currency.
Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = HK$ 7.8499, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2025. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and cash at banks, which have original maturities of less than three months and unrestricted as to withdrawal and use.
Disaggregation of cash by currency denomination is set out below:
	As of,
Currency	December 31, 2024	June 30, 2025
	HK$	HK$	US$
HK dollar	19	11	1
US dollar	—	1,374	175
Total	19	1,385	176
Accounts receivable, net
Accounts receivable, net (including related party) represents revenue recognized for the amounts due from customers for revenue recognized when the Group has satisfied its performance obligation and recognized revenue. These receivables are uncollateralized, which include amounts earned less payments received and allowances for expected credit losses. Management continually monitors and adjusts its allowances associated with the Group’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Group does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Group records an allowance for credit losses and a corresponding charge to credit loss expense.
Expected credit losses
On January 1, 2023, the Group adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments,

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.
The Group’s accounts receivable, net, other receivables and deposits in prepaid expenses and other current assets, net are within the scope of ASC 326. Meanwhile, amounts due from related parties are evaluated for allowance under ASC 310-10 on an individual basis, with specific provisions recorded as needed. The Group maintains an estimated allowance for credit losses to reduce these financial assets to the amount expected to be collected. The Group has identified the relevant risk characteristics of its customers and the related receivables, which include size, types of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, and current economic conditions, and reasonable and supportable forecasts of future economic conditions, including expected changes in macroeconomic factors such as interest rates, industry trends, and customer credit risk profiles, in assessing the lifetime expected credit losses. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Group also makes specific allowance in the years in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted.
For the six months ended June 30, 2024 and 2025, the Group (reversed) recognized expected credit loss on accounts receivable of HK$228 and HK$64, respectively.
Deferred offering costs
Deferred offering costs consist of underwriting, legal, consulting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Revenue recognition
The Group’s revenue consist of:
	For the six months ended June 30,
By revenue Stream	2024	2025
	HK$	HK$	US$
Supply and installation of solar power projects	30,135	31,680	4,036
Total	30,315	31,680	4,036
During the six months ended June 30, 2024 and 2025, Group’s sales are all derived solely from a single major source and based in the same geographic area. As such, no further disaggregation of revenue is presented.
Contract liabilities
Contract liabilities consist of deferred revenue, which represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
criteria are met. The Group’s contract liabilities amounted to HK$24,090 and HK$9,324 as of December 31, 2024 and June 30, 2025, respectively. During the year ended December 31, 2024 and six months ended June 30, 2025, the Group recognized HK$ 28,424 and HK$ 14,766 revenue that was included in contract liabilities balance at December 31, 2024 and June 30, 2025, respectively.
Employee benefit
All salaried employees of the Group in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Group makes regular contributions of 5% of the employee’s relevant income to the MPF scheme, subject to a maximum of HK$1.5 per month. Contributions to the plan vest immediately. The Group recorded MPF expenses of HK$170 and HK$71 for the six months ended June 30, 2024 and 2025, respectively.
4.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consisted of the following:
	As of,
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Accounts receivable	26,202	30,395	3,872
Allowance for expected credit loss	(495)	(559)	(72)
Accounts receivable, net	25,707	29,836	3,800
The movement of the allowance for expected credit loss is as follows:
	For the six months ended June 30,
	2024	2025	2025
	HK$	HK$	US$
Balance as of the beginning of the period	(414)	(495)	(64)
Expected credit loss provision	—	(64)	(8)
Reversal	228	—	—
Write-off	—	—	—
Balance as of the end of the period	(186)	(559)	(72)
5.   PROJECT ASSETS, NET
Project assets, net consisted of the following:
	As of
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Project assets under development	36,309	16,280	2,074
Project assets completed for sale	2,173	2,173	277
Project assets, net	38,482	18,453	2,351
Project assets, net – current	34,133	14,104	1,797
Project assets, net – noncurrent	4,349	4,349	554

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
5.   PROJECT ASSETS, NET (continued)
During the six months ended June 30, 2024 and 2025, impairment losses of HK$ nil and HK$ nil were recorded.
6.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepaid expenses and other current assets, net consisted of the following:
	As of
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Deposits	800	800	103
Others	39	39	5
Prepaid expenses and other current assets, net	839	839	108
During the six months ended June 30, 2025, prepaid expenses and other current assets remained unchanged.
7.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consisted of the following:
	As of
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Office equipment and furniture Total	402	402	51
Less: accumulated depreciation	(172)	(212)	(27)
Total property and equipment, net	230	190	24
Depreciation expenses of property and equipment totaled HK$43 and HK$40 for the six months ended June 30, 2024 and 2025, respectively.
The Group performed impairment assessment on the property and equipment, and there was no impairment loss for the six months ended June 30, 2024 and 2025, respectively.
8.   BORROWING
The Group had the below borrowing for working capital purpose:
			As of
			December 31, 2024		June 30, 2025
	Annual Interest Rate	Maturity	Long-term	Long-term (current portion)	Long-term	Long-term (current portion)	Long-term	Long-term (current portion)
			HK$	HK$	HK$	HK$	US$	US$
Borrowing:
Po Fung Finance Limited(i)	15%	July, 2026	317	483	47	521	6	66
Total Long-term borrowing			317	483	47	521	6	66

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
8.   BORROWING (continued)
As of December 31, 2024 and June 30, 2025, the current portion of the long-term borrowing is HK$483 and HK$521 respectively.
On July 5, 2021, the Group entered into a loan agreement to borrow funds of HK$2,000 with Po Fung Finance Limited during the period from July 5, 2021 to July 5, 2026. The Group plans to repay HK$48 every month since August 2021 until the loan maturity date.
The Group’s long-term borrowing will be due according to the following schedule:
	June 30, 2025
	HK$	US$
Within one year	521	66
Between 1 to 2 years	47	6
Total	568	72
9.   LONG-TERM PAYABLE
Long-term payable from financing associated with sale-leaseback transactions that did not qualify for sales treatment of the underlying assets(1) consisted of the following:
	As of December 31, 2024
	Outstanding long-term payable	Unrecognized financial charges	Outstanding long-term payable, net	Current portion	Long-term portion
	556	54	502	194	308
HK$	556	54	502	194	308
	As of June 30, 2025
	Outstanding long-term payable	Unrecognized financial charges	Outstanding long-term payable, net	Current Portion	Long-term portion
	443	34	409	205	204
HK$	443	34	409	205	204
US$	56	4	52	26	26

(1)
Financing associated with sale-leaseback transactions that did not qualify for sales treatment of the underlying assets

In June 2023, the Group sold certain solar power projects to Mitsubishi HC Capital (HK) Ltd.(“Mitsubishi” or “purchaser-lessor”) and simultaneously entered into contracts to lease back these assets from the it for 48 months. Pursuant to the terms of the contracts, the Group is required to pay lease payments to the purchaser-lessors monthly over the contract periods and is entitled to obtain the ownership of these projects at HK$1 upon the expiration of the leases. Through the leaseback, the Group substantially retains all of the benefits and risks incident to the ownership of the projects sold and the Group does not transfer the control of the asset to the purchaser-lessor. Therefore, these lease transactions do not qualify as sale-leaseback transaction. Accordingly, the Group identified the transactions as financing arrangements and recorded as borrowing.
The solar power projects underlying the above financing arrangements remain classified within project assets for sale at their original carrying amount of HK$573 as of both December 31, 2024 and June 30, 2025. These project assets are pledged as collateral under the financing arrangements and are separately disclosed within project assets — noncurrent.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
9.   LONG-TERM PAYABLE (continued)
The Group’s loans from third parties will be due according to the following schedule:
For the six months ended June 30,	HK$	US$
2025	116	15
2026	231	29
2027	96	12
Total loans payable	443	56
Less: Unrecognized Financial Charges	(34)	(4)
Total	409	52
10.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:
	As of
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Refund advance payments for canceled projects	622	622	79
Accrued expenses	181	38	5
Income tax payable	—	421	54
Third-party payable	—	1,028	131
Total	803	2,109	269
On March 5, 2025, the Group obtained an unsecured financing arrangement from a third-party for HK$1,000, which matures on March 4, 2026, bears interest at 9.0% per annum, and can be prepaid at any time without penalty.
11.   TAXATION
For the six months ended June 30, 2024 and 2025, the details of income tax expense are set forth below:
	For the six months ended June 30,
	2024	2025
	HK$	HK$	US$
Current income tax	—	421	54
Deferred income tax	955	118	15
Total income tax expense	955	539	69

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
11.   TAXATION (continued)
The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the six months ended June 30, 2024 and 2025 are as follows:
	For the six months ended June 30,
	2024	2025	2025
	HK$	HK$	US$
Profit before income tax expense	6,149	4,387	558
Hong Kong Profits Tax rate	16.5%	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	1,015	724	92
Tax effect of non-deductible items	—	2	—
Preferential rate	—	(165)	(20)
Changes in valuation allowance on deferred tax assets	(60)	(22)	(3)
Income tax expense	955	539	69
Effective income tax rate	15.53%	12.29%	12.29%
As of December 31, 2024 and June 30, 2025, the significant components of the deferred tax assets and liabilities are summarized below:
	As of
	December, 2024	June 30, 2025
	HK$	HK$	US$
Deferred tax assets:
Net operating loss carried forward	2,316	2,164	276
Allowance for doubtful accounts	1,085	1,096	140
Other temporary differences	932	933	118
Total deferred tax assets	4,333	4,193	534
Less: valuation allowance	(4,215)	(4,193)	(534)
Total deferred tax assets, net	118	—	—
Changes in valuation allowance are as follows:
	As of December 31, 2024	As of June 30, 2025
	HK$	HK$	US$
Balance at the beginning of the year	4,091	4,215	537
Additions	124	—	—
Reversal	—	(22)	(3)
Balance at the end of the year	4,215	4,193	534

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
12.   RELATED PARTY TRANSACTIONS
Related parties
The table below sets forth the major related parties and their relationships with the Group:
No.	Name of Related Parties	Relationship
1	EcoFusion Holdings International Co. Limited (“EFHI”)	Immediate holding company
2	SinoPower Solar Energy Co. Limited(“SPSE”)	Significantly influenced by former controlling shareholder who ceased to control EFHI on April 25, 2025
3	Qingdao Intelligent Electronics Mobility Holding Co., Ltd.	Affiliates under common control by controlling shareholder who ceased to control EFHI on April 24, 2025
Amounts due from (to) related parties
Amounts due from (to) related parties consisted of the following for the years indicated:
	As of
	December 31, 2024	June 30, 2025
	HK$	HK$	US$
Accounts receivable, net -related party
SinoPower Solar Energy Co. Limited(“SPSE”)	22,372	26,512	3,377
Amount due to a related party -non trade(1)
EcoFusion Holdings International Co. Limited (“EFHI”)	8,090	8,311	1,059
Amount due from related parties – non trade
SinoPower Solar Energy Co. Limited(“SPSE”)	1,280	1,773	226
Related-party transactions
	For the six months ended June 30,
	2024	2025	2025
	HK$	HK$	US$
Purchase of materials
Qingdao Intelligent Electronics Mobility Holding Co., Ltd.	4,711	—	—
Sales of solar power projects
SinoPower Solar Energy Co. Limited	29,019	31,680	4,036
Collections under cash concentration arrangement(2)
EcoFusion Holdings International Co. Limited (“EFHI”)	9,306	422	54
Payment under cash concentration arrangement(2)
EcoFusion Holdings International Co. Limited (“EFHI”)	30,485	956	122
(Proceeds from) Advance to related parties(1)
EcoFusion Holdings International Co. Limited (“EFHI”)	5,940	2,447	312

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
12.   RELATED PARTY TRANSACTIONS (continued)
	For the six months ended June 30,
	2024	2025	2025
	HK$	HK$	US$
SinoPower Solar Energy Co. Limited	(272)	493	63
Operating expenses allocated from the parent company(3)
EcoFusion Holdings International Co. Limited (“EFHI”)	4,783	1,762	224
Non-cash transaction with related parties(4)
EcoFusion Holdings International Co. Limited (“EFHI”)	—	38,437	4,896

(1)
Proceeds from a related party and advances to related parties represent funds borrowed or lent for operational purpose, which is interest-free with no fixed repayment terms.

(2)
The transactions arising from cash concentration transactions managed by EFHI’s centralized treasury, which is interest-free with no fixed repayment terms. The Group ceased relying on cash concentration for liquidity management since March 2025.

(3)
The amount represents the employee remuneration cost and allocated office space rental expenses distributed by EFHI.

(4)
On December 31, 2024, EFHI, the Group’s parent, authorized by an affiliate through an agreement dated on the same day, entered into an offsetting agreement with the Group’s operating subsidiaries to offset the receivables of the Group from EFHI and payables owed by the Group to an affiliate of EFHI, reducing both related party debts and receivables. The Group has assessed and confirmed that this offsetting arrangement meets the balance sheet offsetting requirement for a right of setoff, including determinable amounts, the right and intent to offset, and legal enforceability.

13.   SIGNIFICANT RISKS
Concentration of customers and suppliers
The following customers represented more than 10% of the Group’s total revenue for the six months ended June 30, 2024 and 2025:
	For the six months ended June 30,
	2024	2025
Customer A (related party)	73%	100%
The following customers represented more than 10% of the Group’s total accounts receivable, net as of December 31, 2024 and June 30, 2025:
	As of
	December 31, 2024	June 30, 2025
Customer A (related party)	87%	89%
Customer B	13%	11%

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
13.   SIGNIFICANT RISKS (continued)
The following suppliers represented more than 10% of the Group’s total purchase as of June 30, 2024 and 2025:
	For the six months ended June 30,
	2024	2025
Supplier A	*	57%
Supplier B	*	18%
Supplier C	*	11%
Supplier D (related party)	16%	*
Supplier E	15%	*

*
Represented percentage less than 10%

The following suppliers represented more than 10% of the Group’s total accounts payable for the six months ended June 30, 2024 and 2025:
	As of
	December 31, 2024	June 30, 2025
Supplier F	32%	22%
Supplier G	11%	14%
Supplier A	*	10%

*
Represented percentage less than 10%

14.   SHAREHOLDERS’ EQUITY
Ordinary shares
The shareholders’ equity structure of the Company as of December 31, 2024 and June 30, 2025 were presented giving the retroactive effect to the Reorganization. Upon completion of the reorganization, the Company issued 10,000,000 Class A shares to its shareholder, which is retrospectively reflected as the shares issued and outstanding as of December 31, 2024 and June 30, 2025.
15.   COMMITMENTS AND CONTINGENCIES
As of June 30, 2025, the Company has outstanding commitments for procurement and construction activities associated with its solar power projects. These commitments represent contractual obligations for future payments and exclude amounts already settled or expensed in prior periods. As the solar power projects progress, the Company expects to fulfill these commitments through payments within the next 12 months.
Type	Amount
HK$
Construction Subcontractor	4,865
In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

SOLAR STRATEGY HOLDINGS LIMITED
NOTES TO UNAUIDTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data, or otherwise noted)
15.   COMMITMENTS AND CONTINGENCIES (continued)
There were no pending or threatened claims and litigation as of December 31, 2024 and June 30, 2025, and through the issuance date of these unaudited condensed consolidated financial statements.
16.   SUBSEQUENT EVENTS
The Group has evaluated the impact of events that have occurred after the balance sheet date up to October 2, 2025, the date on which the unaudited condensed consolidated financial statements were available to be issued, and Company did not identify any material subsequent event except disclosed below that is required disclosure in the unaudited condensed consolidated financial statements.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.
The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.
Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
NexaSphere Acquisition Corporation	April 25, 2025	Class A Ordinary Shares	US$0.00001	n/a
EcoFusion Holdings International Co. Limited	April 25, 2025	Class A Ordinary Shares	One ordinary share of EcoFusion Energy Limited held by EcoFusion Holdings International Co. Limited	n/a
Item 8.   Exhibits and Financial Statement Schedules
(a)   Exhibits:
See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.
(b)   Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9.   Undertakings
The undersigned hereby undertakes:
(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Solar Strategy Holdings Limited
EXHIBIT INDEX
Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association of the Registrant, as currently in effect
4.1	Registrant’s Specimen Certificate for Ordinary Shares
5.1	Opinion of Travers Thorp Alberga regarding the validity of the Ordinary Shares being registered and certain other legal matters
8.1	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion JT&N (Hong Kong) regarding certain Hong Kong tax matters (included in Exhibit 99.2)
10.1	Form of Employment Agreement between the Registrant and each of its executive officers
10.2	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.3	Form of Director Service Agreement between the Registrant and each of its independent directors
10.4	Amended and Restated 2025 Equity Incentive Plan
10.5	Operative Employment Agreement, dated as of June 17, 2025, by and between Symington W. Smith and the Registrant
10.6	Operative Employment Agreement, dated as of August 7, 2025, by and between Heung Ming Wong and the Registrant
21.1	List of Significant Subsidiaries of the Registrant
23.1	Consent of Guangdong Prouden CPAs GP
23.2	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.3	Consent of JT&N (Hong Kong) (included in Exhibit 99.2)
24.1	Powers of Attorney (included on the signature page)
99.1	Code of Business Conduct and Ethics of the Registrant
99.2	Opinion of JT&N (Hong Kong) regarding certain Hong Kong law matters
99.3	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on February 13, 2026.
Solar Strategy Holdings Limited
By:	/s/ Symington W. Smith
Name: Symington W. Smith
Title: Director and Chief Executive Officer

Powers of Attorney
Each person whose signature appears below constitutes and appoints Mr. Symington W. Smith as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Symington W. Smith Name: Symington W. Smith	Director and Chief Executive Officer (Principal Executive Officer)	February 13, 2026
/s/ Hongliang Zhao Name: Hongliang Zhao	Director and Chairman of the Board	February 13, 2026
/s/ Heung Ming Wong Name: Heung Ming Wong	Director and Chief Financial Officer (Principal Accounting and Financial Officer)	February 13, 2026
/s/ Yuanyuan Wang Name: Yuanyuan Wang	Independent Director	February 13, 2026
/s/ Xinyu Qiao Name: Xinyu Qiao	Independent Director	February 13, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Solar Strategy Holdings Limited, has signed this registration statement or amendment thereto in New York, NY on February 13, 2026.
Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Collen A. De Vries Name: Collen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.